     As filed with the Securities and Exchange Commission on April 29, 1997

                                                      REGISTRATION NO. 333-21819
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             LDM TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

              MICHIGAN                                3089                              38-269-0171
  (State or other jurisdiction of         (Primary Standard Industrial      (I.R.S. Employer Identification No.)
   incorporation or organization)         Classification Code Number)

                           2500 EXECUTIVE HILLS DRIVE
                          AUBURN HILLS, MICHIGAN 48326
                                 (810) 858-2800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                GARY E. BORUSHKO
                            CHIEF FINANCIAL OFFICER
                             LDM TECHNOLOGIES, INC.
                           2500 EXECUTIVE HILLS DRIVE
                          AUBURN HILLS, MICHIGAN 48326
                                 (810) 858-2800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                WITH COPIES TO:

                             VERNE C. HAMPTON, II.
                  DICKINSON, WRIGHT, MOON, VANDUSEN & FREEMAN
                              500 WOODWARD AVENUE
                                   SUITE 4000
                          DETROIT, MICHIGAN 48226-3425
                                 (313) 223-3500
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF               AMOUNT TO BE     OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED            UNIT(1)             PRICE(1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
10 3/4% Senior Subordinated Notes due 2007,
  Series B.................................    $110,000,000            100%             $110,000,000          $33,333.33
-----------------------------------------------------------------------------------------------------------------------------
Guarantees of 10 3/4% Senior Subordinated
  Notes due 2007...........................         (2)                 (2)                  (2)                  (2)
=============================================================================================================================

(1) Estimated pursuant to Rule 457(f) solely for the purposes of calculating the registration fee.
(2) Pursuant to Rule 457(n), no registration fee is required with respect to the Guarantees of the Senior Subordinated Notes registered hereby.
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
                            ------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

===========================================================================================================================
                                                                                                       PRIMARY STANDARD
 EXACT NAME OF GUARANTOR REGISTRANT AS                                          I.R.S. EMPLOYER           INDUSTRIAL
        SPECIFIED IN ITS CHARTER             JURISDICTION OF ORGANIZATION     IDENTIFICATION NO.   CLASSIFICATION CODE NO.
---------------------------------------------------------------------------------------------------------------------------
LDM Holdings, L.L.C.....................               Michigan                   38-333-3584                3089
---------------------------------------------------------------------------------------------------------------------------
LDM Canada Limited Partnership..........               Michigan                   38-331-1998                3089
---------------------------------------------------------------------------------------------------------------------------
LDM Technologies Company................             Nova Scotia                      N/A                    3089
===========================================================================================================================

                             LDM TECHNOLOGIES, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                     FORM S-4 ITEM NUMBER                         HEADING OR SUBHEADING IN PROSPECTUS
                     --------------------                         -----------------------------------
A.  INFORMATION ABOUT THE TRANSACTION
      1.
          Forepart of Registration Statement and
          Outside Front Cover Page of Prospectus....  Facing Page of Registration Statement; Cross Reference
                                                      Sheet; Outside Front Cover Page of Prospectus.
      2.
          Inside Front and Outside Back Cover Pages
          of Prospectus.............................  Inside Front Cover Page of Prospectus; Outside Back Cover
                                                      Page of Prospectus.
      3.
          Risk Factors, Ratio of Earnings to Fixed
          Charges, and Other Information............  Prospectus Summary; Risk Factors; Selected Financial
                                                      Data--LDM; Unaudited Pro Forma Consolidated Financial
                                                      Information; Notes to Unaudited Pro Forma Consolidated
                                                      Financial Information; Unaudited Pro Forma Consolidated
                                                      Interim Financial Information; Notes to Unaudited Pro Forma
                                                      Consolidated Interim Financial Information
      4.
          Terms of the Transaction..................  Prospectus Summary; The Exchange Offer; Description of New
                                                      Notes; Certain Federal Income Tax Consequences Relating to
                                                      the Exchange Offer; Description of Senior Debt; Old Notes;
                                                      Registration Rights; Book Entry; Delivery and Form; Plan of
                                                      Distribution.
      5.
          Pro Forma Financial Information...........  Prospectus Summary; Unaudited Pro Forma Consolidated
                                                      Financial Information; Notes to Unaudited Pro Forma
                                                      Condensed Consolidated Financial Information; Unaudited Pro
                                                      Forma Consolidated Interim Financial Information; Notes to
                                                      Unaudited Pro Forma Consolidated Interim Financial
                                                      Information
      6.
          Material Contracts With the Company Being
          Acquired..................................  Not Applicable.
      7.
          Additional Information Required For
          Reoffering by Persons and Parties Deemed
          to be Underwriters........................  Not Applicable.
      8.
          Interests of Named Experts and Counsel....  Legal Matters; Experts.
      9.
          Disclosure of Commission Position on
          Indemnification For Securities Act
          Liabilities...............................  Not Applicable.
B.  INFORMATION ABOUT THE REGISTRANT
     10.
          Information With Respect to S-3
          Registrants...............................  Not Applicable.
     11.
          Incorporation of Certain Information by
          Reference.................................  Not Applicable.
     12.
          Information With Respect to S-2 or S-3
          Registrants...............................  Not Applicable.
     13.
          Incorporation of Certain Information by
          Reference.................................  Not Applicable.
     14.
          Information With Respect to Registrants
          Other Than S-2 or S-3 Companies...........  Prospectus Summary; Capitalization; The Molmec Acquisition;
                                                      Selected Financial Data--LDM; Management's Discussion and
                                                      Analysis of Financial Condition and Results of
                                                      Operations--LDM; Unaudited Pro Forma Consolidated Financial
                                                      Information; Notes to Unaudited Pro Forma Condensed
                                                      Consolidated Financial Information; Unaudited Pro Forma
                                                      Consolidated Interim Financial Information; Notes to
                                                      Unaudited Pro Forma Consolidated Interim Financial
                                                      Information Business; Certain Transactions; Description of
                                                      New Notes; Consolidated Financial Statements.
C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
     15.
          Information With Respect to S-3
          Companies.................................  Not Applicable.
     16.
          Information With Respect to S-2 or S-3
          Companies.................................  Not Applicable.
     17.
          Information With Respect to Companies
          Other Than S-2 or S-3 Companies...........  Not Applicable.
D.  VOTING AND MANAGEMENT INFORMATION
     18.
          Information if Proxies, Consents or
          Authorizations Are to be Solicited........  Not Applicable.
     19.
          Information if Proxies, Consents or
          Authorizations Are Not to be Solicited, or
          in an Exchange Offer......................  Management.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 29, 1997

  PROSPECTUS

                             LDM TECHNOLOGIES, INC.
LDM LOGO                       OFFER TO EXCHANGE
          10 3/4% SENIOR SUBORDINATED NOTES DUE 2007, SERIES B FOR ALL OUTSTANDING 10 3/4% SENIOR SUBORDINATED NOTES DUE 2007, SERIES A

                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                        ON MAY 28, 1997, UNLESS EXTENDED


     THE NOTES ARE GUARANTEED BY LDM HOLDINGS, L.L.C., LDM CANADA LIMITED PARTNERSHIP AND LDM TECHNOLOGIES COMPANY.
                               ------------------

     LDM Technologies, Inc., a Michigan corporation (the "Company" or "LDM"), hereby offers, upon the terms and subject to conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"; together with the Prospectus, the "Exchange Offer"), to exchange up to an aggregate principal amount of $110 million of its 10 3/4% Senior Subordinated Notes Due 2007, Series B (the "New Notes") for up to an aggregate principal amount of $110 million of its outstanding 10 3/4% Senior Subordinated Notes Due 2007, Series A (the "Old Notes"). The terms of the New Notes are identical in all material respects to those of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The New Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined herein) governing the Old Notes. The New Notes and the Old Notes are sometimes referred to collectively as the "Notes".

     The New Notes will be general unsecured obligations of the Company ranking subordinate in right of payment to all existing and future Senior Debt (as defined). The New Notes will be fully and unconditionally guaranteed (each, a "Guarantee") on a senior subordinated basis jointly and severally by certain of the Company's subsidiaries identified above (the "Guarantors"). The Guarantees are subordinate in right of payment to all Guarantor Senior Debt (as defined), including all indebtedness under the Senior Credit Facility (as defined herein).

     The New Notes will be subordinated in right of payment to all existing and future secured indebtedness of the Company and its subsidiaries. The New Notes will rank pari passu in right of payment with the Old Notes. As of December 29, 1996, after giving effect to the Initial Offering (as defined herein), the Molmec Acquisition (as defined herein), and the borrowings outstanding under the Senior Credit Facility, the Company and its subsidiaries had approximately $15.5 million of Senior Debt outstanding.

     The New Notes will bear interest at the rate of 10 3/4% per annum, payable semiannually on January 15 and July 15, commencing July 15, 1997. Holders of the New Notes will receive interest on July 15, 1997 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from the most recent date to which interest has been paid to the date of exchange thereof. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

     The New Notes are subject to redemption on or after January 15, 2002, at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued interest to the date of redemption. In addition, on or before January 15, 2000, the Company may, at its option, redeem up to $25 million aggregate principal amount of the Notes originally issued with the net proceeds from one or more Public Equity Offerings (as defined) at the redemption price set forth herein plus accrued interest to the date of redemption; provided that at least $75 million aggregate principal amount of the Notes would remain outstanding after giving effect to any such redemption. In the event of a Change of Control (as defined), the Company will be obligated to make an offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. In addition, the Company will be obligated to make an offer to purchase Notes at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the date of purchase in the event of certain asset sales. See "Description of New Notes."
                               ------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF THE OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                 The date of this Prospectus is April 29, 1997.

(Continued from Cover)


     The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on May 28, 1997, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes with respect to the Exchange Offer, the Company will promptly return the Old Notes to the holders thereof. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange, but is otherwise subject to certain customary conditions. The Old Notes may be tendered only in integral multiples of $1,000.


     The New Notes are being offered hereunder in order to satisfy certain obligations of the Company and the Guarantors contained in the Registration Rights Agreement dated January 22, 1997 (the "Registration Rights Agreement") by and among the Company, the Guarantors and Smith Barney Inc., as the initial purchaser (the "Initial Purchaser"), with respect to the initial sale of the Old Notes. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by respective holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the "Securities Act"), provided that the New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and is not engaged in and does not intend to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for Old Notes if such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the New Notes. There can be no assurance as to the liquidity of any markets that may develop for the New Notes, the ability of holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. Future trading prices of the New Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the New Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the New Notes, if such market develops, will not be subject to similar disruptions. The Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes offered hereby. However, the Initial Purchaser is not obligated to do so and any market marking may be discontinued at any time without notice.

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses incident to the Exchange Offer.

                             AVAILABLE INFORMATION

     The Company and the Guarantors have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. Copies of such material can be obtained from the Company or the Guarantors upon request. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is: http://www.sec.gov.

     As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information and documents specified in Sections 13 and 15(d) of the Exchange Act, so long as the New Notes are outstanding, whether or not the Company is subject to such informational requirements of the Exchange Act. While any New Notes remain outstanding, the Company will make available, upon request, to any holder of the New Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Chief Financial Officer of the Company at 2500 Executive Hills Drive, Auburn Hills, Michigan 48326 (telephone number (810) 858-2800).

     This Prospectus includes certain forward-looking statements which involve risks and uncertainties as to future events. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors including, without limitation, those set forth under "Risk Factors."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements of LDM Technologies, Inc. and the notes thereto and the financial statements of Molmec, Inc. ("Molmec") and the notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, the information contained in this Prospectus gives effect to the Molmec Acquisition which was consummated on January 22, 1997 and all references in this Prospectus to the Company shall mean LDM Technologies, Inc., its consolidated subsidiaries and the Molmec business. References to LDM shall mean LDM Technologies, Inc. and its consolidated subsidiaries excluding Molmec. References to Molmec shall mean Molmec, Inc. Also, unless the context otherwise requires, all references to fiscal years in regard to LDM or the Company shall mean twelve-month periods ending the last Sunday of September, and, in regard to Molmec, twelve-month periods ending December 31.

                                  THE COMPANY

     LDM is a leading Tier I designer and manufacturer of highly engineered plastic instrument panel and exterior trim components supplied primarily to North American automotive original equipment manufacturers ("OEMs"). Suppliers that sell directly to OEMs are referred to herein as "Tier I" suppliers. Instrument panel components manufactured by LDM include cluster finish panels, center trim panels, air vents, coin and cup holders, ashtrays, gloveboxes, telephone holders and consoles. Exterior trim components manufactured by LDM include front and rear bumper fascias, end caps, body side claddings, rocker panels and grills. As part of LDM's business strategy to target growing niche markets that require significant design and engineering capabilities, it recently consummated the acquisition of Molmec, a Tier I automotive supplier of close tolerance, plastic components for under-the-hood fluid and air management applications. The Company, on a pro forma basis, had fiscal year 1996 net sales of $306.4 million, a loss from continuing operations before accounting change and extraordinary item of $2.3 million, a net loss of $1.7 million and EBITDA (see Note (d) on page 10) of $26.8 million.

     The Company's major OEM customers include Ford, General Motors, Volkswagen and Chrysler, with pro forma fiscal year 1996 net product sales (which excludes mold sales) to these customers representing approximately 43%, 30%, 7% and 3%, respectively, of pro forma fiscal year 1996 net product sales. The Company supplies components and subassemblies for a variety of light duty trucks, sport utility vehicles, minivans and passenger cars, including: Ford's F-series truck, Expedition and Explorer sport utility vehicles, Windstar minivan, and Contour/Mystique and Taurus/Sable passenger cars; General Motors' Sonoma, Blazer and Jimmy sport utility vehicles, and Grand Prix/Cutlass, Cadillac Deville and Seville passenger cars; Volkswagen's Golf/Jetta passenger car; and Chrysler's Dakota light truck, Caravan/Voyager minivan, and Neon passenger car.

     The Company is a full-service supplier with advanced computer design and engineering capabilities which have enabled the Company to penetrate OEM new product programs during the concept stage of the product life cycle and promote long-term customer relationships. The Company recently constructed its Auburn Hills Design Center to enhance its conceptual design and development capabilities. The Company has been recognized as a quality supplier by its OEM customers and, in addition, has received Ford's Q1 Award and is in the process of being QS 9000 certified. To improve the Company's ability to support its OEM customers internationally, the Company is finalizing alliances with certain European automotive suppliers that manufacture products which complement the Company's three lines of business and have strong product technology and engineering capabilities.

     The Company conducts molding, class A painting and assembly operations in eleven locations in Michigan, Indiana, Ohio, Tennessee and Canada. In addition to its injection molding expertise, the Company also possesses a broad range of paint application capabilities, including recently developed robotic paint application technology which it believes provides it with competitive advantages in serving the exterior trim market.

     LDM, a privately held Michigan corporation, was incorporated in 1985 to pursue acquisitions in the automotive industry. In 1986, LDM began to focus on the market for highly engineered plastic components when it acquired Arrow Molded Plastics, Inc. To strengthen its presence in this market, LDM acquired Knapp Plastics Ltd., a manufacturer of exterior trim components, in 1993 and purchased selected assets of Windsor Plastic Products Ltd., a manufacturer of instrument panel components, in 1994. The acquisition of Molmec is a continuation of LDM's efforts to strengthen its position as a leading Tier I supplier of niche thermoplastic components and systems. Management believes that each of these acquisitions has enhanced the Company's growth opportunities by providing new customers, niche product capabilities, additional manufacturing capacity and cost reductions through economies of scale. Through a combination of these and other acquisitions and internal growth, LDM's net sales and EBITDA (see Note (d) on page 10) have increased from approximately $76.2 million and $4.8 million, respectively, in fiscal year 1992 to approximately $306.4 million and $26.8 million, respectively, on a pro forma basis in fiscal year 1996, which represents a compound annual growth rate ("CAGR") of 42% and 53%, respectively. Pro forma loss from continuing operations before accounting change and extraordinary item for fiscal year 1996 was $2.3 million.

     The Company has developed and is implementing a business strategy to achieve continued growth while enhancing its competitive position as a Tier I OEM supplier. The Company's growth is being principally driven by (i) a strategic focus on niche products, such as under-the-hood components, that the Company believes possess strong secular growth potential and require significant design and engineering capabilities and (ii) selected acquisitions to take advantage of the consolidation trends in the OEM supplier industry. In addition, the Company continually seeks to enhance its Tier I relationships through a number of initiatives, including (i) expanding its full service capabilities in response to increasingly rigorous OEM purchasing and manufacturing policies,
(ii) establishing a global position through participation on World Car programs and the establishment of alliances with foreign suppliers, and (iii) improving cost competitiveness through the implementation of lean manufacturing methodologies and value engineering programs.

     The Notes are guaranteed fully and unconditionally (each, a "Guarantee") on a senior subordinated basis jointly and severally by each of LDM Holdings, L.L.C., LDM Canada Limited Partnership and LDM Technologies Company (the "Guarantors"). Each of the Guarantors is controlled, directly or indirectly, by the Company. LDM Holdings, L.L.C. and LDM Canada Limited Partnership operate as holding companies and have no significant operations. LDM Technologies Company is a Nova Scotia unlimited liability company located in Leamington, Ontario, Canada. LDM Technologies Company functions as a manufacturing facility of the Company. LDM Technologies Company had fiscal year 1996 net sales of $31.0 million and a net loss of $2.2 million. See Note 2, "Acquisition and Foreign Operations" and Note 7, "Segment Data from Continuing Operations" of the Notes to LDM's Consolidated Financial Statements.

     The Company was incorporated in Michigan in 1985. The Company's principal executive offices are located at 2500 Executive Hills Drive, Auburn Hills, Michigan 48326, and its telephone number is (810) 858-2800.

                             THE MOLMEC ACQUISITION

     On January 22, 1997, LDM acquired substantially all of the assets of Molmec, a privately held Michigan corporation incorporated in 1959, for approximately $57.6 million in cash and the assumption of certain liabilities including $5.0 million of indebtedness and $11.6 million of current liabilities as of September 29, 1996.

     The Molmec Acquisition is a continuation of LDM's efforts to strengthen its position as a leading supplier of niche thermoplastic components and systems to the North American automotive market. LDM believes Molmec is an industry leader in the design, manufacture and integration of fluid and air management components and assemblies for under-the-hood use. Products manufactured by Molmec include cowl vent assemblies, fluid reservoirs including degas bottles, battery trays and covers, air deflectors and sight shields. Molmec's largest OEM customers are Ford and Chrysler, which accounted for approximately 57% and 11%, respectively, of Molmec's net product sales for the twelve-month period ended September 29, 1996. Molmec provides components and subassemblies for a variety of light duty trucks, sport utility vehicles, minivans and passenger cars, including: Ford's F-Series truck, Windstar minivan, and Taurus/Sable, Mustang, Crown

Victoria/Grand Marquis and Contour/Mystique passenger cars; General Motors' Grand Prix/Cutlass passenger car; and Chrysler's Dakota light truck and Caravan/Voyager minivan.

     The Molmec Acquisition is expected to provide the Company with a number of benefits, including an established market position with strong engineering capabilities in the growing under-the-hood market for plastic components, further diversification of revenues through a broader customer base and new product lines, cost reduction opportunities and a management team with significant expertise and customer relationships in the under-the-hood market.

     During 1993 and 1994, the majority of Molmec's senior management was replaced with a more experienced and professional management team which has led to a substantial increase in sales and improved operating performance. The new management team implemented a number of operating changes which included (i) establishing a product-focused manufacturing strategy for Molmec's individual facilities, (ii) replacing low margin products with design-intensive integrated systems, (iii) expanding design, program management and engineering capabilities, and (iv) implementing a cost reduction program through value analysis and "lean manufacturing" initiatives. As a result of these efforts and the growing market for under-the-hood components, Molmec's net sales, net income and EBITDA (see Note (b) on page 38) have increased substantially from approximately $69.4 million, $1.3 million and $3.3 million, respectively, for the fiscal year ended December 31, 1993, to approximately $88.1 million, $7.7 million and $11.5 million, respectively, for the fiscal year ended December 31, 1996.

     Concurrently with the consummation of the Molmec Acquisition, (i) the Company issued and sold on January 22, 1997 the Old Notes (the "Initial Offering") to the Initial Purchaser which completed its resales of the Old Notes on the same day, and (ii) the Company entered into the Senior Credit Facility with Bank America Business Credit, Inc., as agent, and the other lenders named therein, providing for borrowings of up to $45 million. The gross proceeds from the Initial Offering, along with borrowings under the Senior Credit Facility, were used to acquire Molmec, retire certain indebtedness, general corporate purposes, including funding for strategic alliances and pay fees and expenses. The Initial Offering, the Molmec Acquisition and the establishment of the Senior Credit Facility are referred to herein together as the "Transactions." See "Business--The Molmec Acquisition" and "Description of Senior Debt--Senior Credit Facility."

                               THE EXCHANGE OFFER

THE NEW NOTES.................   The forms and terms of the New Notes are
                                 identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions and registration rights relating to the Old Notes described under "--Terms of New Notes."

THE EXCHANGE OFFER............   The Company is offering to exchange up to $110
                                 million aggregate principal amount of 10 3/4%
                                 Senior Subordinated Notes due 2007, Series B
                                 (the "New Notes") for up to $110 million aggregate principal amount of its outstanding
                                 10 3/4% Senior Subordinated Notes due 2007,
                                 Series A (the "Old Notes"). Old Notes may be exchanged only in integral multiples of $1,000.


EXPIRATION DATE; WITHDRAWAL OF
TENDER........................   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on May 28, 1997, or such later date and time to which it is extended by the Company (the "Expiration Date"). The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.


CERTAIN CONDITIONS TO THE NOTE
EXCHANGE OFFER................   The Exchange Offer is subject to certain
                                 customary conditions, which may be waived by the Company. See "The Exchange Offer--Certain
                                 Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING OLD
NOTES.........................   Each holder of Old Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Notes and any other required documentation to the Exchange
                                 Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution of the New
                                 Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

INTEREST ON THE NEW NOTES.....   The New Notes will bear interest at the rate of
                                 10 3/4% per annum, payable semiannually on January 15 and July 15, commencing July 15,
                                 1997 to holders of record on the immediately preceding January 1 and July 1, respectively.
                                 Holders of the New Notes will
                                 receive interest on July 15, 1997 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old
                                 Notes from the most recent date to which interest has been paid to the date of exchange thereof. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   Any beneficial owner whose Old Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old
                                 Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

GUARANTEED DELIVERY
PROCEDURES....................   Holders of Notes who wish to tender their Old
                                 Notes and whose Old Notes are not immediately available or who cannot deliver their Old
                                 Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent, prior to the Expiration
                                 Date, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                                 Procedures."


REGISTRATION REQUIREMENTS.....   The Company has agreed to use its best efforts
                                 to consummate by April 22, 1997 the registered
                                 Exchange Offer pursuant to which holders of the Old Notes will be offered an opportunity to exchange their Old Notes for the New Notes which will be issued without legends restricting the transfer thereof. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or in certain other circumstances, the Company has agreed to file a Shelf Registration Statement covering resales of the Old Notes and to use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and, subject to certain exceptions, keep such Shelf Registration Statement effective until three years after the effective date thereof.


CERTAIN FEDERAL INCOME TAX
CONSIDERATIONS................   For a discussion of certain federal income tax
                                 considerations relating to the exchange of the New Notes for the Old Notes, see "Certain U.S.
                                 Federal Income Tax Considerations Relating to the Exchange Offer."

USE OF PROCEEDS...............   There will be no proceeds to the Company from
                                 the exchange of Notes pursuant to the Exchange
                                 Offer.

EXCHANGE AGENT................   IBJ Schroder Bank & Trust Company is the
                                 Exchange Agent. The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent."

PARTICIPATION BY
BROKER-DEALERS................   Any broker-dealer that resells New Notes that
                                 were received by it for its own account
                                 pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

                             TERMS OF THE NEW NOTES

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes are registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. See "Description of the New Notes."

                                  THE OFFERING

New Notes.....................   $110 million aggregate principal amount of
                                 10 3/4% Senior Subordinated Notes due 2007,
                                 Series B of the Company.

Maturity Date.................   January 15, 2007.

Interest Payment Dates........   January 15 and July 15 of each year, commencing
                                 July 15, 1997.


Ranking.......................   The New Notes will be general unsecured
                                 obligations of the Company ranking subordinate in right of payment with all existing and future Senior Debt (as defined). As of
                                 September 29, 1996, on a pro forma basis after giving effect to the Transactions, the Company would have had approximately $16.2 million of Senior Debt outstanding. In addition, the Company would have had available approximately
                                 $31.0 million of revolving loans undrawn under its Senior Credit Facility (as defined). See
                                 "Description of Senior Debt."


Guarantors....................   The New Notes will be fully and unconditionally
                                 guaranteed (each, a "Guarantee") on a senior subordinated basis jointly and severally by certain of the Company's subsidiaries (the
                                 "Guarantors"). The Guarantees will be
                                 subordinate in right of payment to all
                                 Guarantor Senior Debt (as defined), including all indebtedness under the Senior Credit
                                 Facility. See "Description of New Notes --
                                 Certain Definitions -- Guarantors."

Optional Redemption...........   Except as provided below, the New Notes are not
                                 redeemable at the Company's option prior to January 15, 2002. Thereafter, the New Notes will be redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein plus accrued interest to the date of redemption. In addition, prior to January 15, 2000, the Company may, at its option, redeem up to $25 million principal amount of Notes originally issued with the net proceeds from one or more Public Equity
                                 Offerings (as defined herein) at the redemption price set forth herein plus accrued interest to the date of redemption; provided that at least
                                 $75 million aggregate principal amount of Notes would remain outstanding after giving effect to any such redemption. See "Description of New
                                 Notes -- Redemption."


Change of Control.............   In the event of a Change of Control (as
                                 defined), the Company will be obligated to make an offer to purchase all of the outstanding
                                 Notes at a redemption price of 101% of the principal amount thereof plus accrued interest to the date of purchase. In the event a Change of Control were to occur, there can be no assurance that the Company will have available funds sufficient to repurchase all of the Notes that holders elect to tender. See "Description of New Notes -- Change of Control."

Offer to Purchase.............   The Company will be required in certain
                                 circumstances to make an offer to purchase the New Notes, at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the date of purchase, with the net cash proceeds of certain asset sales. See
                                 "Description of New Notes -- Certain Covenants
                                 -- Limitation on Asset Sales."

Certain Covenants.............   The indenture under which the Old Notes were
                                 issued and the New Notes will be issued (the
                                 "Indenture") contains covenants including, but not limited to, covenants with respect to limitations on the following matters: (i) the incurrence of additional indebtedness, (ii) the issuance of preferred stock by subsidiaries,
                                 (iii) the creation of liens, (iv) restricted payments, (v) the sales of assets and subsidiary stock, (vi) mergers and consolidations, (vii) payment restrictions affecting subsidiaries and (viii) transactions with affiliates. The covenants are subject to a number of important exceptions and qualifications. See "Description of New Notes
                                 -- Certain Covenants."

Risk Factors..................   Holders of Old Notes should carefully consider
                                 the matters set forth under the caption "Risk
                                 Factors" prior to making a decision with respect to the Exchange Offer. See "Risk
                                 Factors."

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


     The following table sets forth (i) summary historical financial data of LDM Technologies, Inc. for the fiscal years ended September 27, 1992, September 26, 1993, September 25, 1994, September 24, 1995, September 29, 1996 and the quarters ended December 24, 1995 and December 29, 1996 and (ii) summary pro forma financial data giving effect to the Molmec Acquisition and the Initial Offering for the fiscal year ended September 29, 1996 and the three months ended December 29, 1996. The summary historical financial data for fiscal 1994, 1995 and 1996 were derived from the audited consolidated financial statements of LDM included elsewhere in this Prospectus. The summary historical financial data for fiscal years 1992 and 1993 and the quarterly financial data were derived from the unaudited consolidated financial statements of LDM. The summary pro forma statement of operations data and other financial data for the fiscal year ended September 29, 1996 and the three months ended December 29, 1996 gives effect to the Molmec Acquisition and the Initial Offering as if both had occurred on September 25, 1995, and the summary pro forma balance sheet data at December 29, 1996 gives effect to the Molmec Acquisition and the Initial Offering as if each had occurred as of such date. The following table should be read in conjunction with "Selected Financial Data -- LDM", "Unaudited Pro Forma Consolidated Financial Information", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- LDM" and the historical consolidated financial statements of LDM presented elsewhere in this Prospectus.

                                                           YEAR ENDED
                              ---------------------------------------------------------------------
                                                                                          UNAUDITED
                                    UNAUDITED                      AUDITED                PRO FORMA
                              ---------------------   ---------------------------------   ---------
                              SEPT. 27,   SEPT. 26,   SEPT. 25,   SEPT. 24,   SEPT. 29,   SEPT. 29,
                                1992        1993        1994        1995        1996       1996(A)
                              ---------   ---------   ---------   ---------   ---------   ---------
STATEMENT OF OPERATIONS DATA
  Net sales(b)..............   $76,243    $110,251    $177,597    $220,991    $217,759    $306,406
  Cost of sales.............    59,456      90,674     151,692     182,408     182,896     252,661
  Gross profit..............    16,787      19,577      25,905      38,584      34,863      53,745
  Selling, general and
    administrative
    expenses................    14,735      14,679      17,137      23,515      26,418      41,155
  Operating profit..........     2,052       4,898       8,768      15,069       8,444      12,590
  Interest expense..........       339         779       2,144       3,178       3,280      13,267
  Income (loss) from
    continuing operations,
    before extraordinary
    item(c).................       600       3,026       2,570       6,248       1,173      (2,332)
OTHER FINANCIAL DATA
  Cash flows from operating
    activities..............   $   638    $    349    $  7,801    $ 14,788    $ 12,912
  EBITDA(d)(e)..............     4,820       8,228      15,110      21,261      16,473    $ 26,083
  Depreciation and
    amortization............     3,680       3,810       6,593       6,778       8,006      13,413
  Capital expenditures......     1,900       6,465      29,023      15,150      20,286      21,675
  Adjusted capital
    expenditures(f).........     1,900       6,465      11,594       9,340       8,360       9,749
  Ratio of earnings to fixed
    charges(g)..............       2.9         5.3         3.5         3.9         1.9         1.4
  Ratio of EBITDA to
    interest expense........      14.2        10.6         7.1         6.7         5.0         2.0

                                       QUARTER ENDED
                              --------------------------------
                                                    UNAUDITED
                                   UNAUDITED        PRO FORMA
                              -------------------   ----------
                              DEC. 24,   DEC. 29,    DEC. 29,
                                1995       1996      1996(A)
                              --------   --------   ----------
STATEMENT OF OPERATIONS DATA
  Net sales(b)..............  $ 53,147   $ 52,265    $ 73,945
  Cost of sales.............    44,950     44,317      60,094
  Gross profit..............     8,197      7,948      13,851
  Selling, general and
    administrative
    expenses................     6,727      6,263      10,007
  Operating profit..........     1,470      1,685       3,844
  Interest expense..........       899      1,124       3,416
  Income (loss) from
    continuing operations,
    before extraordinary
    item(c).................      (157)       458         378
OTHER FINANCIAL DATA
  Cash flows from operating
    activities..............  $ (2,603)  $  4,492
  EBITDA(d)(e)..............     3,123      4,008    $  7,522
  Depreciation and
    amortization............     1,720      1,978       3,333
  Capital expenditures......     3,349      5,300       5,677
  Adjusted capital
    expenditures(f).........     1,827      4,059       4,436
  Ratio of earnings to fixed
    charges(g)..............       1.4        1.6         1.2
  Ratio of EBITDA to
    interest expense........       3.5        3.6         2.2


                                          UNAUDITED                      AUDITED                           UNAUDITED
                              ---------------------------------   ---------------------               -------------------
                                 AT          AT          AT          AT          AT                      AT         AT
                              SEPT. 27,   SEPT. 26,   SEPT. 25,   SEPT. 24,   SEPT. 29,               DEC. 24,   DEC. 29,
                                1992        1993        1994        1995        1996                    1995       1996
                              ---------   ---------   ---------   ---------   ---------               --------   --------
BALANCE SHEET DATA
  Cash......................   $ 1,224    $    318    $    976    $  1,138    $  2,122                $  1,042   $  1,820
  Total assets..............    36,390      50,353      86,777     107,655     119,125                 105,120    126,998
  Total debt................     6,998      12,971      36,489      44,936      51,786                  48,795     54,454
  Stockholders' equity......    11,548      14,586      17,319      23,635       7,322                  24,184     17,761

                              UNAUDITED
                              PRO FORMA
                              ----------
                                  AT
                               DEC. 29,
                                 1996
                              ----------
BALANCE SHEET DATA
  Cash......................   $  6,956
  Total assets..............    204,356
  Total debt................    125,505
  Stockholders' equity......     17,619


                                                   (footnotes on following page)

------------------------------
(a) Gives pro forma effect to the Initial Offering and the Molmec Acquisition in the manner described under "Unaudited Pro Forma Consolidated Financial Information".


(b) The Company in 1993 acquired a 75% interest in GL Industries of Indiana, Inc. (d/b/a Como Products) ("Como"), a manufacturer of consumer thermoplastic components. Net sales of Como for fiscal years 1996, 1995 and 1994 were $22.1 million, $31.8 million and $31.3 million, respectively, and for the quarters ended in December, 1996 and 1995 were $5.6 million and $6.0 million, respectively. See Note 7, "Segment Data from Continuing Operations" in the Notes to LDM's Consolidated Financial Statements.


(c) During the fiscal years ended September 27, 1992 and September 26, 1993, LDM settled separate lawsuits for approximately $1.2 million and $1.4 million, respectively, relating to an acquisition made in 1988 and the subsequent sale or transfer of certain of the acquired business assets to LDM.

(d) EBITDA is defined as income from continuing operations before the effect of changes in accounting principles and extraordinary items plus the following: interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA is not, and should not be used as, an indicator or alternative to operating income, net income or cash flow as reflected in the Consolidated Financial Statements, is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses, is not a measure of financial performance under generally accepted accounting principles, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and may not be comparable to other similarly-titled measures of other companies.

    A reconciliation of net income (loss) to EBITDA is as follows:

                                                                YEAR ENDED
                                   ---------------------------------------------------------------------
                                                                                               UNAUDITED
                                         UNAUDITED                      AUDITED                PRO FORMA
                                   ---------------------   ---------------------------------   ---------
                                   SEPT. 27,   SEPT. 26,   SEPT. 25,   SEPT. 24,   SEPT. 29,   SEPT. 29,
                                     1992        1993        1994        1995        1996       1996(A)
                                   ---------   ---------   ---------   ---------   ---------   ---------
     Net income (loss)...........   $  600      $3,026      $ 2,752     $ 6,334     $ 1,869     $(1,728)
     Add (deduct) the following:
       Extraordinary item........       --          --           --          --        (754)       (754)
       Cumulative effect of
         accounting change.......       --          --           --          --          --         150
       Discontinued operations...       --          --         (182)        (87)         58          58
       Provision for income
         taxes...................      201         613        3,803       5,058       4,014       1,677
       Interest expense..........      339         779        2,144       3,178       3,280      13,267
       Depreciation and
         amortization............    3,680       3,810        6,593       6,778       8,006      13,413
                                    ------      ------      -------     -------     -------     -------
     EBITDA......................   $4,820      $8,228      $15,110     $21,261     $16,473     $26,083
                                    ======      ======      =======     =======     =======     =======

                                            QUARTER ENDED
                                   --------------------------------
                                                         UNAUDITED
                                        UNAUDITED        PRO FORMA
                                   -------------------   ----------
                                   DEC. 24,   DEC. 29,    DEC. 29,
                                     1995       1996      1996(A)
                                   --------   --------    --------
     Net income (loss)...........   $  597     $  458     $   378
     Add (deduct) the following:
       Extraordinary item........     (754)        --          --
       Cumulative effect of
         accounting change.......       --         --          --
       Discontinued operations...       14         --          --
       Provision for income
         taxes...................      647        448         395
       Interest expense..........      899      1,124       3,416
       Depreciation and
         amortization............    1,720      1,978       3,333
                                    ------     ------     -------
     EBITDA......................   $3,123     $4,008     $ 7,522
                                    ======     ======     =======

(e) The Company's 1996 pro forma EBITDA of approximately $26.8 million includes a $1.2 million charge related to Molmec's termination of its existing key-man bonus program. The Company believes that this charge may be viewed as a non-recurring item. If such charge were excluded, the Company's 1996 pro forma EBITDA would be approximately $28.0 million.

(f) Adjusted capital expenditures exclude the following items: (i) approximately $12.0 million in capital expenditures during fiscal year 1996, approximately $5.8 million during fiscal year 1995, approximately $1.2 million for the three month period ended December 29, 1996 and approximately $1.5 million for the three month period ended December 24, 1995 associated with the construction of the Company's new Design Center in Auburn Hills, Michigan, and (ii) approximately $17.4 million in fiscal year 1994 related to the acquisition of the Leamington, Ontario facility. The Company believes adjusted capital expenditures presents normalized capital acquisitions for on-going operations.

(g) For purposes of the ratio of earnings to fixed charges, (i) earnings include income from continuing operations before the following: income taxes, the effect of changes in accounting principles, extraordinary items, minority interests, and fixed charges and (ii) fixed charges include interest on all indebtedness, amortization of deferred financing costs and the portion of rental expense that the Company believes to be representative of interest. The December 29, 1996 and September 29, 1996 pro forma ratios of earnings to fixed charges of 1.2 and 1.4, respectively, give effect only to the change in interest expense related to the replacement of existing debt.

                                  RISK FACTORS

     Holders of Old Notes should carefully consider the following factors set forth below as well as the other information included in this Prospectus in connection with the Exchange Offer. The risk factors set forth below are generally applicable to the Old Notes as well as the New Notes.

SIGNIFICANT LEVERAGE AND DEBT SERVICE

     After giving effect to the Transactions, the Company has indebtedness which is substantial in relation to its stockholders' equity, as well as interest and debt service requirements which are significant compared to its cash flow from operations. As of December 29, 1996, on a pro forma basis after giving effect to the Transactions, the Company would have had approximately $125.5 million of debt outstanding, including the Notes. In addition, the Company would have had available approximately $31 million of revolving loans undrawn under the Senior Credit Facility.

     The level of the Company's indebtedness could have important consequences to holders of the Notes, including, but not limited to the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; and (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited.

     The Company's ability to pay interest on the Notes and to satisfy its other obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. The Company anticipates that its operating cash flow together with available borrowings under the Senior Credit Facility, will be sufficient to meet its operating expenses and to service interest requirements on its debt obligations as they become due. The Company may be required to refinance the Notes at maturity. No assurance can be given that, if required, the Company will be able to refinance the Notes on terms acceptable to it, if at all. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on terms acceptable to it, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- LDM -- Liquidity and Capital Resources."

     The Indenture contains certain restrictive covenants which will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The Senior Credit Facility contains similar and more restrictive covenants and also requires the Company to meet certain financial ratios and tests. These covenants may significantly limit the operating and financial flexibility of the Company and may limit its ability to respond to changes in its business or competitive activities. The ability of the Company to comply with such provisions may be affected by events beyond its control. In the event of any default under the Senior Credit Facility, the lenders thereunder could elect to declare all amounts borrowed under the Senior Credit Facility, together with accrued interest, to be due and payable. If the Company were unable to repay such borrowings, the lenders thereunder could proceed against the collateral securing the Senior Credit Facility, which consists of substantially all of the property and assets of the Company. If the indebtedness under the Senior Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness and the Notes in full. See "Description of Senior Debt -- Senior Credit Facility."

SUBORDINATION


     The Notes are subordinated in right of payment to all Senior Debt of the Company, including, as of December 29, 1996, approximately $14.8 million of indebtedness under the Molmec Bonds (as defined) and the Arrow Bonds (as defined) and borrowings under the Senior Credit Facility. In addition, the Guarantee of each Guarantor is subordinate in right of payment to all Guarantor Senior Debt of such Guarantor, including indebtedness under the Senior Credit Facility. See "Description of Senior Debt." In the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full and sufficient assets may not remain to pay amounts due on any or all of the Notes then outstanding. In certain circumstances, provisions of the Senior Debt could prohibit payments of amounts due to holders of the Notes. See "Description of New Notes -- Subordination." As of September 29, 1996, on a pro forma basis after giving effect to the Transactions, the Company would have had Senior Debt in an aggregate amount of approximately $16.2 million. Additional Senior Debt may be incurred by the Company from time to time, subject to certain limitations. See "Description of New Notes -- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."


RISK OF FRAUDULENT TRANSFER CONSIDERATIONS

     The incurrence by a Guarantor of indebtedness under its Guarantee would be subject to review under relevant federal and state fraudulent transfer laws in a bankruptcy case or a lawsuit by or on behalf of unpaid creditors of such Guarantor or a representative of such creditors, such as a trustee or such Guarantor as debtor-in-possession. Management believes the indebtedness represented by the Guarantees is being incurred for proper purposes and in good faith, and that based on present forecasts, asset valuations and other financial information, each Guarantor is, solvent, has sufficient capital for carrying on its business and is able to pay its debts as they mature. Notwithstanding management's belief, if a court were to find that, at the time of the incurrence of indebtedness represented by a Guarantee, a Guarantor was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, such court could, among other things, void all or a portion of such indebtedness and/or subordinate such indebtedness to other existing and future indebtedness of such Guarantor, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Guarantee. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a Guarantor would be considered insolvent for purposes of the foregoing if the sum of its debts is greater than all its property at a fair valuation, or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. The Company does not believe there is or may be a significant risk to Holders of the Notes of a fraudulent conveyance claim against the Company or the Guarantors.

COMPANY STRUCTURE

     LDM derived approximately 27% of its fiscal year 1996 net sales from its subsidiaries. Any right of the holders of the Notes to participate in the assets of a subsidiary of the Company upon any liquidation or reorganization of such subsidiary will be subject to the prior claims of such subsidiary's creditors, including trade creditors. Accordingly, the Notes are structurally subordinated to all liabilities, including trade payables, of the subsidiaries of the Company.


     Additionally, the Indenture provides that, if all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Sale, and if the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant, "Limitation on Asset Sales," then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor) or the corporation or other entity acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations. See "Description of New Notes -- Certain Covenants -- Limitation on Asset Sales."

INTERNATIONAL OPERATIONS


     LDM derived approximately 17% of its fiscal year 1996 net sales from its indirect Canadian subsidiary, LDM Technologies Company, a Nova Scotia unlimited liability company and a Guarantor of the Notes ("LDM Canada"). The Company's international operations are subject to risks inherent in international business activities, including, in particular, compliance with a variety of foreign laws and regulations, unexpected changes in regulatory requirements, overlap of different tax structures, foreign currency exchange rate fluctuations and general economic conditions. See Note 7, "Segment Data from Continuing Operations" of the Notes to LDM's Consolidated Financial Statements.


THE OEM SUPPLIER INDUSTRY

     The Company competes in the North American automotive original equipment manufacturer supplier industry. The OEM supplier industry is highly cyclical and, in large part, dependent upon the overall strength of consumer demand for light trucks and passenger cars. There can be no assurance that the automotive industry for which the Company supplies components and systems will not experience downturns in the future. An economic recession typically impacts substantially leveraged companies such as the Company more than similarly situated companies with less leverage. A decrease in overall consumer demand for light trucks or passenger cars could have a material adverse effect on the Company's financial condition and results of operations.

     The automotive industry is characterized by a small number of OEM customers that are able to exert considerable pressure on component and system suppliers to reduce costs, improve quality and provide additional design and engineering capabilities. In the past, OEMs have generally demanded and received price reductions and measurable increases in quality by implementing competitive selection processes, rating programs and various other arrangements. Also, through increased partnering on platform work, OEMs have generally required component and system suppliers to provide more design engineering input at earlier stages of the product development process, the costs of which have, in some cases, been absorbed by the suppliers. There can be no assurance that future price reductions, increased quality standards or additional engineering capabilities required by OEMs will not have a material adverse effect on the financial condition or results of operations of the Company.

     OEMs have adopted a quality rating system known as QS 9000 which involves a rigorous inspection of a Tier I supplier's facilities and operations. All of the Company's design and manufacturing facilities are in the process of obtaining QS 9000 certification. Chrysler and General Motors have each indicated that by July 1, 1997 and December 31, 1997, respectively, they will allow only Tier I supplier facilities with QS 9000 certification to bid on new manufacturing business. Ford has not set a specific date by which its suppliers must be certified. The Company believes that all of its design and manufacturing facilities will complete QS 9000 certification by the Fall of 1997. If the Company is not able to quote on new business with the OEMs it could materially and adversely affect the Company's financial condition and results of operations in the year 2000 and beyond. While the Company believes it will achieve QS 9000 certification for its applicable facilities by the respective dates previously described above, no assurance can be given that any of the Company's facilities will in fact be certified.

COMPETITION

     The Company operates in an industry which is highly competitive. There can be no assurance that the Company's products will continue to compete successfully with the products of competitors, including the automotive OEMs themselves, many of which are significantly larger and have greater financial and other resources than the Company. Management believes that the Company's experience in design engineering and implementing cost reduction programs and its ability to control manufacturing and development costs should allow the Company's product prices to remain competitive. However, there can be no assurance that the Company will be able to improve or maintain its profit margins on sales to OEM customers. See "Business -- Competition".

RELIANCE ON PRINCIPAL CUSTOMERS

     Sales to the Company's two largest customers, Ford and General Motors, accounted for approximately 43% and 30%, respectively, of the Company's pro forma consolidated net product sales in fiscal year 1996. Although the Company has ongoing supply relationships with Ford and General Motors, there can be no assurance that sales to these customers will continue at the same levels. Furthermore, continuation of these relationships is dependent upon the customers' satisfaction with the price, quality and delivery of the Company's products. While management believes its relationships with its customers are mutually satisfactory, if any of these customers were to reduce substantially or discontinue their purchases from the Company, the financial condition and results of operations of the Company would be materially adversely affected. See "Business -- Customers".

INTEGRATION OF MOLMEC

     As a result of the Molmec Acquisition, management will have to integrate into its current business a large, complex manufacturing operation. Management believes that it has or can obtain the resources necessary to integrate this business and capitalize on the strengths of Molmec. Integration of the Molmec business is, however, subject to numerous contingencies, many of which are beyond management's control. Accordingly, no assurance can be given that the Company will be able to successfully integrate the Molmec business. If the Company is not successful in integrating the Molmec business with LDM's business, it could have a materially adverse effect on the Company's financial condition and results of operation. See "Business -- The Molmec Acquisition".

CONTROL BY PRINCIPAL SHAREHOLDERS

     Richard J. Nash and Joe Balous, each a founder, director and shareholder of the Company (the "Shareholders"), hold beneficially all of the outstanding capital stock of the Company. Circumstances may occur in which the interests of the Shareholders could be in conflict with the interests of the holders of the Notes. For example, if the Company encounters financial difficulties, or is unable to pay certain of its debts as they mature, the interests of the Shareholders might conflict with those of the holders of the Notes. In addition, the Shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the Notes.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control (as defined in the Indenture), each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the Notes. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by

Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. See "Description of New Notes -- Change in Control."

ENVIRONMENTAL MATTERS

     The Company's operations and properties are subject to a wide variety of international, federal, state and local laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees (collectively, "Environmental Laws"). As such, the nature of the Company's operations exposes it to the risk of claims with respect to such matters and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims.

     The Company has taken steps, including the installation of a Facilities Coordinator, to reduce the environmental risks associated with its operations and believes that it is currently in substantial compliance with applicable Environmental Laws. On March 27, 1997, the Company agreed to a settlement in principle with the State of Ohio Environmental Protection Agency ("OEPA") concerning alleged air emissions violations at the Byesville, Ohio facility. In the very near future, the Company will enter into a consent decree with OEPA to settle for $188,000 in civil penalties these alleged past air permitting and emissions violations. The Company has installed control equipment and conducted air compliance inspections to bring the Byesville operations into compliance with applicable Environmental Laws. Separately, the Company has received a notice of violation letter from OEPA for past violations of air pollution control laws at the Company's Circleville, Ohio facility. As of September 29, 1996, the Company had reserved approximately $250,000 and during the quarter ended March 30, 1997 accrued an additional $38,000 to cover liabilities associated with these two matters; however, no assurance can be given that the actual amount of these liabilities will not exceed these reserves.

     The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") and similar state laws impose liability, without regard to fault or to the legality of the original action, on certain classes of persons (referred to as potentially responsible parties or "PRPs") associated with the release or threat of release of certain hazardous substances into the environment. Generally, liability to the government under CERCLA is joint and several. Financial responsibility for the remediation of contaminated property or for natural resources damages can extend to properties owned by third parties.

     The Company has received a letter dated October 30, 1996 from a group of corporations which has entered into an agreement with the United States Environmental Protection Agency ("EPA") to prepare a remedial design for curing a failed third-party landfill site in Circleville, Ohio. This letter alleges that the Company is a PRP under CERCLA in connection with the historic disposal of hazardous substances at the landfill. The Company has also recently received a request for information from the EPA in connection with this landfill. The Company is in the process of responding to the request for information, which response is due on or before May 5, 1997. Although this landfill is believed to have been operational from the 1950s to 1979, records indicate that Arrow Molded Plastics, Inc., previously, Glad Plastics, Inc. ("Arrow") did not own the facility in Circleville until June of 1978. A predecessor to the Company purchased the stock of Arrow in March of 1986. Preliminary investigation has yielded no evidence that hazardous waste was sent to the landfill by the Company or Arrow.

     Separately, Armco, Inc., which is a defendant in litigation brought by the EPA respecting a landfill in Byesville, Ohio, filed an action in the United States District Court for the Southern District of Ohio against the Company and other alleged PRPs, seeking contribution for costs it may be required to expend in order to implement a cure at the landfill and reimburse EPA for past costs it has incurred in connection with the site. The Company previously responded to a request for information from the EPA in 1994 respecting waste sent to the site during the 1969-1985 time period. The Company responded that Arrow did not operate the plant facility in Byesville until late 1982 or 1983. A predecessor to the Company purchased the stock of Arrow in March, 1986. Investigation by the Company has yielded no evidence of hazardous waste disposal by the Company or Arrow at the landfill. No further action has been taken by the EPA with respect to the Company. Efforts to resolve any potential liability with respect to these two sites through de minimis settlements are ongoing. Due to the limited time period of ownership/operation of the plant facility, the absence of evidence of hazardous waste disposal by the Company and Arrow, and based upon its experience to date, the Company believes that the future cost of compliance with existing Environmental Laws, and liability for known environmental claims pursuant to such Laws, will occur over a number of years and not have a material adverse effect on the Company's financial position or results of operations. During the quarter ended March 30, 1997, the Company accrued $50,000 to cover potential liabilities associated with these landfills.

     Future events, such as new information, changes in existing Environmental Laws or their interpretation, and more vigorous enforcement by regulatory authorities, may give rise to additional expenditures or liabilities that could have a material adverse effect on the Company's financial position, results of operations or liquidity.

SEASONALITY

     The Company's automotive business is subject to seasonal fluctuations and, historically, the Company has reported lower net sales and profitability in its fiscal fourth quarter due principally to the closure of many automotive OEM facilities in July due to model changeover and summer vacation.

CONSEQUENCES OF FAILURE TO EXCHANGE; POSSIBLE ADVERSE EFFECT ON TRADING MARKET FOR OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act and applicable state laws, or pursuant to an exemption therefrom. Subject to the obligation by the Company to file a Shelf Registration Statement covering resales of Old Notes in certain circumstances, the Company does not intend to register the Old Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Additionally, as a result of the Exchange Offer, it is expected that a substantial decrease in the aggregate principal amount of Old Notes outstanding will occur. As a result, it is unlikely that a liquid trading market will exist for the Old Notes at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the Old Notes. See "The Exchange Offer" and "Old Notes; Registration Rights."

ABSENCE OF PUBLIC MARKET

     There is no existing market for the New Notes and, although the Notes have been approved for trading in the PORTAL Market upon issuance to "qualified institutional buyers" (as defined in Rule 144A), there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of holders to sell the Notes or the price at which holders would be able to sell the Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the New Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the New Notes, if such market develops, will not be subject to similar disruptions. The Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes offered hereby. However, the Initial Purchaser is not obligated to do so and any market making may be discontinued at any time without notice.

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive, in exchange, Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the outstanding debt of the Company.

     The gross proceeds from the sale of the Old Notes were used for the Molmec Acquisition, the retirement of certain indebtedness, general corporate purposes, including funding for strategic alliances, and to pay fees and expenses as follows:

                                                                (DOLLARS IN THOUSANDS)
                                                                ----------------------
Sources:
  Old Note offering.........................................           $110,000
                                                                       --------
     Total sources..........................................           $110,000
                                                                       ========
Uses:
  Molmec Acquisition........................................           $ 56,650
  Retire certain existing credit facilities.................             43,637
  Estimated fees and expenses...............................              6,000
  General corporate purposes................................              3,713
                                                                       --------
     Total uses.............................................           $110,000
                                                                       ========

                                 CAPITALIZATION

     The following table sets forth the cash and the capitalization of LDM at December 29, 1996, on a historical basis, and of the Company, on an as adjusted basis, giving effect to the Initial Offering and application of the net proceeds therefrom and the Molmec Acquisition. The historical and as adjusted data should be read in conjunction with the historical financial statements of LDM and the Unaudited Pro Forma Consolidated Financial Information of the Company included elsewhere herein.

                                                          AS OF DECEMBER 29, 1996
                                                          (DOLLARS IN THOUSANDS)
                                                        ---------------------------
                                                        HISTORICAL      AS ADJUSTED
                                                        ----------      -----------
Cash................................................     $ 2,199         $  6,956
                                                         =======         ========
Short-term borrowings...............................     $24,900         $  1,634
Long-term debt, including current portion:
  Senior Credit Facility(1).........................          --               --
  Other long-term debt..............................      29,554           13,871
  10 3/4% Senior Subordinated Notes due 2007........          --          110,000
                                                         -------         --------
     Total long-term debt, including current
       portion......................................      29,554          123,871
Stockholders' equity................................      17,761           17,619
                                                         -------         --------
     Total capitalization...........................     $72,215         $143,124
                                                         =======         ========

------------------------------
(1) The Senior Credit Facility provides borrowings of up to $31.0 million of revolving loans for working capital, capital expenditures and general corporate purposes and is secured by liens on substantially all of the assets of the Company. See "Description of Senior Debt -- Senior Credit Facility".

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Pursuant to the Registration Rights Agreement by and among the Company, the Guarantors and the Initial Purchaser, the Company has agreed (i) to file a registration statement with respect to an offer to exchange the Old Notes for New Notes of the Company with terms substantially identical to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions) within 30 days after the date of original issuance of the Old Notes and (ii) to use best efforts to cause such registration statement to become effective under the Securities Act within 90 days after such issue date. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to file the registration statement containing this Prospectus or to effect the Exchange Offer, or if certain holders of the Old Notes notify the Company that they are not permitted to participate in, or would not receive freely tradeable New Notes pursuant to, the Exchange Offer, the Company will use its best efforts to cause to become effective a Shelf Registration Statement with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until three years after the effective date thereof. The interest rate on the Old Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Old Notes; Registration Rights."

     Each holder of the Old Notes who wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "Old Notes; Registration Rights."

RESALE OF NEW NOTES

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third-parties, the Company believes that, except as described below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other retransfer of New Notes only as specifically set forth herein. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes will be the same as the form and terms of the Old Notes except the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

     As of the date of this Prospectus, $110 million aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

     The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and the Registration Rights Agreement.

     The Company shall be deemed to have accepted for exchange properly tendered Old Notes when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent and complied with the provisions of Section 2 of the Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "--Certain Conditions to the Exchange Offer."

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See --"Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date," shall mean 5:00 p.m., New York City time on May 28, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting for exchange any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under --"Certain Conditions to the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Old Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest at a rate of 10 3/4% per annum, payable semi-annually, on each January 15 and July 15, commencing July 15, 1997. Holders of New Notes will receive interest on July 15, 1997 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from the most recent date to which interest has been paid to the date of exchange thereof for New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Old Notes for exchange, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof. During any such extensions, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either
(i) Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or
(iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under --"Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

     The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Old Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder of Old Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of the Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three
     (3) New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the Old Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes were registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

     IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent of the Exchange Offer. Questions and request for assistance, request for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                       IBJ SCHRODER BANK & TRUST COMPANY

          By Mail:                   Telephone Number:        By Hand or Overnight Delivery:
         P.O. Box 84                  (212) 858-2103                 One State Street
    Bowling Green Station                                          New York, N.Y. 10004
  New York, N.Y. 10274-0084          Facsimile Number:          Attention: Reorganization
  Attention: Reorganization                                       Operations Department,
    Operations Department             (212) 858-2611          Securities Processing Window,
                                 Attention: Reorganization         Subcellar One (SC-1)
                                   Operations Department
                                       Telex: 177754

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the New Notes reasonably requests in writing.

   UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION -- FISCAL YEAR 1996

     The following unaudited pro forma condensed consolidated statement of operations of the Company, for the fiscal year ended September 29, 1996, gives effect to the Molmec Acquisition, the Senior Credit Facility and the Initial Offering as if such events had occurred on September 25, 1995. The unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations would actually have been had the transactions occurred on the date indicated above or to project the Company's results of operations for any future period. This unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes and with the historical financial statements of LDM and Molmec, including the notes thereto, and the information set forth in "Summary Financial Data", "Selected Financial Data", "Management's Discussion and Analysis of Operations and Financial Condition -- LDM" and "Management's Discussion and Analysis of Operations and Financial Condition -- Molmec", all included elsewhere herein.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE TWELVE-MONTH PERIOD ENDED SEPTEMBER 29, 1996
                             (DOLLARS IN THOUSANDS)

                                                                              MOLMEC
                                    LDM          MOLMEC       MOLMEC            PRO       FINANCING
                                 HISTORICAL    HISTORICAL   ADJUSTMENTS        FORMA     ADJUSTMENTS      PRO FORMA
                                 ----------    ----------   -----------      ---------   -----------      ---------
Net sales:
  Product sales................   $192,471      $81,052                       $81,052                     $273,523
  Mold sales...................     25,288        7,595                         7,595                       32,883
                                  --------      -------                       -------                     --------
                                   217,759       88,647                        88,647                      306,406
Cost of sales:
  Product cost of sales........    160,094       61,780       $ 1,058 (a)      62,838                      222,932
  Mold cost of sales...........     22,802        6,927                         6,927                       29,729
                                  --------      -------       -------         -------                     --------
                                   182,896       68,707         1,058          69,765                      252,661
                                  --------      -------       -------         -------                     --------
Gross profit...................     34,863       19,940        (1,058)         18,882                       53,745
Selling, general and
  administrative expenses......     26,418       12,440         2,297 (b)      14,737                       41,155
                                  --------      -------       -------         -------                     --------
  Operating profit.............      8,445        7,500        (3,355)          4,145                       12,590
Interest expense...............      3,280        1,461        (1,141)(c)         320      $ 9,667 (e)      13,267
Other expense, net.............         57                                                                      57
                                  --------      -------       -------         -------      -------        --------
  Income (loss) from continuing
     operations before income
     taxes and minority
     interests.................      5,108        6,039        (2,214)          3,825       (9,667)           (734)
Provision for income taxes.....      4,014                      1,530 (d)       1,530       (3,867)(f)       1,677
                                  --------      -------       -------         -------      -------        --------
Income (loss) from continuing
  operations before minority
  interests....................      1,094        6,039        (3,744)          2,295       (5,800)         (2,411)
Minority interest..............         79                                                                      79
                                  --------      -------       -------         -------      -------        --------
Income (loss) from continuing
  operations before accounting
  change and extraordinary
  item.........................   $  1,173      $ 6,039       $(3,744)        $ 2,295      $(5,800)       $ (2,332)
                                  ========      =======       =======         =======      =======        ========

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                   FINANCIAL INFORMATION -- FISCAL YEAR 1996
                             (DOLLARS IN THOUSANDS)

(a) To increase Molmec's cost of sales by $523 to reflect the first-in, first-out method of accounting for inventory costs and to increase depreciation expense by $535 as a result of the allocation of the purchase price of Molmec.

(b) Reflects amortization of goodwill, amounting to $2,297, from the acquisition of Molmec, assuming a 15 year amortization period.

(c) To reduce pro forma interest expense for the interest on Molmec debt obligations not assumed by LDM.

(d) To provide income taxes on the pro forma pretax income of Molmec using an assumed effective tax rate of 40%.

(e) Interest expense consists of the following:

                                                                            HISTORICAL      HISTORICAL      PRO
                                            PRINCIPAL         RATES            LDM            MOLMEC       FORMA
                                            ---------         -----         ----------      ----------     -----
    Borrowings retained:
      Multi-Option Adjustable Rate
         Notes..........................    $  8,800             5.49%        $  539                      $   539
      Demand Limited Obligation Revenue
         Bonds..........................       5,000                6%                        $  325          325
      Lines of credit and revolving
         loan...........................       1,801              8.8%           208                          208
      Other retained obligations........         610           Various            50              20           70
    Borrowings refinanced:
      Lines of credit and revolving
         loan...........................      19,134        7.9%-9.25%         1,467
      Notes payable to bank.............       8,981         7.7%-8.5%           682
      Note payable to former
         shareholder....................       3,000              6.5%            --
      Term loans payable to bank........       9,641             9.75%           812
      Other refinanced obligations......       6,141         8.25%-18%            57           1,116
    Notes offered hereby................     110,000            10.75%                                     11,825
    Amortization of deferred debt
      issuance costs....................                                         245                          631
    Commitment fee for Senior Credit
      Facility..........................                                                                      449
    Less capitalized interest...........                                        (780)                        (780)
                                                                              ------          ------      -------
      Total.............................                                      $3,280          $1,461      $13,267
                                                                              ======          ======      =======

(f) Tax effect of incremental of pro forma adjustments to pretax income using an incremental income tax rate of 40%.

       UNAUDITED PRO FORMA CONSOLIDATED INTERIM FINANCIAL INFORMATION --
                   THREE MONTH PERIOD ENDED DECEMBER 29, 1996

     The following unaudited pro forma condensed consolidated statement of operations of the Company, for the three month period ended December 29, 1996, gives effect to the Molmec Acquisition, the Senior Credit Facility and the Initial Offering as if such events had occurred on September 30, 1996. The following unaudited pro forma condensed consolidated balance sheet at December 29, 1996 gives effect to the Molmec Acquisition and the Initial Offering as if such events had occurred on that date. The unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations would actually have been had the transactions occurred on the dates indicated above or to project the Company's financial position or results of operations for any future date or period. This unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes and with the historical financial statements of LDM and Molmec, including the notes thereto, and the information set forth in "Summary Financial Data", "Selected Financial Data", "Management's Discussion and Analysis of Operations and Financial Condition -- LDM" and "Management's Discussion and Analysis of Operations and Financial Condition -- Molmec", all included elsewhere herein.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE THREE-MONTH PERIOD ENDED DECEMBER 29, 1996
                             (DOLLARS IN THOUSANDS)

                                     LDM          MOLMEC       MOLMEC          MOLMEC      FINANCING
                                  HISTORICAL    HISTORICAL   ADJUSTMENTS      PRO FORMA   ADJUSTMENTS      PRO FORMA
                                  ----------    ----------   -----------      ---------   -----------      ---------
Net sales:
  Product sales.................   $51,059       $19,747                       $19,747                      $70,806
  Mold sales....................     1,206         1,933                         1,933                        3,139
                                   -------       -------                       -------                      -------
                                    52,265        21,680                        21,680                       73,945
Cost of sales:
  Product cost of sales.........    43,525        13,683       $   134(a)       13,817                       57,342
  Mold cost of sales............       792         1,960                         1,960                        2,752
                                   -------       -------       -------         -------                      -------
                                    44,317        15,643           134          15,777                       60,094
                                   -------       -------       -------         -------                      -------
Gross margin....................     7,948         6,037          (134)          5,903                       13,851
Selling, general and
  administrative expenses.......     6,263         3,177           567(b)        3,744                       10,007
                                   -------       -------       -------         -------                      -------
  Operating profit..............     1,685         2,860          (701)          2,159                        3,844
Interest expense................     1,124           194          (119)(c)          75      $ 2,217(e)        3,416
Other expense, net..............      (294)                                                                    (294)
                                   -------       -------       -------         -------      -------         -------
Income from continuing
  operations before income taxes
  and minority interest.........       855         2,666          (582)          2,084       (2,217)            722
Provision for income taxes......       448                         834(d)          834         (887)(f)         395
                                   -------       -------       -------         -------      -------         -------
Income from continuing
  operations before minority
  interest......................       407         2,666        (1,416)          1,250       (1,330)            327
Minority interest
  (income)/loss.................        51                                                                       51
                                   -------       -------       -------         -------      -------         -------
Net income......................   $   458       $ 2,666       $(1,416)        $ 1,250      $(1,330)        $   378
                                   =======       =======       =======         =======      =======         =======

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INTERIM BALANCE SHEET
                               DECEMBER 29, 1996
                             (DOLLARS IN THOUSANDS)

                                                                ACQUISITION
                                        LDM         MOLMEC     AND VALUATION        FINANCING
                                     HISTORICAL   HISTORICAL     OF MOLMEC         ADJUSTMENTS       PRO FORMA
                                     ----------   ----------   -------------       -----------       ---------
ASSETS
Current assets:
  Cash and cash equivalents........   $  2,199     $   602       $(57,038)(g)       $ 61,193 (n)     $  6,956
  Trade accounts receivable........     30,514       9,928                                             40,442
  Inventories......................     13,235       2,409            671 (h)                          16,315
  Mold costs.......................     13,965         161                                             14,126
  Other current assets.............      1,518         597                                              2,115
                                      --------     -------       --------           --------         --------
     Total current assets..........     61,431      13,697        (56,367)            61,193           79,954
Property, plant, and equipment less
  accumulated depreciation.........     62,378      14,974          5,000 (i)                          82,352
Molmec goodwill....................                                34,031 (j)                          34,031
Other assets.......................      3,189         464           (567)(k)          4,933 (o)        8,019
                                      --------     -------       --------           --------         --------
     Totals........................   $126,998     $29,135       $(17,903)          $ 66,126         $204,356
                                      ========     =======       ========           ========         ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Short-term borrowings............   $ 24,900     $ 1,044       $ (1,044)(l)       $(23,266)(p)     $  1,634
  Accounts payable.................     32,794       5,516                                             38,310
  Accrued liabilities..............      7,420       1,028                                              8,448
  Advance mold payments from
     customers.....................     11,229                                                         11,229
  Income taxes payable.............      2,148                                           (95)(e)        2,053
  Current maturities of long-
     term debt.....................     27,687       1,594         (1,300)(l)        (26,971)(p)        1,010
                                      --------     -------       --------           --------         --------
     Total current liabilities.....    106,178       9,182         (2,344)           (50,237)          62,684
Long-term debt net of current
  portion..........................      1,867       7,914         (3,520)(l)        116,600 (q)      122,861
Deferred income taxes..............        821                                                            821
Minority interest in
  subsidiaries.....................        371                                                            371
Stockholders' equity...............     17,761      12,039        (12,039)(m)           (142)(r)       17,619
                                      --------     -------       --------           --------         --------
     Totals........................   $126,998     $29,135       $(17,903)          $ 66,126         $204,356
                                      ========     =======       ========           ========         ========

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
           INTERIM FINANCIAL INFORMATION -- THREE MONTH PERIOD ENDED
                               DECEMBER 29, 1996
                             (DOLLARS IN THOUSANDS)

(a) To increase Molmec's cost of sales to reflect increased depreciation expense of $134 as a result of the allocation of the purchase price of Molmec.

(b) Reflects amortization of goodwill, amounting to $567, from the acquisition of Molmec, assuming a 15 year amortization period.

(c) To reduce pro forma interest expense for the interest on Molmec debt obligations not assumed by LDM.

(d) To provide income taxes on the pro forma pretax income of Molmec using an assumed effective tax rate of 40%.

(e) Interest expense consists of the following:

                                                                        HISTORICAL    HISTORICAL       PRO
                                            PRINCIPAL       RATES          LDM          MOLMEC        FORMA
                                            ---------       -----       ----------    ----------      -----
    Borrowings retained:
      Multi-Option Adjustable Rate
         Notes..........................    $  8,800           5.49%      $  143                     $  143
      Demand Limited Obligation Revenue
         Bonds..........................       5,000              6%                     $ 66            66
      Lines of credit and revolving
         loan...........................       1,634            8.8%          56                         56
      Other retained obligations........          71         Various           6            3             9
    Borrowings refinanced:
      Lines of credit and revolving
         loan...........................      23,206     8.25%-9.25%         369
      Notes payable to bank.............       8,566       7.7%-8.5%         177
      Note payable to former
         shareholder....................       2,820            6.5%          33
      Term loans payable to bank........       9,154           9.75%         169
      Other refinanced obligations......       5,755      8.5%-9.93%                      125
    Notes offered hereby................     110,000          10.75%                                  2,956
    Amortization of deferred debt
      issuance costs....................                                     237                        140
    Commitment fee for Senior Credit
      Facility..........................                                                                112
    Less capitalized interest...........                                     (66)                       (66)
                                                                          ------         ----        ------
      Total.............................                                  $1,124         $194        $3,416
                                                                          ======         ====        ======

(f) Tax effect of incremental pro forma adjustments to pretax income using an incremental income tax rate of 40%.

(g) Reflects the assumed cash acquisition cost of Molmec, including costs related to the Acquisition.

(h) To adjust Molmec inventory to the first-in, first-out method of accounting for inventory costs.

(i) To adjust the property, plant and equipment of Molmec to fair value.


(j) To record goodwill related to the Molmec Acquisition, amounting to $34,031.


(k) To eliminate Molmec assets not acquired.

(l) To adjust for Molmec debt obligations not assumed by LDM.

(m) To eliminate the historical stockholder's equity of Molmec.

(n) Cash proceeds from the Notes, net of debt issuance costs and debt assumed to be repaid with the proceeds from the Notes.

(o) Incremental debt issuance costs related to the Notes and the Senior Credit Facility.

(p) Reflects the elimination of debt assumed to be repaid with the proceeds of the Notes and the reclassification to long-term of the Multi-Option Adjustable Rate Notes. A replacement letter of credit was obtained from the Senior Credit Facility lender. The Senior Credit Facility and the replacement letter of credit were dependent upon the issuance of the 10 3/4% Senior Subordinated Notes.

(q) Reflects the addition of the $110,000, 10 3/4% notes and the reclassification of current maturities of long-term debt to long-term debt.

(r) To write off debt issuance costs related to debt repaid with the proceeds from the notes along with the applicable income tax effect.

                         SELECTED FINANCIAL DATA -- LDM
                             (DOLLARS IN THOUSANDS)

     The following table sets forth selected historical financial data of LDM Technologies, Inc. for the fiscal years ended September 27, 1992, September 26, 1993, September 25, 1994, September 24, 1995 and September 29, 1996 and the quarters ended December 24, 1995 and December 29, 1996. The selected financial data for fiscal years 1994, 1995 and 1996 were derived from the audited consolidated financial statements of LDM included elsewhere in this Prospectus. The selected financial data for fiscal years 1992 and 1993 and the quarters ended December 24, 1995 and December 29, 1996 were derived from the unaudited consolidated financial statements of LDM. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- LDM" and the historical consolidated financial statements of LDM presented elsewhere in this Prospectus.

                                                                YEAR ENDED
                               -----------------------------------------------------------------------------
                                         UNAUDITED                                AUDITED
                               -----------------------------   ---------------------------------------------
                               SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 25,   SEPTEMBER 24,   SEPTEMBER 29,
                                   1992            1993            1994            1995            1996
                               -------------   -------------   -------------   -------------   -------------
STATEMENT OF OPERATIONS DATA
  Net sales(a)................    $76,243        $110,251        $177,597        $220,991        $217,759
  Cost of sales...............     59,456          90,674         151,692         182,408         182,896
  Gross profit................     16,787          19,577          25,905          38,584          34,863
  Selling, general and
    administrative expenses...     14,735          14,679          17,137          23,515          26,418
  Operating profit............      2,052           4,898           8,768          15,069           8,444
  Interest expense............        339             779           2,144           3,178           3,280
  Income from continuing
    operations, before
    extraordinary items(b)....        600           3,026           2,570           6,248           1,173
OTHER FINANCIAL DATA
  Cash flows from operating
    activities................    $   638        $    349        $  7,801        $ 14,788        $ 12,912
  EBITDA(c)...................      4,820           8,228          15,110          21,261          16,473
  Depreciation and
    amortization..............      3,680           3,810           6,593           6,778           8,006
  Capital expenditures........      1,900           6,465          29,023          15,150          20,286
  Adjusted capital
    expenditures(d)...........      1,900           6,465          11,594           9,340           8,360
  Ratio of earnings to fixed
    charges(e)................        2.9             5.3             3.5             3.9             1.9
  Ratio of EBITDA to interest
    expense...................       14.2            10.6             7.1             6.7             5.0

                                       QUARTER ENDED
                                ---------------------------
                                         UNAUDITED
                                ---------------------------
                                DECEMBER 24,   DECEMBER 29,
                                    1995           1996
                                ------------   ------------
STATEMENT OF OPERATIONS DATA
  Net sales(a)................    $ 53,147       $ 52,265
  Cost of sales...............      44,950         44,317
  Gross profit................       8,197          7,948
  Selling, general and
    administrative expenses...       6,727          6,263
  Operating profit............       1,470          1,685
  Interest expense............         899          1,124
  Income from continuing
    operations, before
    extraordinary items(b)....        (157)           458
OTHER FINANCIAL DATA
  Cash flows from operating
    activities................    $ (2,603)      $  4,492
  EBITDA(c)...................       3,123          4,008
  Depreciation and
    amortization..............       1,720          1,978
  Capital expenditures........       3,349          5,300
  Adjusted capital
    expenditures(d)...........       1,827          4,059
  Ratio of earnings to fixed
    charges(e)................         1.4            1.6
  Ratio of EBITDA to interest
    expense...................         3.5            3.6

                                                 UNAUDITED                                AUDITED               UNAUDITED
                               ---------------------------------------------   -----------------------------   ------------
                                    AT              AT              AT              AT              AT              AT
                               SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 25,   SEPTEMBER 24,   SEPTEMBER 29,   DECEMBER 24,
                                   1992            1993            1994            1995            1996            1995
                               -------------   -------------   -------------   -------------   -------------   ------------
BALANCE SHEET DATA
  Cash........................    $ 1,224        $    318        $    976        $  1,138        $  2,122        $  1,042
  Total assets................     36,390          50,353          86,777         107,655         119,125         105,120
  Total debt..................      6,998          12,971          36,489          44,936          51,786          48,795
  Stockholders' equity........     11,548          14,586          17,319          23,635          17,322          24,184

                                 UNAUDITED
                                ------------
                                     AT
                                DECEMBER 29,
                                    1996
                                ------------
BALANCE SHEET DATA
  Cash........................    $  1,820
  Total assets................     126,998
  Total debt..................      54,454
  Stockholders' equity........      17,761

------------------------------

(a) In 1993, the Company acquired a 75% interest in Como, a manufacturer of consumer thermoplastic components. Net sales of Como for fiscal years 1996, 1995 and 1994 were $22.1 million, $31.8 million, and $31.3 million, respectively, and for the quarters ended in December, 1996 and 1995 were $5.6 million and $6.0 million, respectively. See Note 7, "Segment Data from Continuing Operations" in the Notes to LDM's Consolidated Financial Statements.

(b) During the fiscal years ended September 27, 1992 and September 26, 1993, LDM settled separate lawsuits for approximately $1.2 million and $1.4 million, respectively, relating to an acquisition made in 1988 and the subsequent sale or transfer of certain of the acquired business assets to LDM.

(c) EBITDA is defined as income from continuing operations before the effect of changes in accounting principles and extraordinary items plus the following: interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA is not, and should not be used as, an indicator or alternative to operating income, net income or cash flow as reflected in the Consolidated Financial Statements, is not intended to represent funds available for debt service, dividends, reinvestment or other directionary uses, is not a measure of financial performance under generally accepted accounting principles, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and may not be comparable to other similarly-titled measures of other companies.

    A reconciliation of net income to EBITDA is as follows:

                                                                         YEAR ENDED                              QUARTER ENDED
                                                  ---------------------------------------------------------   -------------------
                                                        UNAUDITED                      AUDITED                     UNAUDITED
                                                  ---------------------   ---------------------------------   -------------------
                                                  SEPT. 27,   SEPT. 26,   SEPT. 25,   SEPT. 24,   SEPT. 29,   DEC. 24,   DEC. 29,
                                                    1992        1993        1994        1995        1996        1995       1996
                                                  ---------   ---------   ---------   ---------   ---------   --------   --------
    Net income..................................   $  600      $3,006      $ 2,752     $ 6,334     $ 1,869     $  597     $  458
    Add (deduct) the following:
      Extraordinary item........................                                                      (754)      (754)
      Discontinued operations...................                              (182)        (87)         59         14
      Provision for income taxes................      201         613        3,803       5,058       4,014        647        448
      Interest expense..........................      339         779        2,144       3,178       3,280        899      1,124
      Depreciation and amortization.............    3,680       3,810        6,593       6,779       8,006      1,720      1,978
                                                   ------      ------      -------     -------     -------     ------     ------
    EBITDA......................................   $4,820      $8,228      $15,110     $21,261     $16,473     $3,123     $4,008
                                                   ======      ======      =======     =======     =======     ======     ======

(d) Adjusted capital expenditures exclude the following items: (i) approximately $12.0 million in capital expenditures during fiscal year 1996, approximately $5.8 million during fiscal year 1995, approximately $1.2 million for the three month period ended December 29, 1996, and approximately $1.5 million for the three month period ended December 24, 1995 associated with the construction of the Company's new Design Center in Auburn Hills, Michigan, and (ii) approximately $17.4 million in fiscal year 1994 related to the acquisition of the Leamington, Ontario facility. The Company believes adjusted capital expenditures presents normalized capital acquisitions for on-going operations.

(e) For purposes of the ratio of earnings to fixed charges, (i) earnings include earnings from continuing operations before the following: income taxes, minority interests, the effect of changes in accounting, extraordinary items and fixed charges and (ii) fixed charges include interest on all indebtedness, amortization of deferred financing costs and the portion of rental expense that the Company believes to be representative of interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- LDM

GENERAL

     LDM is a leading Tier I designer and manufacturer of highly engineered plastic instrument panel and exterior components supplied primarily to North American automotive OEMs. Suppliers that sell directly to OEMs are referred to herein as "Tier I" suppliers. LDM supplies components and subassemblies for a variety of light duty trucks, sport utility vehicles, minivans and passenger cars, including: Ford's F-series truck, Expedition and Explorer sport utility vehicles, Windstar minivan, and Contour/Mystique and Taurus/Sable passenger cars; General Motors' Sonoma, Blazer, and Jimmy sport utility vehicles, and Grand Prix/Cutlass, Cadillac Deville and Seville passenger cars; Volkswagen's Golf/Jetta passenger cars; and Chrysler's Dakota light truck, Caravan/Voyager minivan and Neon passenger car. Automotive products under development are assigned a selling price which is reevaluated from time to time during the product development cycle. Prior to production, the Company and the customer generally agree on a final price, which, in some instances, may be subject to negotiated price reductions or increases over the term of the project. Consequently, the Company's ability to improve operating performance is generally dependent primarily on its ability to reduce costs and operate more efficiently. Molds used in LDM's operations are requisitioned by LDM's customers and are purchased from mold builders who design and construct the molds under LDM supervision. Upon delivery and acceptance of the molds, title is passed to customers and revenue is recognized. In addition to automotive products, LDM's net sales include consumer product sales and mold sales.

RESULTS OF CONTINUING OPERATIONS

YEAR ENDED SEPTEMBER 29, 1996 COMPARED TO YEAR ENDED SEPTEMBER 24, 1995

NET SALES: Net sales for fiscal year 1996 were $217.8 million, a decrease of $3.2 million, or 1.5%, from $221.0 million in fiscal year 1995. For fiscal year 1996, net sales, before intersegment eliminations of $2.3 million, were comprised of $173.3 million of automotive product sales, $21.5 million of consumer and other product sales, and $25.3 million of mold sales.

     Automotive product sales in fiscal year 1996 were $173.3 million, a decrease of $10.5 million, or 1.5%, from $183.8 million in fiscal year 1995. This decrease was principally due to LDM's ceasing production of certain products related to the General Motors Blazer, the Ford Taurus/Sable and the Volkswagen Golf/Jetta. The product produced for the Blazer is now being produced internally by the customer. The Taurus/Sable product was redesigned by the customer and awarded to another supplier. The Golf/Jetta production was moved to a supplier closer to the customer's manufacturing location in Mexico. The combined 1996 decrease in sales related to these three products was approximately $30.0 million. The reductions in these programs were partially offset by sales related to new programs launched in 1996. These new programs, related to the Ford F-Series Truck and the Cadillac Deville/Concourse, provided approximately $21.5 million of additional sales in 1996. Consumer and other product sales were $21.5 million, a decrease of $9.2 million, or 29.9%, from $30.7 million in fiscal year 1995. This decline was primarily attributable to a decline in television housing sales to a television manufacturer due to adverse market conditions and a decline in television housing sales to a television manufacturer that resourced the product to a local supplier. Mold sales were $25.3 million, an increase of $18.6 million, from $6.7 million in fiscal year 1995. The increase in mold sales in fiscal year 1996 was principally due to new platform launches associated with the Contour/Mystique, Sonoma/Blazer, Bravada, Cadillac Deville/Concourse and Grand Prix/Cutlass.

GROSS MARGIN: Gross profit for fiscal year 1996 was $34.9 million, or 16.0% of net sales, compared to $38.6 million, or 17.5% of net sales, for fiscal year 1995. Gross profit from automotive operations in the United States was $33.4 million, or 20.9% of net sales, for fiscal year 1996, compared to $30.4 million, or 19.7% of net sales, for fiscal year 1995. This increase was principally due to favorable changes in material cost. The gain in the United States was offset by a decrease in the gross profit of the Company's Canadian automotive operations. Gross profit (loss) for the Company's Canadian operations for fiscal year 1996 was ($0.2 million), or 0.5% of net sales, compared to $4.0 million, or 11.5% of net sales for fiscal year 1995. This decrease was driven by higher scrap and labor costs resulting from the launch of products at the Company's Leamington,

Ontario facility related to the General Motors Grand Prix/Cutlass and Cadillac Deville/Concourse programs. The higher scrap also caused a capacity shortage in certain tonnage machines resulting in increased outsourcing costs. Gross profit from consumer and other products was $1.6 million, or 7.3% of net sales, for fiscal year 1996, compared to $4.2 million, or 13.1% of net sales, for fiscal year 1995. This decrease was primarily attributable to a 29.9% decrease in consumer product sales during this period. Gross margin on mold sales for fiscal year 1996 was $2.5 million, or 9.8% of net mold sales, compared to $0.4 million, or 5.3% of net mold sales for fiscal year 1995. The increase in gross margin was the result of more effective management of the mold building process. Gross margin from mold sales is included in the gross margin by segment reported above.

SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES: SG&A expenses for fiscal year 1996 were $26.4 million, or 12.1% of net sales, compared to $23.5 million, or 10.6% of net sales for fiscal year 1995. The increase in SG&A expenses as a percentage of net sales is primarily attributable to increased design, engineering, and program management personnel costs.

INTEREST EXPENSE: Interest expense for fiscal year 1996 was $3.3 million, or 1.5% of net sales, compared to $3.2 million, or 1.4% of net sales, for fiscal year 1995.


INCOME TAXES: The provision for income taxes for the fiscal year ended 1996 was $4.0 million with an effective tax rate of 78.6%, as compared to $5.1 million with an effective tax rate of 43.8% in fiscal year 1995. The increase in the effective tax rate in fiscal year 1996 was the result of the Company not utilizing Canadian net operating losses and an Internal Revenue Service settlement of prior year taxes. See Note 9, "Income Taxes" in the Notes to LDM's Consolidated Financial Statements.


DISCONTINUED OPERATIONS: Effective at the close of business on September 29, 1996, the Company contributed $4,000,000 in cash to the capital of its 83% owned subsidiary, Industrial Machining Corporation of Arkansas ("IMCA") and immediately exchanged its stock of IMCA plus $500,000 in cash and a two year 6.5% interest bearing promissory note in the amount of $3,000,000 for all of the LDM stock held by a former shareholder of the Company. The acquired stock was immediately retired. No gain or loss was recognized on the distribution of IMCA, since its carrying value was deemed to approximate fair value. IMCA had net sales of $4.7 million, $6.3 million and $6.7 million and net income (loss) of ($0.1) million, $0.1 million and $0.2 million, for the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1996, respectively. The discontinuation of IMCA will not materially impact the Company's future results of operations.

EXTRAORDINARY ITEM: During the year ended September 29, 1996, LDM Canada retired notes payable to two lenders resulting in a $0.8 million extraordinary gain on extinguishment. There was no tax effect related to the gain due to Canadian operating losses.

YEAR ENDED SEPTEMBER 24, 1995 COMPARED TO YEAR ENDED SEPTEMBER 25, 1994

NET SALES: Net sales for fiscal year 1995 were $221.0 million, an increase of $43.4 million, or 24.4%, from $177.6 million in fiscal year 1994. For fiscal year 1995, net sales, before intersegment eliminations of $0.2 million, were comprised of $183.8 million of automotive product sales, $30.7 million of consumer and other product sales, and $6.7 million of mold sales.

     Automotive product sales were $183.8 million, an increase of $60.1 million, or 48.6%, from $123.7 million in fiscal year 1994. This increase was principally due to a full year's sales volume of parts related to the Ford Contour/Mystique and General Motors' Blazer and Sonoma. LDM also began the production of parts related to the Ford F-Series truck and the Ford T-bird/Cougar, formerly manufactured by one of the Company's competitors. As a result of production problems experienced by this competitor, Ford requested that LDM assume responsibility for these parts during the OEM's production run for these models. The overall increase in automotive product sales was principally due to increases in the volume of units sold. Price competition in the automotive industry relative to the Company's products does not generally allow for significant price increases. Consumer and other sales were $30.7 million, an increase of $0.1 million, or 0.3%, from $30.6 million in fiscal year 1994. Mold sales were $6.7 million, a decrease of $16.6 million, from $23.3 million in fiscal year 1994. Mold sales in fiscal year 1995 decreased primarily as a result of fewer new platform launches as compared to fiscal year 1994, which had a significant number of new platform launches for the Contour/Mystique, Sonoma/Blazer and Grand Prix/Cutlass.

GROSS MARGIN: Gross profit for fiscal year 1995 was $38.6 million, or 17.5% of net sales, compared to $25.9 million, or 14.6% of net sales, for fiscal year 1994. Gross profit from automotive operations in the United States was $30.4 million, or 19.7% of net sales, for fiscal year 1995, compared to $17.7 million, or 15.3% of net sales, for fiscal year 1994. This increase was principally due to a 48.6% increase in automotive product sales. Gross profit for fiscal year 1995 from Canadian automotive operations was $4.0 million, or 11.5% of net sales, compared to $3.9 million, or 10.9% of net sales, for fiscal year 1994. Gross profit from consumer and other products was $4.2 million, or 13.1% of net sales, for fiscal year 1995, compared to $4.3 million, or 13.6% of net sales, for fiscal year 1994. Gross margin on mold sales for fiscal year 1995 was $0.4 million, or 5.3% of net mold sales, compared to $1.0 million, or 4.2% of net mold sales for fiscal year 1994. The decrease in gross margin dollars was the result of the decrease in new products introduced in 1995. Gross margin from mold sales is included in the gross margin by segment reported above.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: SG&A expenses for fiscal year 1995 were $23.5 million, or 10.6% of net sales, compared to $17.1 million, or 9.7% of net sales, for fiscal year 1994. The increase in SG&A expenses as a percentage of net sales is primarily attributable to increased design, engineering and program management personnel costs.

INTEREST EXPENSE: Interest expense for fiscal year 1995 was $3.3 million, or 1.5% of net sales, compared to $2.1 million, or 1.4% of net sales, for fiscal year 1994.

INCOME TAXES: The provision for income taxes for fiscal year 1995 was $5.1 million with an effective tax rate of 43.8%, as compared to $3.8 million with an effective tax rate of 58.0% for fiscal year 1994.

QUARTER ENDED DECEMBER 29, 1996 COMPARED TO QUARTER ENDED DECEMBER 24, 1995

NET SALES: Net sales for the three month period ended December 29, 1996 ("first quarter 1997") were $52.3 million, a decrease of $0.9 million, or 1.7%, from $53.2 million in the three month period ended December 24, 1995 ("first quarter 1996"). First quarter 1997 net sales, before eliminations of $0.4 million, were comprised of $45.6 million of automotive product sales, $5.9 million of consumer and other product sales, and $1.2 million of mold sales.

     Automotive product sales in the first quarter of 1997 were $45.6 million, an increase of $2.9 million, or 6.9%, from $42.7 million in the first quarter of 1996. This was principally due to increased sales volume of parts for the F-Series truck. Consumer and other product sales in the first quarter of 1997 were $5.9 million, an increase of $0.6 million, or 10.6%, from $5.4 million in the first quarter of 1996. This was primarily due to increased sales volume, related to office furniture products. First quarter 1997 mold sales were $1.2 million, a decrease of $4.5 million, from $5.7 million in the first quarter of 1996. The lower mold sales reflect reduced new product introductions activity compared to the first quarter of 1996.

GROSS MARGIN: Gross profit for the first quarter of 1997 was $7.9 million, or 15.2% of net sales, compared to $8.2 million, or 15.4% of net sales for the first quarter of 1996. Gross profit from automotive operations in the United States was $8.8 million, or 23.3% of net sales, for the first quarter of 1997, compared to $5.6 million, or 14.8% of net sales for the first quarter of 1996. The increase in gross profit was primarily the result of lower launch activity in the first quarter of 1997, versus the first quarter of 1996 and increases in direct material productivity. The increase in the United States was partially offset by a decrease in gross profit of the Company's Canadian automotive operations. First quarter 1997 gross profit (loss) from the Canadian automotive operation was ($1.1 million), or (12.8%) of net sales, compared to $1.3 million, or 13.3% of net sales for the first quarter of 1996. This decrease was driven by higher scrap and manufacturing overhead costs related to the General Motors Grand Prix/Cutlass and Cadillac Deville/Concourse programs. Gross profits from consumer and other products was $0.2 million, or 3.4% of net sales for the first quarter of 1997, compared to $0.5, or 8.3% of net sales for the first quarter of 1996. Gross margin on mold sales for the first quarter of 1997 was $0.4 million, or 34.3% of net mold sales, compared to $0.5 million, or 9.1% of net mold sales for the first quarter of 1996. The unusually high gross margin was the result of recovery of costs previously deemed uncollectible. Gross margin from mold sales is included in the gross margin by segment reported above.

SELLING, GENERAL AND ADMINISTRATIVE (SG&A) EXPENSES: SG&A expenses for the first quarter of 1997 were $6.3 million, or 12.0% of net sales, compared to $6.7 million, or 12.7% of net sales for the first quarter of 1996. The decrease of SG&A expenses as a percentage of net sales was primarily due to the reduction of commissions related to discontinued products and the expiration of certain commission contracts.

INTEREST EXPENSE: Interest expense for the first quarter of 1997 was $1.1 million, or 2.2% of net sales, compared to $0.9 million, or 1.7% of net sales for the first quarter of 1996.

INCOME TAXES: The provision for income taxes for the first quarter of 1997 was $0.4 million with an effective tax rate of 57.1%, as compared to $0.6 million with an effective tax rate of 131.2% for the first quarter of 1996. The higher effective tax rate in the first quarter of 1996 was the result of the Company not utilizing the tax benefit related to its Canadian net operating losses to offset taxable income generated in the United Sates.

ACQUISITION OF MOLMEC: On January 22, 1997, LDM acquired substantially all the assets of Molmec for approximately $57.6 million in cash and the assumption of certain liabilities including $5.0 million of indebtedness and $11.6 million of current liabilities. Molmec is an industry leader in the design, manufacture and integration of fluid and air management components and under the hood assemblies. The Molmec acquisition is expected to broaden LDM's offering of under the hood assemblies, expand LDM's customer base to include Chrysler and Ford's exterior purchasing group and add to LDM's overall management and engineering capability. Molmec's net sales and net income for the year ended December 31, 1996 were $88.1 million and $7.7 million, respectively.


SENIOR SUBORDINATED NOTES AND NEW SENIOR CREDIT FACILITY: In January of 1997, LDM issued the Notes in aggregate principal amount of $110.0 million bearing interest at the rate of 10 3/4% annually. The proceeds from the Notes were primarily used to fund the Molmec Acquisition and retire certain of LDM's existing indebtedness. Also in January, 1997, the Company obtained a new Senior Credit Facility which provides available borrowings of up to $45 million under revolving loans. In connection therewith, the Senior Credit Facility lender, also issued replacement letters of credit in support of the Arrow Bonds and Molmec Bonds. Accordingly, the interest charges for future periods will be significantly higher than LDM's historical interest charges.



DOMESTIC BUSINESS ACQUISITION: On April 25, 1997, the Company consummated the acquisition of certain assets of a U.S. manufacturer of automotive air vents for approximately $6.5 million. The purchase price is subject to certain adjustments based upon, among other things, the value of the acquired assets on April 25, 1997. The acquired assets include certain elements of the seller's real property, machinery, equipment and inventory. The Company funded the purchase with available funds under the Senior Credit Facility. Net sales for the entity were approximately $15.5 million for the twelve month period ended March 30, 1997 of which approximately $5.9 million were sales to the Company. The acquisition will allow the Company to vertically integrate and increase its instrument panel manufacturing capabilities.


LIQUIDITY AND CAPITAL RESOURCES -- THE COMPANY

     The Company's principal capital requirements are to fund working capital needs, to meet required debt payments, and capital expenditures for facility maintenance and expansion. The Company believes its future cash flow from operations, combined with its revolving credit availability will be sufficient to meet its planned debt service, capital requirements and internal growth opportunities. Potential growth from acquisitions will be funded from a variety of sources including, cash flow from operations and permitted additional indebtedness. As of December 29, 1996 on a pro forma basis after giving effect to the Molmec Acquisition and the Initial Offering, the Company would have had $122.9 million of long-term debt outstanding and would have had the ability to borrow approximately $24.2 million in revolving loans under the Senior Credit Facility.

     Cash provided by operating activities was $12.9 million for fiscal year 1996, a decrease of $1.9 million, compared to $14.8 million for fiscal year 1995. The decrease is primarily the result of lower operating profit from the Company's Canadian automotive operation. Cash provided by operations for the fiscal year 1995 increased $7.0 million, from $7.8 million for fiscal year 1994. This increase was mainly attributable to the addition of the Company's Canadian automotive operation and the of internal growth in its automotive operations within the United States. Cash provided by operating activities for the first quarter of 1997 was $4.5 million, compared to $2.6 million of cash used in the first quarter of 1996. This increase was the result of favorable changes in working capital between the two quarters.

     Capital expenditures for LDM for fiscal year 1996 were $20.2 million compared to $15.1 million for fiscal year 1995 and $29.0 million in fiscal year 1994. Maintenance capital expenditures for fiscal year 1996 were approximately $5.2 million, compared to $3.1 million for fiscal year 1995 and $2.7 for fiscal year 1994. In fiscal year 1996, LDM completed its new design center in Auburn Hills, which required $12.0 million in capital expenditures during fiscal year 1996 and $5.8 million during fiscal year 1995. Other major capital expenditure additions in fiscal year 1996 included robotic painting machines and expanded painting capabilities. Major capital expenditure additions in fiscal year 1995 included leasehold improvements and welding and abatement equipment. Capital expenditure additions in fiscal year 1994 included expanded press capabilities, the purchase of the Leamington facility for $17.4 million, and expanded warehouse facilities. Capital expenditures for Como for fiscal years 1996, 1995 and 1994 were $0.4 million, $0.4 million and $1.2 million, respectively.

     Capital expenditures for the first quarter of 1997 were $5.3 million compared to $3.4 million for the first quarter of 1996. Capital expenditure additions in the first quarter of 1997 included two presses, secondary equipment supporting the F-Series Truck program and expenditures related to the Auburn Hills Design Center.

     The Company believes that its capital expenditures (exclusive of any potential acquisitions) will be approximately $9.0 million to $13.5 million in each of the three fiscal years subsequent to fiscal year 1996, including maintenance capital expenditures of approximately $4.0 million to $6.0 million per fiscal year. However, the Company's capital expenditures may be greater than currently anticipated as a result of new business opportunities.

     Cash provided by financing activities was $0.2 million for fiscal year 1996, compared to $9.0 million for fiscal year 1995. The company was able to fund its 1996 capital expenditures with its cash provided by operating activities and cash restricted for the construction of the Auburn Hills facility. The cash provided by financing activities in 1995 represents the proceeds from the $9.0 million of Multi-Option Adjustable Rate Notes issued to fund construction of the Auburn Hills facility. Cash provided by financing activities for the fiscal year 1994 was $23.4 million. This combination of revolving and term debt was used to fund the purchase of the Canadian automotive operation ($17.4 million) and partially fund the capital expenditures. Cash provided by financing activities for the first quarter of fiscal 1997 was $4.4 million, compared with $2.2 million for the first quarter of fiscal 1996. This increase is primarily due to the increase in capital expenditures between the two quarters.

     The Company's liquidity is affected by both the cyclical nature of its business and levels of net sales to its major customers. The Company's ability to meet its working capital and capital expenditure requirements and service its debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control.

ENVIRONMENTAL

     The Company has received a letter dated October 30, 1996 from a group of corporations which has entered into an agreement with the United States Environmental Protection Agency ("EPA") to prepare a remedial design for curing a failed third-party landfill site in Circleville, Ohio. This letter alleges that the Company is a potentially responsible party ("PRP") under CERCLA in connection with the historic disposal of hazardous substances at the landfill. The Company denies that it is a PRP, and does not believe that it has joint and several liability in connection with the site. Preliminary investigation has yielded no evidence that hazardous waste was sent to the landfill by the Company or Arrow.

     Separately, Armco, Inc., which is a defendant in litigation brought by the EPA respecting a landfill in Byesville, Ohio, filed an action in the United States District Court for the Southern District of Ohio against the Company and other alleged PRPs, seeking contribution for costs it may be required to expend in order to implement a cure at the landfill and reimburse EPA for past costs it has incurred in connection with the site. The Company has answered the Complaint, denying that it has liability as a PRP, and indicating that it does not have joint and several liability for the failed landfill. Investigation by the Company has yielded no evidence of hazardous waste disposal by the Company at the landfill.

     Efforts to resolve any potential liability with respect to these two sites through de minimus settlements are ongoing. Due to the limited time period of ownership/operation, the absence of evidence of hazardous waste disposal by the Company and Arrow, and based upon its experience to date, the Company believes that the future cost of compliance with existing environmental laws, and liability for known environmental claims pursuant to such laws, will occur over a number of years and will not have a material adverse effect on the Company's financial position or results of operations. Further, the Company believes that it will not be liable for an amount in excess of its pro rata share, and that, in fact, it shall settle these matters on a de minimus basis.

     In 1995 the Company expensed $250,000 related to various environmental matters and incurred $2.0 million of capital expenditures related to environmental abatement equipment. During the quarter ended March 30, 1997, the Company expensed an additional $38,000 related to the settlement of the Byesville air permitting and emissions issue and its ongoing Circleville air permitting and emissions issue and expensed $50,000 related to the settlement of the landfill issues. The cash outlays related to environmental issues are expected to be less than $250,000 for fiscal year 1997. The Company has not had any other environmental related expenses or equipment purchases during the three years and the period ended September 29, 1996 or in the six months ended March 30, 1997.

SEASONALITY

     The Company's automotive business is subject to seasonal fluctuations and, historically, the Company has reported lower net sales and profitability in its fiscal fourth quarter due principally to the closure of many automotive OEM facilities in July due to model changeover and summer vacation.

                       SELECTED FINANCIAL DATA -- MOLMEC
                             (DOLLARS IN THOUSANDS)

     The following table sets forth selected historical financial data of Molmec, Inc. for the five years ended December 31, 1996. The selected financial data for these years were derived from the audited financial statements of Molmec, of which the three most recent years are included elsewhere in this Prospectus. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Molmec" and the historical financial statements of Molmec presented elsewhere in this Prospectus.

                                                                    YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------------
                                                         1992      1993      1994      1995      1996
                                                        -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA
  Net sales...........................................  $65,616   $69,393   $79,963   $82,867   $88,113
  Cost of sales.......................................   59,015    59,091    71,336    72,901    66,018
  Gross profit........................................    6,601    10,302     8,627     9,966    22,095
  Selling, general and administrative expenses........    9,207     8,856     9,185     9,285    11,863
  Stock plan compensation expense(a)..................       --        --        --        --     1,200
    Operating profit..................................   (2,606)    1,446      (558)      681     9,032
  Interest expense, net...............................      515       609       715     1,546     1,195
  Net income (loss)...................................   (2,763)    1,277        (6)     (864)    7,688
OTHER FINANCIAL DATA
  Cash flows from operating activities................  $  (414)  $ 2,020   $  (887)  $ 2,234   $ 9,747
  EBITDA(b)...........................................     (932)    3,316     1,459     3,106    11,452
  Depreciation and
    amortization......................................    1,792     1,870     2,016     2,424     2,419
  Capital expenditures................................    2,698     1,140     4,236     6,933     1,356

                                                                          AT DECEMBER 31,
                                                        ---------------------------------------------------
                                                         1992       1993       1994       1995       1996
                                                        -------    -------    -------    -------    -------
BALANCE SHEET DATA
  Cash................................................  $    --    $    --    $    --    $    --    $   602
  Total assets........................................   24,939     26,501     35,102     32,585     29,135
  Total debt..........................................    9,510      7,642     17,957     18,364     10,551
  Stockholders' equity................................    8,109      9,356      4,727      3,676     12,039

------------------------------

(a) Relates to the termination of the existing key-man bonus program.

(b) EBITDA is defined as income from continuing operations before the effect of changes in accounting principles plus interest, income taxes, depreciation and amortization and less equity income from joint venture and gain on sale of joint venture. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA is not, and should not be used as, an indicator or alternative to operating income, net income or cash flow as reflected in the Financial Statements, is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses, is not a measure of financial performance under generally accepted accounting principles, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and may not be comparable to other similarly-titled measures of other companies.

     A reconciliation of net income (loss) to EBITDA is as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------------
                                                           1992       1993      1994      1995      1996
                                                           ----       ----      ----      ----      ----
Net income (loss).....................................    $(2,763)   $1,277    $   (6)   $ (864)   $ 7,688
Add (deduct) the following:
  Gain on sale of joint venture.......................                         (1,147)
  Equity income from joint venture....................       (476)     (440)     (119)       --         --
  Cumulative effect of accounting change..............         --        --        --        --        150
  Interest expense....................................        515       609       715     1,546      1,195
  Depreciation and amortization.......................      1,792     1,870     2,016     2,424      2,419
                                                          -------    ------    ------    ------    -------
EBITDA................................................    $  (932)   $3,316    $1,459    $3,106    $11,452
                                                          =======    ======    ======    ======    =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- MOLMEC

GENERAL

     LDM believes Molmec is an industry leader in the design, manufacture and integration of fluid and air management components and assemblies for under-the-hood use. Products manufactured by Molmec include cowl vent assemblies, fluid reservoirs including degas bottles, battery trays and covers, air deflectors and sight shields. Molmec provides components and subassemblies for a variety of light duty trucks, sport utility vehicles, minivans and passenger cars, including: Ford's F-Series truck, Windstar minivan, and Taurus/Sable, Mustang, Crown Victoria/Grand Marquis and Contour/Mystique passenger cars; General Motors' Grand Prix/Cutlass passenger car; and Chrysler's Dakota light truck and Caravan/Voyager minivan. During 1993 and 1994, the majority of Molmec's senior management team was replaced with a more experienced and professional management team which has led to a substantial increase in sales and improved operating performance. The new management team implemented a number of operating changes which included (i) establishing a product-focused manufacturing strategy for Molmec's individual facilities, (ii) replacing low margin products with design-intensive integrated systems, (iii) expanding design, program management and engineering capabilities, and (iv) implementing a cost reduction program through value analysis and "lean manufacturing" initiatives. As a result of these efforts and the growing market for under-the-hood components, Molmec's net sales, EBITDA (see Note (b) on page 38) and net income have increased substantially from approximately $69.4 million, $3.3 million and $1.3 million, respectively, for the fiscal year ended December 31, 1993, to approximately $88.1 million, $11.5 million and $7.7 million, respectively, for the fiscal year ended December 31, 1996.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

NET SALES: Net sales for fiscal year 1996 were $88.1 million, an increase of $5.2 million or 6.3%, from the prior period. The increase in net sales is primarily the result of achieving a full year of sales on the Ford Taurus/Sable and Chrysler Caravan/Voyager minivan programs, which were launched during 1995.

GROSS PROFIT: Gross profit for fiscal year 1996, was $22.1 million, or 25.1% of net sales, compared to $10.0 million or 12.1% of net sales for the prior period. This improvement in gross profits was primarily due to (i) operational efficiencies achieved by new program managers and a new cross functional organization established in early 1995, (ii) the full period impact of higher margin products initiated in fiscal year 1995 and (iii) major cost reduction programs launched in late 1995 and early 1996.

SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES: SG&A expenses for fiscal year 1996 were $13.1 million, or 14.9% of net sales compared to $9.3 million, or 11.2% of net sales for the prior period. This increase of $3.8 million was the result of a charge of $1.2 million related to the termination of the existing key-man bonus program, the bonus expense of $0.7 million associated with the new key-man bonus program and higher expenses associated with engineering and design expenditures.

INTEREST EXPENSE: Interest expense for fiscal year 1996 was $1.2 million, or 1.4% of net sales, compared to $1.5 million, or 1.9% of net sales, for the prior period.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

NET SALES: Net sales for fiscal year 1995 were $82.9 million, an increase of $2.9 million, or 3.6%, from $80.0 million for fiscal year 1994. The increase was principally due to higher tooling sales partially offset by lower sales for selected Ford passengers cars, including the Mustang and T-Bird, and the Chrysler Caravan/Voyager minivans.

GROSS PROFIT: Gross profit for fiscal year 1995 was $10.0 million, or 12.0% of net sales compared to $8.6 million, or 10.8% of net sales, for fiscal year 1994. Higher gross profit in 1995 was attributable to lower operating costs for direct labor and manufacturing overhead and improved margins associated with new products launched. Gross profit improved significantly despite the major Ford Taurus and Chrysler Caravan/Voyager minivan product launchings, as well as the opening of a new manufacturing facility.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: SG&A expenses for fiscal year 1995 were $9.3 million, or 11.2% of net sales, compared to $9.2 million, or 11.5% of net sales for fiscal year 1994.

INTEREST EXPENSE: Interest expense for fiscal year 1995 was $1.5 million, or 1.9% of net sales, compared to $0.7 million, or 0.9% of net sales, for fiscal year 1994. The increase in interest expense was attributable to increased levels of debt outstanding and slightly higher interest rates in fiscal year 1995 compared to fiscal year 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

NET SALES: Net sales for fiscal year 1994 were $80.0 million, an increase of $10.6 million, or 15.2%, from $69.4 million for fiscal year 1993. This increase is primarily the result of higher under-the-hood component sales. In fiscal year 1994, Molmec launched six new programs, including cowl screen programs on the Ford Mustang and Windstar, which accounted for the majority of the sales increase. Partially offsetting these increases was a decrease of $3.4 million in tooling sales.

GROSS PROFIT: Gross profit for fiscal year 1994 was $8.6 million, or 10.8% of net sales, compared to $10.3 million, or 14.8% of net sales, for fiscal year 1993. Lower profit for fiscal year 1994 resulted from inefficiencies associated with new program launches and the outsourcing of certain molding and painting jobs due to capacity issues.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: SG&A expenses for fiscal year 1994 were $9.2 million, or 11.5% of net sales, for fiscal year 1994, compared to $8.9 million, or 12.8% of net sales for fiscal year 1993. The decrease in SG&A expenses as a percentage of net sales was primarily attributable to higher sales in fiscal year 1994.

INTEREST EXPENSE: Interest expense for fiscal year 1994 was $0.7 million, or 0.9% of net sales, compared to $0.6 million, or 0.9% of net sales, for fiscal year 1993. The increase in interest expense was attributable to increased levels of debt outstanding in fiscal year 1994.

CAPITAL EXPENDITURES:

Capital expenditures were $1.4 million for fiscal year 1996 compared to $6.9 million for fiscal year 1995. Capital expenditures for fiscal years 1994 and 1993 were $4.2 million and $1.1 million, respectively. A significant portion of the capital expenditures for fiscal year 1995 related to the construction of the new Hartland facility and the purchase of machinery for this facility. A significant portion of the increase in capital expenditures in fiscal year 1994 related to machinery and equipment purchased to manufacture new parts for the Ford Taurus/Sable passenger car and Windstar minivan.

                                    BUSINESS

     Unless the context otherwise requires, all references in this Prospectus to the Company shall mean LDM Technologies, Inc., its consolidated subsidiaries and the Molmec business. References to LDM shall mean LDM Technologies, Inc. and its consolidated subsidiaries excluding Molmec. References to Molmec shall mean Molmec, Inc.

GENERAL

     LDM is a leading Tier I designer and manufacturer of highly engineered plastic instrument panel and exterior trim components supplying primarily North American automotive original equipment manufacturers. Suppliers that sell directly to OEMs are referred to herein as "Tier I" suppliers. Instrument panel components manufactured by LDM include cluster finish panels, center trim panels, air vents, coin and cup holders, ashtrays, gloveboxes, telephone holders and consoles. Exterior trim components manufactured by LDM include front and rear bumper fascias, end caps, body side claddings, rocker panels and grills. As part of LDM's business strategy to target growing niche markets that require significant design and engineering capabilities, it recently consummated the acquisition of Molmec, a Tier I automotive supplier of close tolerance, plastic components for under-the-hood fluid and air management applications. The Company, on a pro forma basis, had fiscal year 1996 net sales of $306.4 million, a loss from continuing operations before accounting change and extraordinary item of $2.3 million, a net loss of $1.7 million and EBITDA (see Note (d) on page 10) of $26.8 million.

     The Company's major OEM customers include Ford, General Motors, Volkswagen and Chrysler, with pro forma fiscal year 1996 net product sales (which excludes mold sales) to these customers representing approximately 43%, 30%, 7% and 3%, respectively, of pro forma fiscal year 1996 net product sales. The Company supplies components and subassemblies for a variety of light duty trucks, sport utility vehicles, minivans and passenger cars including: Ford's F-series truck, Expedition and Explorer sport utility vehicles, Windstar minivan, and Contour/Mystique and Taurus/Sable passenger cars; General Motors' Sonoma, Blazer and Jimmy sport utility vehicles, and Grand Prix/Cutlass, Cadillac Deville and Seville passenger cars; Volkswagen's Golf/Jetta passenger car and Chrysler's Dakota light truck, Caravan/Voyager minivan, and Neon passenger car.

     The Company is a full-service supplier with advanced computer design and engineering capabilities which have enabled the Company to penetrate OEM new product programs during the concept stage of the product life cycle and promote long-term customer relationships. The Company recently constructed its Auburn Hills Design Center to enhance its conceptual design and development capabilities. The Company has been recognized as a quality supplier by its OEM customers and, in addition, has received Ford's Q1 Award and is in the process of being QS 9000 certified. To improve the Company's ability to support its OEM customers internationally, the Company is finalizing alliances with certain European automotive suppliers that manufacture products which complement the Company's three automotive lines of business and have strong product technology and engineering capabilities.

     The Company conducts molding, class A painting and assembly operations in eleven locations in Michigan, Indiana, Ohio, Tennessee and Canada. In addition to its injection molding expertise, the Company also possesses a broad range of paint application capabilities, including recently developed robotic paint application technology which it believes provides it with competitive advantages in serving the exterior trim market.

     LDM, a privately held Michigan corporation, was incorporated in 1985 to pursue acquisitions in the automotive industry. In 1986, LDM began to focus on the market for highly engineered plastic components when it acquired Arrow Molded Plastics, Inc. To strengthen its presence in this market, LDM acquired Knapp Plastics Ltd., a manufacturer of exterior trim components in 1993 and purchased selected assets of Windsor Plastic Products Ltd., a manufacturer of instrument panel components in 1994. The acquisition of Molmec is a continuation of LDM's efforts to strengthen its position as a leading Tier I supplier of niche thermoplastic components and systems. Management believes that each of these acquisitions has enhanced the Company's growth opportunities by providing new customers, niche product capabilities, additional manufacturing capacity and cost reductions through economies of scale. Through a combination of these and other acquisitions and internal growth, LDM's net sales and EBITDA (see Note (d) on page 10) have increased from approximately $76.2 million and $4.8 million, respectively, in fiscal year 1992 to approximately $306.4 million and $26.8 million, respectively, on a pro forma basis in fiscal year 1996, which represents a CAGR of 42% and 53%, respectively. Pro forma loss from continuing operations before accounting change and extraordinary item for 1996 was $2.3 million.

THE MOLMEC ACQUISITION

     On January 22, 1997, LDM acquired substantially all of the assets of Molmec, a privately held Michigan corporation incorporated in 1959, for approximately $57.6 million in cash and the assumption of certain liabilities including $5.0 million of indebtedness and $11.6 million of current liabilities as of September 29, 1996.

     The Molmec Acquisition is a continuation of LDM's efforts to strengthen its position as a leading Tier I supplier of niche thermoplastic components and systems to the North American automotive market. LDM believes Molmec is an industry leader in the design, manufacture and integration of fluid and air management components and assemblies for under-the-hood use. Products manufactured by Molmec include cowl vent assemblies, fluid reservoirs including degas bottles, battery trays and covers, air deflectors and sight shields. Molmec's largest OEM customers are Ford and Chrysler, which accounted for approximately 57% and 11%, respectively, of Molmec's net product sales for the twelve-month period ended September 29, 1996. Molmec provides components and subassemblies for a variety of light duty trucks, sport utility vehicles, minivans and passenger cars, including: Ford's F-Series truck, Windstar minivan, and Taurus/Sable, Mustang, Crown Victoria/Grand Marquis and Contour/Mystique passenger cars; General Motors' Grand Prix/Cutlass passenger car; and Chrysler's Dakota light truck and Caravan/Voyager minivan.

     The Molmec Acquisition is expected to provide the Company with a number of benefits including:

     - An established position and design and engineering capabilities in the growing market for under-the-hood components.

     - A broader range of customers and product lines, which will further diversify the Company's revenue base. For example, the Company believes the Molmec Acquisition will provide LDM with a long-term position in Chrysler's and Ford's supply base for exterior and under-the-hood products.

     - A number of cost reduction opportunities, which include (i) consolidating corporate offices, (ii) achieving economies of scale in purchasing raw materials, (iii) minimizing outsourcing requirements due to increased manufacturing capacity and (iv) reducing other corporate overhead expenses.

     - A management team with significant expertise and customer relationships in the under-the-hood market.

     During 1993 and 1994, the majority of Molmec's senior management was replaced with a more experienced and professional management team which has led to a substantial increase in sales and improved operating performance. The new management team implemented a number of operating changes which included (i) establishing a product-focused manufacturing strategy for Molmec's individual facilities, (ii) replacing low margin products with design-intensive integrated systems, (iii) expanding design, program management and engineering capabilities, and (iv) implementing a cost reduction program through value analysis and "lean manufacturing" initiatives. As a result of these efforts and the growing market for under-the-hood components, Molmec's net sales, net income and EBITDA (see Note (b) on page 38) have increased substantially from approximately $69.4 million, $1.3 million and $3.3 million, respectively, for the fiscal year ended December 31, 1993, to approximately $88.1 million, $7.7 million and $11.5 million, respectively, for the fiscal year ended December 31, 1996.

INDUSTRY OVERVIEW

     The North American automotive industry is currently experiencing a number of trends which are significant to the Company's business.

          Increasing Utilization of Plastic. In recent years, OEMs have focused their efforts on developing and employing lower cost and lighter materials, such as plastic, in the design of components. Plastic provides OEMs with a number of design advantages over metal including increased design flexibility and aesthetic appeal, resistance to corrosion and improved fuel-efficiency performance due to lighter weight materials. Substituting plastic for metal can also reduce manufacturing costs by eliminating machining costs, reducing painting costs, facilitating assembly, minimizing tooling costs and consolidating the number of parts used in a vehicle. The Company believes that while the majority of opportunities for converting metal into plastic have already occurred in exterior and interior trim applications, there are significant growth opportunities in the use of plastic in under-the-hood components. Suppliers of under-the-hood components, such as Molmec, are increasingly being asked to develop complex under-the-hood systems, including plastic transmission covers that consolidate engine mounts and drive shaft seals and battery trays that integrate fluid reservoirs.

          Expansion of OEM Supplier Responsibilities. Since the 1980s, OEMs such as Ford, General Motors and Chrysler have been actively reducing their supplier base to include only those suppliers which accept significant responsibility for product management and meet increasingly strict standards for product quality, on time delivery and manufacturing costs. These suppliers are expected to control many aspects of the production of system components, including design, development, component sourcing, manufacturing, quality assurance, testing and delivery to the customer's assembly plant.

          Globalization of the OEM Supplier Base. Several OEMs have announced certain models designed for the world automobile market ("World Car"). This departure from the historical practice of designing separate models for each regional market will generally require suppliers to establish international design and manufacturing capabilities through internal development, joint ventures or acquisitions. As a result, certain domestic and European OEMs have encouraged their existing suppliers to establish foreign production support for World Car programs.

          Market-based Pricing. In an effort to reduce costs and to ensure the affordability and competitiveness of their products, OEMs are sourcing automotive components using a market-based pricing approach. In using such a market-based approach, OEMs establish a target price, or the price the market is willing to pay for a vehicle, and systematically divide this price into system and component target prices. In addition, under market-based pricing, the OEMs often require annual price reductions for the vehicle's systems and components. As a result, the market-based approach to pricing has generally required automotive suppliers to focus on continually reducing product costs while improving quality standards.

BUSINESS STRATEGY

     The Company has developed and is implementing a business strategy to achieve continued growth while enhancing its competitive position as a Tier I OEM supplier. Suppliers that sell directly to OEMs are referred to herein as "Tier I" suppliers. The Company's growth is being principally driven by (i) a strategic focus on niche products, such as under-the-hood components, that the Company believes possess strong secular growth potential and require significant design and engineering capabilities and (ii) selected acquisitions to take advantage of the consolidation trends in the OEM supplier industry. In addition, the Company continually seeks to enhance its Tier I relationships through a number of initiatives, including (i) expanding its full service capabilities in response to increasingly rigorous OEM purchasing and manufacturing policies,
(ii) establishing a global position through participation on World Car programs and the establishment of alliances with foreign suppliers, and (iii) improving cost competitiveness through the implementation of lean manufacturing methodologies and value engineering programs.

          Grow the Under-the Hood Systems Line of Business. The Company has pursued a strategic plan to focus on niche products within growing markets that typically require significant design and engineering capabilities. As an example, Molmec has been designated a long-term supplier of various exterior and under-the-hood applications to Ford and Chrysler. The Company intends to capitalize on the Molmec Acquisition by focusing on numerous metal-to-plastic conversion opportunities, such as intake manifolds, valve covers, engine covers and transmission covers. In addition, the Company intends to establish alliances with one or more European under-the-hood suppliers. The Company believes such alliances would provide numerous benefits, including potential access to innovative under-the-hood products being developed by such manufacturers. One such alliance has resulted in a purchase order to develop prototype plastic composite transmission shifters for Ford Europe.

          Target Selected Acquisitions to Enhance Growth Opportunities. LDM's acquisition strategy is focused on enhancing and expanding its three existing lines of business to provide additional growth. Since its incorporation in 1985, LDM has completed three such strategic acquisitions, including Arrow Molded Plastics, Inc. (1986), Knapp Plastics Ltd. (1993) and selected assets of Windsor Plastic Products Ltd. (1994). The acquisition of Molmec is a continuation of LDM's efforts to strengthen its position as a leading Tier I supplier of niche thermoplastic components and systems. Management believes that each of these acquisitions has enhanced the Company's growth opportunities by providing new customers, niche product capabilities, additional manufacturing capacity and cost reductions through economies of scale. In addition, the Company's experience as a Tier I supplier has enabled it to improve the operating performance of its acquisitions.

          Full-Service Capabilities. In response to the evolving purchasing and manufacturing policies of the OEMs, the Company has made substantial investments to develop comprehensive, full-service capabilities, including component design and engineering, prototype production, tooling and manufacturing. This full-service product management capability enables the Company to penetrate OEM product programs during the product conception stage and provide OEMs with design, engineering and technology expertise. The Company has recently made significant investments in creative design capabilities that enhance its ability to participate in the early stages of customer programs utilizing, for instance, computer aided simulation as a way to reduce the cost and time required to develop new products. To support its advanced engineering efforts, the Company recently constructed its Auburn Hills Design Center which provides it with a state-of-the-art facility.

          Establish Global Position. The Company began to establish its position as a World Car supplier through its participation in the Ford Contour/Mystique program beginning in 1989 and Volkswagen Golf/Jetta World Car program beginning in 1993. An international development team was formed in 1993 to focus on serving existing World Car programs and expanding the Company's global supplier capabilities. Partly as a result of this effort, the Company is finalizing alliances with certain European suppliers. These suppliers make products that complement the Company's three lines of business and also have innovative product technology and engineering capabilities that can strengthen those of the Company. These suppliers include a company specializing in intricate instrument panel components, a global supplier of exterior trim fascia and an under-the-hood components specialist with a long-term relationship with Chrysler to supply degas bottles. These alliances are expected to provide the Company with a European production capability and access to European product development. For example, one of the Company's alliances is focused on developing plastic composite transmission shifters for Ford Europe. There can be no assurance that any such alliances will be finalized on terms acceptable to the Company. See "Business -- International Alliances."

          Improve Cost Competitiveness. The OEMs conversion toward market driven pricing and long-term productivity commitments have forced suppliers to focus on eliminating waste and optimizing productivity. The Company has been successful in implementing lean manufacturing methodologies and continues to emphasize their implementation as a means of achieving cost advantages. In particular, the Company emphasizes kanban production scheduling and materials management techniques and direct labor productivity improvement methods established by in-plant process improvement teams. The Company has recently launched an aggressive value engineering program to pursue cost reductions through increased use of recycled materials, standardized fasteners and reduced product weight.

AUTOMOTIVE PRODUCTS

     The Company designs and manufactures highly-engineered, plastic instrument panel, exterior trim and under-the-hood components. In recent years, the Company has significantly expanded its design and engineering capabilities which provide the Company with a competitive advantage in obtaining new business. The Company's three automotive lines of business are as follows:

          Instrument Panel Components. The Company focuses on the production of complex products such as instrument panel subassemblies which require the integration of multiple components. Instrument panel components manufactured by the Company include cluster finish panels, center trim panels, air vents, coin and cup holders, ashtrays, gloveboxes, telephone holders and consoles. Certain products in this line of business demand functional aesthetics appeal and typically require the Company to provide innovative and design intensive solutions for application requirements stipulated by OEMs. Historically, LDM's largest customer for its instrument panel components has been Ford. Instrument panel components and other interior trim products represented approximately 61% of LDM's fiscal year 1996 net automotive product sales.

          Exterior Trim Components. Exterior trim systems manufactured by the Company include front and rear bumper fascias, end caps, body side claddings and moldings, rocker panels and grills. The Company's broad range of exterior trim class A painting capabilities provides it with a competitive advantage in supplying exterior trim to domestic and foreign OEMs. The Company is able to provide both high-bake high solids painting, which is traditionally preferred by domestic OEMs, and low-bake, two component painting, which is preferred by foreign OEMs. The Company believes it is also a leader in the development of dry paint technology, a sophisticated form of insert molding of films upon which exterior paint is extruded. The Company has also recently developed paint application technology utilizing innovative robotic applications which has enabled the Company to reduce costs by improving paint transfer efficiency. Historically, LDM's largest customer for its exterior trim components has been General Motors. Exterior trim component sales represented approximately 39% of LDM's fiscal year 1996 net automotive product sales.

          Under-the-Hood Components. The Company is a designer and manufacturer of fluid and air management components for under-the-hood applications such as cowl vent assemblies, fluid reservoirs including degas bottles, battery trays and covers, air deflectors and sight shields. The Company believes that it supplies, through Molmec, the majority of Ford's cowl vent assemblies for North American car and truck platforms. OEMs are increasingly substituting plastic for metal in under-the-hood components and systems in an effort to reduce cost, noise and weight, to enhance design flexibility, to improve airflow and to increase aesthetic appeal. Historically, Molmec's largest customer for its under-the-hood components has been Ford. Under-the-hood component sales represented approximately 60%, of Molmec's fiscal year 1995 net product sales.

CONSUMER PRODUCTS


     Como, a manufacturer of consumer and office products, was acquired by LDM in 1993. Como is a manufacturer of plastic injection molded products for the electronics, computer, television, office furniture, appliance, transportation and business machine markets. Como's extensive finishing capabilities include painting, EMI/RFI shielding, hot stamping, induction bonding, pad printing and machining of molded parts. With injection molding machines ranging from 230 tons to 3,000 tons, Como has the ability to produce a broad range of molded parts, including injection molded, structural foam and counter pressure structural foam parts. Como sales represented approximately 11.5% of LDM's fiscal year 1996 net product sales. See Note 7, "Segment Data from Continuing Operations" of the Notes to LDM's Consolidated Financial Statements.


CUSTOMERS

     The Company's principal customers are Ford, General Motors, Volkswagen and Chrysler for which it supplies components and subassemblies for a variety of light duty trucks, minivans and passenger cars. While the Company's products are generally used on a diverse group of over 40 models, the Company's sales and marketing efforts have been directed towards those sectors of the automotive market which have experienced strong consumer demand and growth in sales. The Company supplies components and subassemblies for a variety of light duty trucks, sports utility vehicles, minivans and passenger cars including: Ford's F-Series truck, Expedition and Explorer sport utility vehicles, Windstar minivan, and Contour/Mystique and Taurus/Sable passenger cars; General Motors' Sonoma Blazer and Jimmy sport utility vehicles, and Grand Prix/Cutlass, Cadillac Deville and Seville passenger cars; Volkswagen's Golf/Jetta passenger car and Chrysler's Dakota light truck, Caravan/Voyager minivan, and Neon passenger car.

     The approximate percentage of net production sales to the principal customers for LDM, Molmec and the Company on a pro forma basis for the twelve-month period ended September 29, 1996 are shown below:

                                                              YEAR ENDED SEPTEMBER 29, 1996
                                                              -----------------------------
                          CUSTOMER                             LDM     MOLMEC    PRO FORMA
                          --------                            ------   -------   ----------
Ford........................................................    37.2%    56.5%       42.9%
General Motors..............................................    41.4      3.3        30.1
Volkswagen..................................................    10.0       --         7.0
Chrysler....................................................      --     11.2         3.3
Other Automotive............................................      --     23.5         7.0
Other Non-Automotive........................................    11.4      5.5         9.7
                                                               -----    -----       -----
     Total..................................................   100.0%   100.0%      100.0%

     The Company's customers typically award purchase orders on a limited source basis that normally cover components to be supplied for a particular car model. Such purchase orders generally provide for supplying the customer's requirements for a model year, although, in practice, such purchase orders are typically renewed until the component is redesigned or eliminated in a model change.

     Products under development are assigned a selling price which is reevaluated from time to time during the product development cycle. Prior to production, the Company and the customer generally agree on a final price, which, in some instances, may be subject to negotiated price reductions or increases over the term of the project. Consequently, the Company's ability to improve operating performance is generally dependent primarily on its ability to reduce costs and operate more efficiently.

     The Company has been chosen as a supplier on a variety of light trucks (including pick-up trucks, minivans, full size vans and sport utility vehicles) and passenger car models. The following table presents an overview of the major models, listed alphabetically, for which LDM and Molmec currently produce components for their OEM customers:

                                                                    MODEL
                                           --------------------------------------------------------
               CUSTOMER                            LDM                                MOLMEC
---------------------------------------    --------------------                --------------------
General Motors-truck...................    APV/Transport
                                           Astro/Safari
                                           Blazer
                                           Bravada
                                           Jimmy
                                           Sonoma/Blazer
                                           Sonoma Pick-up
                                           1500 Series

General Motors-car.....................    Achieva/Grand Am                    Achieva/Grand Am
                                           Alero                               Firebird/Camaro
                                           Corvette                            Grand Prix/Cutlass
                                           Deville/Concourse
                                           El Dorado
                                           Firebird/Camaro
                                           Grand Prix/Cutlass
                                           Malibu/Century
                                           Seville

Ford-truck.............................    Aerostar                            Aerostar
                                           Expedition                          Econoline
                                           Explorer                            Explorer
                                           F-Series truck                      F-Series truck
                                           F-250/F-350                         F-250/F-350
                                                                               Villager
                                                                               Windstar

Ford-car...............................    Continental                         Continental
                                           Contour/Mystique                    Contour/Mystique
                                           Mustang                             Crown Victoria/Grand
                                           Probe                               Marquis
                                           T-Bird/Cougar                       Mark VIII
                                           Taurus/Sable                        Mustang
                                           Town Car                            T-Bird/Cougar
                                                                               Taurus/Sable
                                                                               Town Car

Chrysler-truck.........................                                        Caravan/Voyager
                                                                               Dakota

Chrysler-car...........................                                        Neon

Volkswagen.............................    Golf/Jetta                          Concept

INTERNATIONAL ALLIANCES

     In an effort to expand its capabilities to support World Car programs, the Company is finalizing alliances with three European suppliers. The Company believes that these suppliers have products that complement the Company's three lines of business and also have innovative product technology and engineering capabilities. These alliances, categorized by the Company's line of business, are as follows:

          Instrument Panel Components. The Company is finalizing a joint venture with a foreign supplier specializing in intricate instrument panel components such as air vents. The Company believes that, when finalized, this joint venture will provide the Company with access to state-of-the-art air vent technology and the capability to supply instrument panel components for Ford and other OEMs on a global basis. As a result of this preliminary understanding, the joint venture was selected as a supplier of air vents for the new Ford Escort, a World Car program that is being launched in 1999.

          Exterior Trim Components. The Company has entered into an agreement in principle with a large global manufacturer, to supply fascias, wheel liners and grills for the Volkswagen A4 program in Mexico. When finalized, the Company will have the majority equity position in this venture.

          Under-the-Hood Components. The Company has entered into a stock purchase agreement to acquire an 80% interest in a U.S. affiliate of a foreign under-the-hood product specialist with manufacturing capabilities in both injection and blow molding for a purchase price of approximately $2.5 million in cash. Consummation of this stock purchase is subject to usual and customary closing conditions. If consummated, the Company believes this alliance may provide potential access to innovative under-the-hood products not currently produced by the Company.

DESIGN AND PRODUCT ENGINEERING

     The Company is a full service Tier I supplier with advanced design and engineering capabilities which enable it to design innovative, high-quality products that provide value to its customers. Suppliers that sell directly to OEMs are referred to herein as "Tier I" suppliers. LDM recently built its Auburn Hills Design Center to provide an environment for trend-setting conceptual design and product development. The Company has made other significant investments in conceptual design capabilities that allow it to participate in the earliest stages of programs. For instance, the Company has embraced computer-aided simulation directly linked to customer computer networks as a means to reduce the cost and time required to develop new products. The industrial design activity has augmented the Company's traditional modeling methods with computer-aided technology reducing staff requirements as well as simplifying the integration of design and engineering functions. The Company has transitioned from computer-aided design shell to solid modeling providing a direct link to rapid prototyping. The Company's design staff employs state-of-the-art ALIAS computer software to provide three-dimensional virtual modeling and product animation. Analytical tools employed include finite element analysis for structural analysis, kinematics for mechanisms, computational fluid dynamics for airflow studies and moldfilling analysis for injection molding optimization and warp prediction.

MANUFACTURING

     The Company's OEM customers are focusing on suppliers capable of delivering quality products, controlling manufacturing costs and integrating, through design capabilities, multiple components into larger systems. The Company has responded to this challenge by implementing a lean manufacturing program and adopting advanced processing technology.

     The Company's lean manufacturing program has focused on "kanban" production scheduling and materials management techniques and labor productivity improvements. Kanban management techniques are characterized by flexible production scheduling as well as vendor scheduling, reduced work queues, more frequent vendor deliveries and reduced inventory levels. Through kanban, the Company has experienced increased inventory turnover and generally reduced inventory levels.

     The Company continually seeks to achieve labor productivity improvement and has established a work environment which encourages employee involvement in identifying and eliminating waste. A key factor in the Company's operations is maintaining the flexibility to respond to the demands of different product runs and changing product delivery requirements while continuously increasing production efficiency.

     The Company believes its broad base of class A paint application capabilities positions it well for supplying the domestic and foreign exterior trim market. The Company is able to provide both high-bake high solids painting, which is traditionally preferred by domestic OEMs, and low-bake, two component painting, which is preferred by foreign OEMs. The Company has also recently developed paint application technology utilizing innovative robotic applications which has enabled the Company to reduce costs by improving paint transfer efficiency.

     All of the Company's design and manufacturing facilities are in the process of obtaining QS 9000 certification, the standard recently adopted by the Automotive Industry Action Group. Chrysler and General Motors have each indicated that by July 1, 1997 and December 31, 1997, respectively, they will allow only Tier I supplier facilities with QS 9000 certification to bid on new manufacturing business. Ford has not set a specific date by which its suppliers must be certified. The Company believes that all of its design and manufacturing facilities will complete QS 9000 certification by the Fall of 1997. If the Company is not able to quote on new business with the OEMs it could materially and adversely affect the Company's financial condition and results of operations in the year 2000 and beyond.

     While the Company believes it will achieve QS 9000 certification for its applicable facilities by the respective dates previously described above, no assurance can be given that any of the Company's facilities will in fact be certified.

MARKETING

     Sales of the Company's products to OEMs are made directly by the Company's sales and engineering force, headquartered in Michigan. Through the sales and engineering office, the Company services its OEM customers and manages its continuing programs of product design improvement and development. The Company's sales and engineering force currently consists of 59 individuals, including several who are located periodically at various OEMs' offices in order to facilitate the development of new programs. See "Certain Transactions" as to Sales Representation Agreements entered into with respect to the sale of the Company's products to Ford and General Motors.

COMPETITION

     The automotive supplier industry in which the Company competes is highly competitive. A large number of actual or potential competitors exist including the internal component supply operations of the OEMs as well as independent suppliers, many of which are larger than the Company. The Company believes its principal competitors in its three lines of business include: Progressive Dynamics Inc., Summit Polymers Inc. and Manchester Plastics, a business unit of Collins & Aikman Corporation, in instrument panel components; Magna International Inc., Venture Holdings Corporation, and JPE, Inc., in exterior trim components; and Huron Inc., Key Plastics Inc. and Lacks Industries in under-the-hood components.

     The Company principally competes for new business both at the initial development of new models and upon the redesign of existing models by its major customers. New model development generally begins two to four years prior to the marketing of such models to the public. Because of the large investment by OEMs and Tier I suppliers in tooling and the long lead time required to commence production, OEMs and Tier I suppliers generally do not change a supplier during a model production run.

PROPERTIES

     The Company conducts molding, painting and assembly operations in approximately one million square feet of space in a total of eleven locations including five plants located in Michigan (Clarkston, Fowlerville, Hartland, New Hudson and Rochester Hills), one plant in Indiana (Columbus), three plants in Ohio

(Circleville, Napoleon and Byesville), one plant in Tennessee (Franklin) and one plant in Canada (Leamington, Ontario). Each of the Byesville, Franklin, Leamington, New Hudson, Hartland, Fowlerville and Clarkston facilities are owned by the Company. The Circleville and Napoleon facilities are leased from unaffiliated parties. The Rochester Hills and Columbus facilities and Troy, Michigan administrative offices are leased from affiliated parties. See "Certain Transactions". The utilization and capacity of the Company's facilities fluctuates based upon the mix of components the Company produces and the vehicle models for which they are being produced.

     In October 1996, LDM relocated its principal executive offices and design and engineering staff from Troy, Michigan to Auburn Hills, Michigan. The Auburn Hills offices are owned by the Company. The Company believes that its facilities and equipment are in good condition and are adequate for the Company's present and anticipated future operations.

RAW MATERIALS

     The principal raw materials used by the Company are engineered plastic resins such as nylon, polypropylene, polycarbonate and acrylonitrile-butadiene-styrene, paint, and steel for production molds, all of which are available from many sources. The resins used in the Company's business historically have been subject to price fluctuations. In the past, the Company has been unable to pass price increases in resins through to its customers. There can be no assurance that a material increase in the price of resin will not adversely affect the Company's results of operations. The Company has not experienced significant raw material shortages and does not anticipate raw material shortages in the foreseeable future.

EMPLOYEES

     As of September 29, 1996, the Company's workforce included approximately 2,495 employees, of which 554 were salaried workers, and 1,941 were hourly workers including temporary and part-time employees. The Company has approximately 293 hourly employees represented by the Canadian Automobile Workers union at its Leamington, Canada facility and approximately 213 hourly employees represented by the United Auto Workers at its Como facility. The Company's three-year contract with the bargaining unit for the Leamington facility expires January 15, 1998. None of the Company's other employees are subject to collective bargaining agreements. The Company has not experienced any work stoppages and considers relations with its employees to be good.

ENVIRONMENTAL MATTERS

     The Company's operations and properties are subject to a wide variety of international, federal, state and local laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees (collectively, "Environmental Laws"). As such, the nature of the Company's operations exposes it to the risk of claims with respect to such matters and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims.

     The Company has taken steps, including the installation of a Facilities Coordinator, to reduce the environmental risks associated with its operations and believes that it is currently in substantial compliance with applicable Environmental Laws. On March 27, 1997, the Company agreed to a settlement in principle with the State of Ohio Environmental Protection Agency ("OEPA") concerning alleged air emissions violations at the Byesville, Ohio facility. In the very near future, the Company will enter into a consent decree with OEPA to settle for $188,000 in civil penalties these alleged past air permitting and emissions violations. The Company has installed control equipment and conducted air compliance inspections to bring the Byesville operations into compliance with applicable Environmental Laws. Separately, the Company has received a notice of violation letter from OEPA for past violations of air pollution control laws at the Company's Circleville, Ohio facility. As of September 29, 1996, the Company had reserved approximately $250,000 and during the quarter ended March 30, 1997 accrued an additional $38,000 to cover liabilities associated with these two matters; however, no assurance can be given that the actual amount of these liabilities will not exceed these reserve.

     The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") and similar state laws impose liability, without regard to fault or to the legality of the original action, on certain classes of persons (referred to as potentially responsible parties or "PRPs") associated with the release or threat of release of certain hazardous substances into the environment. Generally, liability to the government under CERCLA is joint and several. Financial responsibility for the remediation of contaminated property or for natural resources damages can extend to properties owned by third parties.

     The Company has received a letter dated October 30, 1996 from a group of corporations which has entered into an agreement with the United States Environmental Protection Agency ("EPA") to prepare a remedial design for curing a failed third-party landfill site in Circleville, Ohio. This letter alleges that the Company is a PRP under CERCLA in connection with the historic disposal of hazardous substances at the landfill. The Company has also recently received a request for information from the EPA in connection with this landfill. The Company is in the process of responding to the request for information, which response is due on or before May 5, 1997. Although this landfill is believed to have been operational from the 1950s to 1979, records indicate that Arrow Molded Plastics, Inc., previously, Glad Plastics, Inc. ("Arrow") did not own the plant facility in Circleville until June of 1978. A predecessor to the Company purchased the stock of Arrow in March of 1986. Preliminary investigation has yielded no evidence that hazardous waste was sent to the landfill by the Company or Arrow.

     Separately, Armco, Inc., which is a defendant in litigation brought by the EPA respecting a landfill in Byesville, Ohio, filed an action in the United States District Court for the Southern District of Ohio against the Company and other alleged PRPs, seeking contribution for costs it may be required to expend in order to implement a cure at the landfill and reimburse EPA for past costs it has incurred in connection with the site. The Company previously responded to a request for information from the EPA in 1994 respecting waste sent to the site during the 1969-1985 time period. The Company responded that Arrow did not operate the plant facility in Byesville until late 1982 or 1983. A predecessor to the Company purchased the stock in Arrow in March, 1986. Investigation by the Company has yielded no evidence of hazardous waste disposal by the Company or Arrow at the landfill. No further action has been taken by the EPA with respect to the Company. Efforts to resolve any potential liability with respect to these two sites through deminimis settlements are ongoing. Due to the limited time period of ownership/operation, the absence of evidence of hazardous waste disposal by the Company and Arrow, and based upon its experience to date, the Company believes that the future cost of compliance with existing Environmental Laws, and liability for known environmental claims pursuant to such Laws, will occur over a number of years and not have a material adverse effect on the Company's financial position or results of operations. During the quarter ended March 30, 1997, the Company accrued $50,000 to cover potential liabilities related to these landfills. However, future events, such as new information, changes in existing Environmental Laws or their interpretation, and more vigorous enforcement by regulatory authorities, may give rise to additional expenditures or liabilities that could have a material adverse effect on the Company's financial position, results of operations or liquidity.

LEGAL PROCEEDINGS

     The Company is, from time to time, involved in routine litigation arising out of the ordinary course of its business. The Company believes currently pending or threatened litigation will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The directors, executive officers and significant employees of the Company are as follows.

          NAME             AGE                       POSITION
          ----             ---                       --------
Joe Balous...............  71    Chairman of the Board, Secretary and Director
Richard J. Nash..........  52    President, Chief Executive Officer and Director
Gary E. Borushko.........  51    Chief Financial Officer
Gordon F. Steil..........  47    Vice President of Manufacturing
William Kessler..........  50    Vice President of Development
Vincent P. Buscemi.......  48    Group Vice President -- Sales
Michael T. Heneka........  49    Group Vice President -- Sales
George F. Opie...........  45    Vice President of Product Engineering &
                                   Development
Robert C. Vamos..........  48    Executive Vice President of Manufacturing
Barry A. Kempa...........  40    Special Projects

-------------------------

     Joe Balous is a cofounder and shareholder of LDM. He has served as Chairman of the Board and a director since LDM's inception in 1985, and as Secretary since 1992. Prior to cofounding LDM, he held interests in a variety of automotive manufacturing concerns along with an active interest in real estate development.

     Richard J. Nash is a cofounder and shareholder of LDM. He has served as President, Chief Executive Officer and a director of LDM since its inception in 1985. Prior to cofounding LDM, he had interests in several automotive-related manufacturing concerns, including stamping, zinc diecasting and machine tool fabrication concerns. Mr. Nash practiced law until 1980.

     Gary E. Borushko, Chief Financial Officer, has been employed by LDM as Vice President Finance or Chief Financial Officer since 1987. Along with his financial responsibilities, he is actively involved with LDM's acquisition strategy.

     Gordon F. Steil, Vice President of Manufacturing, has been employed by LDM since 1987 and has served in various manufacturing management capacities. He was named Vice President of Manufacturing in 1991.

     William Kessler, Vice President of Development, joined LDM in 1993. Prior to joining LDM, Mr. Kessler was vice president of sales at Velcro Industries for 22 years. His current responsibilities include sales, industrial design and international liaison.

     Vincent P. Buscemi, Group Vice President -- Sales, has represented LDM and its subsidiaries at General Motors since 1982. In 1991 he was named to his current position.

     Michael T. Heneka, Group Vice President -- Sales, has represented LDM and its subsidiaries at the Ford Motor Company since 1982. In 1991 he was named to his current position.

     George F. Opie, Vice President of Product Engineering & Development, who joined LDM in 1988 as the Manager of Product Design, was named to his current position in 1995.

     Robert C. Vamos, Executive Vice President of Manufacturing, joined Molmec in 1992 as Vice President of Manufacturing and was named President in 1993. Prior to 1992, he held various manufacturing management positions with the Budd Company. Upon consummation of the Molmec Acquisition, he was named to his current position.

     Barry A. Kempa, Special Projects, joined Molmec in 1985. His responsibilities at Molmec included materials management and cost reduction initiatives. Upon consummation of the Molmec Acquisition, he was named to his current position.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to each of the Company's five highest paid executive officers and significant employees for fiscal year 1996.

                         SUMMARY COMPENSATION TABLE(1)

                                                                         OTHER ANNUAL    ALL OTHER
                  NAME                    YEAR    SALARY      BONUS      COMPENSATION   COMPENSATION
                  ----                    ----   --------   ----------   ------------   ------------
Richard J. Nash.........................  1996   $550,000   $  750,000    $       --       $2,917(2)
President and Chief Executive Officer     1995    550,000    1,000,000            --           --
                                          1994    550,000           --                         --
Joe Balous..............................  1996         --           --     1,395,000(3)        --
Chairman of Board and Secretary           1995         --           --     1,185,000(3)        --
                                          1994         --           --       430,000(3)        --
Michael Polselli(4).....................  1996    300,000           --            --        3,000(2)
Treasurer                                 1995    300,000      250,000                         --
                                          1994    300,000      100,000                         --
Vincent P. Buscemi......................  1996         --           --       446,346(5)        --
Group Vice President -- Sales             1995         --           --       448,326(5)        --
                                          1994         --           --       348,310(5)        --
Michael T. Heneka.......................  1996         --           --       419,398(5)        --
Group Vice President -- Sales             1995         --           --       336,481(5)        --
                                          1994         --           --       243,107(5)        --

------------------------------
(1) This table does not include any value that might be attributable to certain job related benefits, the amount of which for any executive officer does not exceed the lesser of $50,000 or 5% of combined salary and bonus for such executive officer.

(2) Represents contributions to the Company's 401(k) plan.

(3) Consulting fees paid to a management company owned by Joe Balous.

(4) Resigned effective September, 1996. See "Certain Transactions".

(5) Represents sales commission paid to a company owned by such individual.

     The Company does not pay director fees to its two directors. The Company does not have a Compensation Committee and Messrs. Nash and Balous participate in all deliberations concerning executive officer compensation.

                     BENEFICIAL OWNERSHIP OF CAPITAL STOCK

     All of the outstanding capital stock of the Company is owned beneficially and equally by the Shareholders, Messrs. Richard J. Nash and Joe Balous.

                              CERTAIN TRANSACTIONS

     On April 22, 1996, LDM and the Shareholders entered into a stock redemption agreement which provides that upon the death of either Shareholder, LDM is required to purchase, and their respective estates are required to sell, all of the capital stock of LDM owned by such Shareholder, as the case may be, at a price equal to $33.0 million, which amount would be payable upon receipt of the proceeds of life insurance policies owned by LDM on each of the lives of the Shareholders. Pursuant to the terms of the stock redemption agreement, LDM is required to maintain life insurance policies of $33.0 million and $28.0 million on the lives of Mr. Nash and Mr. Balous, respectively. In March 1997, the Company purchased an additional $5.0 million life insurance policy on the life of Mr. Balous to fully fund the repurchase obligation for each Shareholder. The annual premiums for such policies of insurance are approximately $1,050,000.

     On September 29, 1996, LDM contributed $4.0 million in cash to the capital of its then 83% owned subsidiary, Industrial Machining Corporation of America ("IMCA"), and immediately thereafter exchanged its stock of IMCA, together with $500,000 in cash and a $3.0 million 6.5% promissory note maturing on September 29, 1998, for all of the LDM stock held by Michael Polselli, a former shareholder. The IMCA stock exchanged by LDM was valued at $656,728, which together with the cash infusion of $4.0 million, the $500,000 cash payment and the $3.0 million note equalled the value of the 100 shares of LDM stock exchanged by Michael Polselli. See Note 1, "Operations and Significant Accounting Policies" of the Notes to LDM's Consolidated Financial Statements.

     Como, a 75% owned subsidiary of LDM, leases its general office and plant facility and certain equipment from entities controlled by such subsidiary's minority stockholder, Laurence M. Luke. Payments pursuant to these leases were $487,000 during fiscal year 1996. Como also pays management fees to Mr. Luke based on a percentage of sales. Such management fees were $120,799 during fiscal year 1996.

     During fiscal year 1996, the Company paid consulting fees of $1,395,000 to a management company owned by Joe Balous. The nature of the services performed by Mr. Balous are development of corporate policy and strategic planning, integration of recent acquisitions, and overseeing facilities construction and leasehold improvements. He had primary responsibility for contract negotiations and construction of the Company's new Auburn Hills office.

     The Company is a party to two Sales Representation Agreements, one of which is with a sole proprietorship owned by Michael T. Heneka, Group Vice President -- Sales of the Company (the "Heneka Agreement") and pertains to the sale of Company products to Ford, and the other is with a sole proprietorship owned by Vincent P. Buscemi, Group Vice President -- Sales of the Company (the "Buscemi Agreement") and pertains to the sale of Company products to General Motors.

     The Heneka Agreement dated January 1, 1995 designates MTH Sales as its exclusive sales representative to represent it in sales to Ford and provides for a payment of $20,000 monthly plus a commission of .0032% on the net billings (as defined) to Ford. The Buscemi Agreement dated November 1, 1993 designates Nivco Sales as its exclusive sales representative to represent it in sales to General Motors and provides for a payment of $14,500 monthly plus a commission currently of .0031% on the net billings (as defined) to certain divisions of General Motors.

     In September 1996, the Company entered into a five-year lease for its Troy offices with the Shareholders and a relative of one of the Shareholders. Monthly rent expense pursuant to this lease is $15,000 per month. See "Business -- Properties".

     The terms of these leases are not the result of arms-length bargaining; however, the Company believes that such leases and other transactions described above are on terms no less favorable to the Company than could be obtained if such leases, transactions or arrangements were arms-length transactions with non-affiliated persons. See "Business -- Properties".


     It is the Company's policy to continue future transactions with its affiliates as long as the terms of such transactions are fair and reasonable and no less favorable to the Company than could have been obtained through arms-length negotiations with an independent third party.

                            DESCRIPTION OF NEW NOTES

     The New Notes will be issued, and the Old Notes were issued, under an indenture (the "Indenture") dated as of January 15, 1997 by and among the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"). For purposes of the following summary, the Old Notes and the New Notes shall be collectively referred to as the "Notes". The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company" include only LDM Technologies, Inc. and not its Subsidiaries.

     The Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.

     The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

     Any Old Notes that remain outstanding after completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $110,000,000 and will mature on January 15, 2007. Interest on the Notes will accrue at the rate of 10 3/4% per annum and will be payable semiannually in cash on each January 15 and July 15 commencing on July 15, 1997, to the persons who are registered Holders at the close of business on the January 1 and July 1 immediately preceding the applicable interest payment date. Interest on the Old Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Holders whose Old Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes, but will not receive any payment in respect of interest on the Old Notes accrued after the issuance of the New Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after January 15, 2002, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on January 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

                            YEAR                                PERCENTAGE
                            ----                                ----------
2002........................................................     105.375%
2003........................................................     103.583%
2004........................................................     101.792%
2005 and thereafter.........................................     100.000%

     Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to January 15, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 25% of the Notes originally issued at a redemption price equal to 110.750% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 75% of the principal amount of Notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

     As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

     The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.

     In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issues of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less, ratably, than holders of Senior Debt.

     After giving effect to the Transactions, on a pro forma basis, at September 29, 1996, the aggregate amount of Senior Debt would have been approximately $16.2 million.

GUARANTORS

     LDM Holdings, L.L.C., LDM Canada Limited Partnership and LDM Technologies Company, subsidiaries of the Company (and any additional Subsidiary Guarantors pursuant to the covenant described under "-- Certain Covenants -- Issuance of Subsidiary Guarantees") have fully and unconditionally guaranteed, jointly and severally, to each Holder and the Trustee the payment of principal, premium, if any, and interest on the Notes. The Guarantees are subordinate in right of payment to all Guarantor Senior Debt, including all indebtedness under the Senior Credit Facility.

     The Indenture provides that, if all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Sale, and if the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant, "Limitation on Asset Sales," then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor) or the corporation or other entity acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and the Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and the Restricted Subsidiaries may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the

Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0, if such incurrence occurs on or prior to January 15, 1998, or 2.25 to 1.0, if such incurrence occurs after January 15, 1998.

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a),
(b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "-- Limitation on Incurrence of Additional Indebtedness" or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus (y) without duplication of any amounts included in clause (iii) (x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses
(iii) (x) and (y), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes); plus (z) an amount equal to the consolidated net Investments on the date of Revocation made by the Company and/or any of the Restricted Subsidiaries in any Subsidiary of the Company that has been designated an Unrestricted Subsidiary after the Issue Date upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "-- Limitation on Designations of Unrestricted Subsidiaries."

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; (4) the payment of premiums not to exceed $1,500,000 in any fiscal year for insurance on the lives of stockholders of the Company, the proceeds of which insurance are intended to fund repurchases by the Company of Capital Stock of the Company owned by such stockholders; (5) the purchase, redemption or acquisition of Capital Stock of the Company with the proceeds of insurance from insurance companies not Affiliated with the Company; (6) Permitted Tax Payments; and (7) so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed $2,500,000. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (4) and (7) shall be included in such calculation.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

     Limitation on Asset Sales. The Company will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 80% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 180 days of receipt thereof either (A) to prepay any Senior Debt and, in the case of any Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto, or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B). On the 181st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses
(iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5,000,000, shall be applied as required pursuant to this paragraph).

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and the Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; or (6) an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5).

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of the Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

     Limitation on Liens. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of the Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Debt and Liens securing Guarantor Senior Debt; (C) Liens securing the Notes and any Guarantees; (D) Liens of the Company or a Wholly Owned Restricted Subsidiary on assets of any Subsidiary of the Company; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (A) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

     Prohibition on Incurrence of Senior Subordinated Debt. The Company will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or any Guarantee and subordinate in right of payment to any other Indebtedness of the Company or the applicable Guarantor, as the case may be.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and the Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness;" (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

     No Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the covenant described under "-- Limitation on Asset Sales") will, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant; and (v) the Company shall have delivered to the Trustee an officers' certificate and Opinion of Counsel, each stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied. Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor need only comply with clause (v) of this paragraph.

     Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $250,000 shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $2,500,000, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors or senior management; (ii) consulting fees paid by the Company consistent with past practice; (iii) transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; and (iv) Restricted Payments permitted by the Indenture.

     Issuance of Subsidiary Guarantees. If (a) any Domestic Wholly Owned Restricted Subsidiary incurs any Indebtedness or (b) any Restricted Subsidiary (whether or not a Domestic Wholly Owned Restricted Subsidiary) guarantees any Indebtedness of the Company or any of its Restricted Subsidiaries (other than a Subsidiary of such Restricted Subsidiary) then, in either case, the Company shall cause such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be, to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be, shall unconditionally guarantee (each, a "Guarantee") all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be, and constitutes a legal, valid, binding and enforceable obligation of such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be. Thereafter, such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be, shall be a Guarantor for all purposes of the Indenture.

     Each Guarantee will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. In the event all of the Capital Stock of a Guarantor is sold by the Company and/or one or more of its Subsidiaries and the sale complies with the provisions set forth under "-- Limitation on Asset Sales," such Guarantor's Guarantee will be released.

     Conduct of Business. The Company and the Restricted Subsidiaries will not engage in any businesses which are not either (i) the same, similar or related to the businesses in which the Company and the Restricted Subsidiaries are engaged on the Issue Date or (ii) Permitted Investments.

     Payments for Consent. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes or the Guarantees unless such consideration is offered to be paid or agreed to all holders of the Notes who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

     Limitation on Designations of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock of a Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

          (b) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of
     (i) fair market value of the Capital Stock of such Subsidiary owned by the Company and the Restricted Subsidiaries on such date and (ii) the aggregate amount of Indebtedness of such Subsidiary owed to the Company and the Restricted Subsidiaries on such date; and

          (c) the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment in the Designation Amount pursuant to the covenant described under "-- Limitation on Restricted Payments" for all purposes of the Indenture. The Indenture further provides that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time (x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including of any undertaking agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under "-- Limitation on Restricted Payments."

     The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if

          (a) no default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (b) all Liens and Indebtedness of such Unrestricted outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

     Reports to Holders. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual and quarterly reports and such information, documents and other reports specified in Section 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA sec. 314(a).

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default:"

          (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the covenant described under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (iv) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (a) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $2,500,000;

          (v) one or more judgments in an aggregate amount in excess of $2,500,000 shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

          (vii) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any of the Guarantors which is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

     If an Event of Default (other than an Event of Default specified in clause
(vi) above shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Events of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause (vi) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its

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

reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations any Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date of payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustees confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;
(iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (vii) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it, the Notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of the Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Affiliate Transaction" has the meaning set forth under "-- Certain Covenants -- Limitation on Transactions with Affiliates."

     "Alliance Debt" means Indebtedness of the person to become a Subsidiary of the Company upon consummation of the transactions contemplated by the stock purchase agreement to be entered into among the Company, the Corporation (as defined therein), GKG (as defined therein) and Valk (as defined therein).

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any person other than the Company, a Guarantor, or an Unleveraged Wholly Owned Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary; or
(b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $500,000 and (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by the covenant described under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

     "Blockage Period" has the meaning set forth under "-- Subordination."

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or (iii) any Person or Group (other than the Permitted Holder(s)) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

     "Change of Control Offer" has the meaning set forth under "-- Change of Control."

     "Change of Control Payment Date" has the meaning set forth under "-- Change of Control."

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to the Company, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of the Company and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense, (C) Consolidated Non-cash Charges and (D) the amount of Permitted Tax Payments made during such period, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to the Company, the ratio of Consolidated EBITDA of the Company during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of the Company or any of the Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income" attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Company or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (i) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of (i) Consolidated Interest Expense (including amortization or write-off of deferred financing costs of the Company and the Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and the Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication: (i) the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary, (d) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person,
(f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), (h) the amount of Permitted Tax Payments made during such period and (i) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets. For purposes of calculating cumulative Consolidated Net Income pursuant to clause
(w) of the first paragraph under "-- Certain Covenants -- Limitation on Restricted Payments," Consolidated Net Income shall be increased (to the extent Consolidated Net Income has been reduced thereby) by the amount of premiums (not to exceed $1,500,000 in any fiscal year) for insurance on the lives of stockholders of the Company the proceeds of which insurance are intended to fund repurchases by the Company of Capital Stock of the Company owed by such stockholders.

     "Consolidated Net Worth" of the Company means the consolidated stockholders' equity of the Company, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of the Company.

     "Consolidated Non-cash Charges" means, with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Covenant Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

     "Credit Agreement" means the Credit Agreement dated as of the Issue Date, between the Company, the lenders party thereto in their capacities as lenders thereunder and Bank America Business Credit, Inc., as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness") or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Default Notice" has the meaning set forth under "-- Subordination."

     "Designated Senior Debt" means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $10,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

     "Designation" has the meaning set forth under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning set forth under "-- Certain Covenants -- Limitations on Designation of Unrestricted Subsidiaries."

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

     "Domestic Wholly Owned Restricted Subsidiary" means a Wholly Owned Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "Guarantee" has the meaning set forth under "-- Certain Covenants -- Issuance of Subsidiary Guarantees."

     "Guarantor" means (i) on the Issue Date, each of LDM Holdings, L.L.C., LDM Canada Limited Partnership and LDM Technologies Company and (ii) each other Person that in the future executes a

Guarantee pursuant to the covenant described under "-- Certain Covenants -- Issuance of Subsidiary Guarantees" or otherwise; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

     "Guarantor Senior Debt" means, with respect to any Guarantor, (i) the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all Interest Swap Obligations and (y) all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include (i) any Indebtedness of such Guarantor to a Subsidiary of such Guarantor or any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal state, local or other taxes owed or owing by such Guarantor, (vi) Indebtedness incurred in violation of the Covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under
Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

     "incur" has the meaning set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."

     "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Initial Purchaser" means Smith Barney Inc.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, (i) any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person, and (ii) any premiums paid by such Person for insurance on the lives of stockholders of such Person, the proceeds of which insurance are intended to fund repurchases by such Person of Capital Stock of such Person owned by such stockholder. "Investment" shall exclude extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Wholly Owned Restricted Subsidiary sells or otherwise disposes of any Common Stock of any Wholly Owned Restricted Subsidiary that is not a Guarantor such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, all of the outstanding Common Stock of such Wholly Owned Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Wholly Owned Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Notes.

     "Legal Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Net Proceeds Offer" has the meaning set forth under "-- Certain Covenants -Limitation on Asset Sales."

     "Net Proceeds Offer Amount" has the meaning set forth under "-- Certain Covenants - Limitation on Asset Sales."

     "Net Proceeds Offer Payment Date" had the meaning set forth under "-- Certain Covenants - Limitation on Asset Sales."

     "Net Proceeds Offer Trigger Date" has the meaning set forth under "-- Certain Covenants - Limitation on Asset Sales."

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holder(s)" means (i) each of Joe Balous and Richard J. Nash and
(ii) any person or entity controlled by either, or both of, Joe Balous or Richard J. Nash.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (i) Indebtedness under the Notes, the Indenture and any Guarantees;

          (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $45,000,000, reduced by any required permanent repayments with the Net Cash Proceeds of Asset Sales (which are accompanied by a corresponding permanent commitment reduction) thereunder and (y) the sum of 80% of the net book value of accounts receivable of the Company and the Restricted Subsidiaries and (b) 60% of the net book value of the inventory of the Company and the Restricted Subsidiaries;

          (iii) other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any Guarantor and Interest Swap Obligations of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relates;

          (v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (vi) Indebtedness of a Restricted Subsidiary to the Company, a Guarantor or an Unleveraged Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by the Company, a Guarantor or an Unleveraged Wholly Owned Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company, a Guarantor or an Unleveraged Wholly Owned Restricted Subsidiary; provided that if as of any date any Person other than the Company, a Guarantor or an Unleveraged Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (vii) Indebtedness of the Company to a Guarantor or an Unleveraged Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by a Guarantor or an Unleveraged Wholly Owned Restricted Subsidiary, in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any Guarantor or Unleveraged Wholly Owned Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Guarantor or Unleveraged Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or any person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (ix) Indebtedness of the Company or any of the Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (x) Refinancing Indebtedness;

          (xi) additional Indebtedness of the Company and the Guarantors in an aggregate principal amount not to exceed $7,500,000 at any one time outstanding; and

          (xii) Indebtedness of Restricted Subsidiaries that are not Guarantors in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding.

     "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Guarantor or an Unleveraged Wholly Owned Restricted Subsidiary or that will merge or consolidate into the Company or a Guarantor or an Unleveraged Wholly Owned Restricted Subsidiary, (ii) investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iii) investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1,000,000 at any one time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or the Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (vi) Investments in Restricted Subsidiaries that are not Guarantors or Unleveraged Wholly Owned Restricted Subsidiaries not to exceed $1,000,000 at any one time outstanding;
(vii) Investments in Unrestricted Subsidiaries not to exceed $1,000,000 at any one time outstanding; (viii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (ix) Investments made by the Company or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "-- Certain Covenants - Limitation on Asset Sales";
(x) Investments in persons, including, without limitation, joint ventures, engaged in a business similar or related to the businesses in which the Company and the Restricted Subsidiaries are engaged on the Issue Date not to exceed $7,500,000 at any one time outstanding and (xi) a guarantee by the Company of up to $2,500,000 aggregate principal amount of Alliance Debt.

     "Permitted Liens" means the following types of Liens:

          (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

          (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (vii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

          (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

          (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (xii) Liens securing Indebtedness under Currency Agreements; and

          (xiii) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness"; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary.

     "Permitted Tax Payments" means distributions to the stockholders of the Company to reimburse them for federal and state income taxes actually paid and attributable to the income of the Company for any tax period during which the Company is not a taxable entity for federal or state, as the case may be, income tax purposes pursuant to an election under Subchapter S of the Internal Revenue Code of 1986, as amended, or a similar provision under state law, as the case may be.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Public Equity Offering" has the meaning set forth under "-- Redemption -- Optional Redemption upon Public Equity Offerings."

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Reference Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the covenant described under "-- Certain Covenants - Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clause (ii), (iv), (v), (vi),
(vii), (viii), (ix), (xi) or (xii) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Registration Rights Agreement" means the Registration Rights Agreement dated the Issue Date between the Company, and the Initial Purchaser.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

     "Restricted Payment" has the meaning set forth under "-- Certain Covenants -- Limitations on Restricted Payments."

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Revocation" has the meaning set forth under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Revolving Credit Facility" means one or more revolving credit facilities under the Credit Agreement.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Senior Debt" means, (i) the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company to a Restricted Subsidiary or any Affiliate of the Company or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Restricted Subsidiary (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness incurred in violation of the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

     "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Surviving Entity" has the meaning set forth under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

     "Term Loan Facility" means one or more term loan facilities under the Credit Agreement.

     "Unleveraged Wholly Owned Restricted Subsidiary" means a Wholly Owned Restricted Subsidiary that has no Indebtedness outstanding (other than Indebtedness owed to the Company or a Guarantor).

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date the making of such payment.

     "Wholly Owned Restricted Subsidiary" of the Company means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any Wholly Owned Restricted Subsidiary.

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

                           DESCRIPTION OF SENIOR DEBT

MOLMEC BONDS

     In December 1994, the Michigan Strategic Fund (the "Fund") sold $5.0 million in aggregate principal amount of its Variable Rate Demand Limited Obligation Revenue Bonds, Series 1994 (the "Molmec Bonds"), to finance, for the benefit of Molmec, the acquisition of and equipment in connection with the construction of Molmec's Hartland facility. LDM assumed this debt in the Molmec Acquisition. The Molmec Bonds are subject to the terms of a trust indenture (the "Molmec Indenture") with Society Bank (the "Molmec Trustee"). The Molmec Bonds mature December 1, 2014 and pay interest at the variable rate each June 1 and December 1. The current variable rate on the Molmec Bonds, which rate is adjusted weekly, is 4% but is subject to a maximum rate of 12%.

     The Molmec Bonds are subject to redemption in whole or in part at the direction of Molmec prior to maturity on any interest payment date at the principal amount thereof plus accrued interest to the redemption date. The Molmec Bonds are convertible to fixed rate bonds at the option of Molmec. The Molmec Bonds are backed by an irrevocable letter of credit issued to the Molmec Trustee.

     The Loan Agreement between the Fund and Molmec sets forth events of default, including: (a) Molmec's failure to pay any loan repayments in the amounts and at the times provided in the agreement; (b) Molmec's having made any untrue representations or warranties in connection with the issuance, sale and delivery of the bonds; and (c) the occurrence of an event of default under the Molmec Indenture or the Molmec Reimbursement Agreement (as defined). Pursuant to a Reimbursement Agreement with Comerica dated December 1, 1994 and the First Amendment to the Reimbursement Agreement dated May 12, 1995 (the "Molmec Reimbursement Agreement"), Molmec agreed, among other things, to: (1) preserve and maintain its corporate existence; (2) maintain a specific tangible effective net worth; (3) maintain a specific debt to tangible net worth ratio; and (4) maintain a specific working capital amount. Events of default under the Molmec Indenture and Molmec Reimbursement Agreement include entry of a judgment against Molmec involving aggregate liability of $300,000 or more which remains unsatisfied for over 30 days, Molmec's suspension of business or commencement of bankruptcy proceedings, Molmec's failure to meet its minimum funding obligations under ERISA, and a change in control over Molmec's assets having a materially adverse effect on the business' assets, operations or financial condition. In connection with LDM's assumption of the Molmec Bonds, the Molmec Reimbursement Agreement has been amended to provide that LDM is the primary obligor thereunder.

ARROW BONDS

     In April, 1995, Arrow N.A., Inc. ("Arrow"), then a wholly owned subsidiary of LDM which subsequently merged into LDM, sold $9.0 million in aggregate principal amount of its Multi-Option Adjustable Rate Notes due April 11, 2015 (the "Arrow Bonds"). The Arrow Bonds are subject to a Reimbursement Agreement (the "Arrow Reimbursement Agreement") between Arrow and The Huntington National Bank (the "Bank") and Trust Indenture (the "Arrow Indenture") dated April 1, 1995 with the Bank, as trustee (the "Arrow Trustee"), and are backed by an irrevocable letter of credit. The Arrow Bonds were issued to finance the acquisition, construction and improvement of LDM's new corporate headquarters and design facilities in Auburn Hills, Michigan. The Arrow Bonds mature on April 1, 2015 and pay interest monthly. The current interest rate is 6.99% and may not exceed 12% per annum. Pursuant to Arrow's merger with LDM in September, 1996, LDM assumed all of Arrow's obligations under Arrow's letter of credit documents with the Bank. Although the Arrow Bonds were initially backed by a guaranty agreement between LDM and the Bank, the guaranty agreement has been extinguished by virtue of the merger and related amendments to the Arrow Reimbursement Agreement.

     Under the Arrow Reimbursement Agreement, LDM has agreed, among other things, to: (a) maintain the lien created by the mortgage as a first lien, subject only to permitted encumbrances; (b) maintain at all times a ratio of current assets to current liabilities of not less than 0.75 to 1.00: (c) restrict its aggregate annual capital expenditures to no more than $9.0 million without the Bank's prior written consent; (d) maintain a

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

tangible net worth of not less than the sum of (1) $13.5 million, plus (2) the aggregate amount of Arrow's net income for each of its fiscal quarters; (e) maintain a ratio of (1) EBITDA to (2) debt service of not less than 2.00 to 1.00; and (f) refrain from causing or permitting any of its property to become subject to a lien or encumbrance except in the ordinary course of business. The Company intends to obtain a replacement letter of credit with respect to the Arrow Bonds.

     The Arrow Bonds may bear interest in one of seven different "Interest Rate Modes": the weekly interest rate, the six month interest rate, the one year interest rate, the three year interest rate, the five year interest rate, the seven year interest rate, and the fixed interest rate. While the Arrow Bonds bear interest in one of the Interest Rate Modes, they bear interest in such Mode for a period of time generally corresponding to the title of that Interest Rate Mode (the "Interest Rate Period") at a rate determined by the Bank. The Arrow Bonds currently bear interest in the weekly Interest Rate Mode, and the Interest Rate Period of this Mode is a period of one week commencing on Thursday of each week.

     LDM may elect to convert the Interest Rate Mode on one or more occasions until they are converted to the fixed interest rate, after which time no further conversions are permitted. LDM may change the Interest Rate Mode on the first day of any month (the "Interest Period Reset Date"). For the weekly Interest Rate Mode, the "Interest Rate Determination Date" is no later than 2:00 p.m. on Wednesday of each week, or the next preceding business day if Wednesday is not a business day. The date on which the interest rate is subject to adjustment (the "Interest Rate Adjustment Date") for the weekly Interest Rate Mode is Thursday of each week. In the event of a conversion by LDM from the weekly Interest Rate Mode to a different Interest Rate Mode, the final Interest Rate Mode during which the Arrow Bonds bear interest at the weekly interest rate may be less than one week and will end on the day preceding the Interest Period Reset Date for the different Interest Rate Mode.

     The interest rate may be converted upon receipt by the Arrow Trustee of a direction from LDM, with the prior written consent of the Bank, not less than 45 days prior to the applicable Interest Period Reset Date, to convert the interest rate on the Arrow Bonds to a different Interest Rate Mode. Upon receipt of such a direction from LDM, the Arrow Trustee must provide notice to holders of all outstanding Arrow Bonds via first class mail, at least 30 days prior to the Interest Period Reset Date. The notice must state that on the Interest Period Reset Date, the interest rate will be converted to a different Interest Rate Mode, which Interest Rate Mode shall be specified, and that all Arrow Bonds will be subject to mandatory tender by the holders, subject to the right of holders to affirmatively elect to waive the mandatory tender and retain their Arrow Bonds.

     The Arrow Indenture sets forth events of default including: (i) failure to pay any principal, premium or interest on any Arrow Bonds as the interest becomes due and payable; (ii) failure to pay amounts due to holders of any tendered Arrow Bonds; (iii) failure to perform any obligation in the Arrow Indenture; (iv) receipt by the Arrow Trustee of a written notice from the Bank that default has occurred under the terms of the Arrow Reimbursement Agreement;
(v) the Bank commences bankruptcy, insolvency, or reorganization proceedings, or has any such proceedings commenced against it; or (vi) a receiver, conservator, liquidator, or trustee is appointed for the Bank or any substantial part of its property. Upon occurrence of an event of default in the Arrow Indenture, the Arrow Trustee will declare the principal of all Arrow Bonds then outstanding, together with an accrued interest, to be due and payable immediately.

COMO LINE OF CREDIT AND REVOLVING LOAN

     Como has a line of credit with KeyBank which provides for borrowings up to the lesser of aggregate advances of $3.5 million or 80% of eligible accounts receivable and 50% of eligible inventory. Borrowings outstanding under the line of credit were approximately $1.6 million at September 29, 1996. Interest accrues at the bank's prime rate (8.25% at September 30, 1996) plus 0.5%. The line of credit expired on January 31, 1997. The long-term debt and line of credit are collateralized by substantially all the assets of Como and are guaranteed by LDM up to $1.0 million.

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

SENIOR CREDIT FACILITY

     On January 22, 1997, LDM, the Guarantors and Bank of America Business Credit, Inc. entered into a new five-year credit facility (the "Senior Credit Facility"). The Senior Credit Facility is secured by substantially all of the assets of the Company and the Guarantors. The Senior Credit Facility provides for advances to LDM of up to (i) 85% of eligible accounts receivable, and (ii) the lesser of $12.0 million or 60% of eligible inventory, up to a maximum availability of $45.0 million. The Senior Credit Facility provides for the issuance of commercial and stand-by letters of credit up to a portion of the $45.0 million Senior Credit Facility. The Senior Credit Facility bears interest at rates based upon a prime rate or a LIBOR rate, in each case plus an applicable basis point spread; and that LDM will pay an issuance fee with respect to letters of credit based on a percentage of the full amount of such letters of credit, and an unused line fee equal to a percentage of the unused portion of the Senior Credit Facility. The Senior Credit Facility contains customary covenants, including financial covenants relating to, among other things, minimum net worth, fixed charge coverage ratios and capital expenditure limitations.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
                         RELATING TO THE EXCHANGE OFFER

     The following summary of the material anticipated federal income tax consequences of the issuance of New Notes and the Exchange Offer is based upon the provisions of the Internal Revenue Code of 1986, as amended, the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is not binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the IRS on any tax matters relating to the New Notes or the Exchange Offer. This discussion is for general information only and does not purport to address all of the possible federal income tax consequences or any state, local or foreign tax consequences of the acquisition, ownership and disposition of the Old Notes, the New Notes or the Exchange Offer. It is limited to investors who will hold the Old Notes and the New Notes as capital assets and does not address the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to certain types of investors (such as dealers in securities; insurance companies; financial institutions; foreign corporations; partnerships; trusts; nonresident individuals; and tax-exempt entities) who may be subject to special treatment under federal income tax laws.

INDEBTEDNESS

     The Old Notes and the New Notes should be treated as indebtedness of the Company. In the unlikely event the Old Notes or the New Notes were treated as equity, the amount treated as a distribution on any such Old Note or New Note would first be taxable to the holder as dividend income to the extent of the Company's current and accumulated earnings and profits, and would next be treated as a return of capital to the extent of the holder's tax basis in the Old Notes or New Notes, with any remaining amount treated as a gain from the sale of an Old Note or a New Note. In addition, in the event of equity treatment, amounts received in retirement of an Old Note or a New Note might in certain circumstances be treated as a dividend, and the Company could not deduct amounts paid as interest on such Old Notes or New Notes. The remainder of this discussion assumes that the Old Notes and the New Notes will constitute indebtedness.

EXCHANGE OFFER

     The exchange of the Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an "exchange" because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder of the Old Notes should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging the Old Notes for the New Notes pursuant to the Exchange Offer.

INTEREST

     A holder of an Old Note or a New Note will be required to report stated interest on the Old Note and the New Note as interest income in accordance with the holder's method of accounting for tax purposes. Because the Old Notes were issued at 100.00% of par there is no original issue discount pursuant to the de minimis exception to the "original issue discount" rules.

TAX BASIS IN OLD NOTES AND NEW NOTES

     A holder's tax basis in an Old Note will be the holder's purchase price for the Old Note. If a holder of an Old Note exchanges the Old Note for a New Note pursuant to the Exchange Offer, the tax basis of the New Note immediately after such exchange should equal the holder's tax basis in the Old Note immediately prior to the exchange.

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

DISPOSITION OF OLD NOTES OR NEW NOTES

     The sale, exchange, redemption or other disposition of an Old Note or a New Note, except in the case of an exchange pursuant to the Exchange Offer (see the above discussion), generally will be a taxable event. A holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of the Old Note or the New Note (except to the extent attributable to accrued interest) and (ii) the holder's adjusted tax basis in such debt instrument. Such gain or loss will be capital gain or loss, and will be long term if the Old Notes have been held for more than one year at the time of the sale or other disposition.

PURCHASERS OF OLD NOTES AT OTHER THAN ORIGINAL ISSUANCE PRICE

     The foregoing does not discuss special rules which may affect the treatment of purchasers that acquired Old Notes other than at par, including those provisions of the Internal Revenue Code relating to the treatment of "market discount," and "amortizable bond premium." Any such purchaser should consult its tax advisor as to the consequences to him of the acquisition, ownership, and disposition of Old Notes.

BACKUP WITHHOLDING

     Unless a holder provides its correct taxpayer identification number (employer identification number or social security number) to the Company and certifies that such number is correct, generally under the federal income tax backup withholding rules, 31% of (1) the interest paid on the Old Notes and the New Notes, and (2) proceeds of sale of the Old Notes and the New Notes, must be withheld and remitted to the United States Treasury. Therefore, each holder should complete and sign the Substitute Form W-9 included so as to provide the information and certification necessary to avoid backup withholding. However, certain holders (including, among others, certain foreign individuals) are not subject to these backup withholding and reporting requirements. For a foreign individual to qualify as an exempt foreign recipient, that exchanging holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt foreign status. Such statements can be obtained from the Company. For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Substitute Form W-9 if the Old Notes are held in more than one name), contact the Company's Chief Financial Officer, 2500 Executive Hills Drive, Auburn Hills, Michigan 48326 or telephone number (810) 858-2800.

     Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

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

                         OLD NOTES; REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to an offer to exchange the Old Notes for the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for New Notes. If (i) the Company is not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) any holder of Old Notes notifies the Company within the specified time period that (a) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company or (iii) the Company has not consummated the Exchange Offer within 120 days of the Issue Date and holders of majority in principal amount of Old Notes outstanding so request, the Company will file with the Commission the Shelf Registration Statement to cover resales of the Transfer Restricted Notes (as defined) by the holders thereof. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Notes" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note may be distributed to the public pursuant to Rule 144 under the Securities Act without volume or manner of sale restrictions.

     Under existing Commission interpretations, the New Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act will be delivered upon resale by such broker-dealer in connection with resales of the New Notes. The Company has agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any New Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of the Old Notes who wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     The Registration Rights Agreement provides that (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 30 days after the date of original issuance of the Old Notes (the "Issue

Date"), (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 90 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to 20 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will file prior to the later of (x) 60 days after the Issue Date or (y) 30 days after such filing obligation arises and use their best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the third anniversary of the Issue Date or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto or cease being Transfer Restricted Notes. If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 20 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above, a "Registration Default"), then the interest rate on Transfer Restricted Notes will increase ("Additional Interest"), with respect to the first 90-day period immediately following the occurrence of such Registration Default by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of 1.50% per annum. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease and the interest rate will revert to the original rate.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                         BOOK ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the New Note initially will be represented by a single, permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note will be deposited on the Issue Date with, or on behalf of, DTC and registered in the name of a nominee of DTC.

     Notes (i) originally purchased by or transferred to foreign purchasers or Accredited Investors who are not QIBs or (ii) held by QIBs who elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered certificated form ("Certificated Notes"). Upon the transfer to a QIB of any Certificated Note initially issued to a Non-Global Purchaser, such Certificated Note will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the Global Note.

THE GLOBAL NOTE

     The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interest represented by such Global Note to the respective accounts for persons who have accounts with DTC and (ii) ownership of beneficial interest in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons who have accounts with DTC ("Participants")) and the records of Participants (with respect to interests of persons other than Participants). Such accounts initially will be designated by or on behalf of the Initial Purchaser and ownership of beneficial interests in the Global Note will be limited to Participants or persons who hold interest through Participants. QIBs may hold their interests in the Global Note directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system.

     So long as DTC or its nominee is the registered owner or holder of the New Notes, DTC or such nominee, as the case may be, will considered the sole owner or holder of the New Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, premium, if any, and interest (including Additional Interest) on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) in respect of the Global Note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interest in the Global Note held through such Participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which required physical delivery of the Certificated Notes, or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Notes, which it will distribute to its Participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchaser or the Trustee will have any responsibility for the performance by DTC or its Participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Notes will be issued in exchange for the Global Note.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Notes directly from the Company or (iii) broker-dealers who acquired Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such New Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such New Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Old Notes to the Initial Purchasers) with the Prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. The Company and the Guarantors have agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

     Each holder of the Old Notes who wishes to exchange its Old Notes for New Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer--Purpose and Effect of the Exchange Offer." In addition, each holder who is a broker-dealer and who receives New Notes for its own account in exchange for Old Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such New Notes.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

     Certain legal matters regarding the validity of the New Notes offered hereby will be passed upon for the Company by Dickinson, Wright, Moon, Van Dusen & Freeman, Detroit, Michigan.

                                    EXPERTS

     The consolidated financial statements of LDM Technologies, Inc. at September 29, 1996 and September 24, 1995 and for each of the three years in the period ended September 29, 1996, included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Molmec, Inc. at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. Reference is made to the report, which includes an explanatory paragraph with respect to the change in method of accounting for inventories as discussed in Note 1 to the financial statements.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
LDM TECHNOLOGIES, INC.
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets as of September 29, 1996 and
  September 24, 1995........................................   F-3
For each of the three years in the period ended September
  29, 1996:
  Consolidated Statements of Income.........................   F-4
  Consolidated Statements of Stockholders' Equity...........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
Notes to Consolidated Financial Statements..................   F-7
Condensed Consolidated Interim Balance Sheets as of December
  29, 1996 and September 29, 1996 (Unaudited)...............  F-31
Condensed Consolidated Interim Statements of Income for the
  three months ended December 29, 1996 and December 24, 1995
  (Unaudited)...............................................  F-32
Condensed Consolidated Interim Statements of Cash Flows for
  the three months ended December 29, 1996 and December 24,
  1995 (Unaudited)..........................................  F-33
Notes to Condensed Consolidated Interim Financial Statements
  (Unaudited)...............................................  F-34
MOLMEC, INC.
Report of Independent Public Accountants....................  F-42
Balance Sheets as of December 31, 1996 and December 31,
  1995......................................................  F-43
For each of the three years in the period ended December 31,
  1996:
  Statements of Operations..................................  F-44
  Statements of Stockholders' Investment....................  F-45
  Statements of Cash Flows..................................  F-46
Notes to Financial Statements...............................  F-47

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
LDM Technologies, Inc.

     We have audited the accompanying consolidated balance sheets of LDM Technologies, Inc. as of September 29, 1996, and September 24, 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated November 22, 1996, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in
Note 12, has completed a debt issuance resulting in net proceeds of approximately $105 million and has obtained a new senior credit facility which provides available borrowings of $45 million under revolving loans. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LDM Technologies, Inc. at September 29, 1996, and September 24, 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 29, 1996 in conformity with generally accepted accounting principles.

Detroit, Michigan
November 22, 1996, except for
Note 12, as to which the
date is January 22, 1997                  ERNST & YOUNG LLP

                             LDM TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 29,   SEPTEMBER 24,
                                                                  1996            1995
                                                              -------------   -------------
ASSETS
Current assets
  Cash......................................................  $  2,121,862    $  1,137,849
  Accounts receivable.......................................    35,481,400      29,331,702
  Inventories...............................................    11,833,202      12,797,877
  Mold costs................................................     7,128,974       5,702,240
  Prepaid expenses..........................................       454,427         375,966
  Refundable income tax.....................................       364,725              --
  Deferred income taxes.....................................       828,500       1,144,500
                                                              ------------    ------------
       Total current assets.................................    58,213,090      50,490,134
Cash and equivalents restricted as to use...................       658,018       7,343,552
Net property, plant and equipment, at cost..................    58,955,956      46,499,743
Other.......................................................     1,298,132       3,322,066
                                                              ------------    ------------
                                                              $119,125,196    $107,655,495
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Lines of credit and revolving loan........................  $  1,800,976    $ 20,102,490
  Lines of credit and revolving loan in default.............    19,134,290              --
  Accounts payable..........................................    30,834,395      25,236,694
  Demand notes payable to shareholders......................        87,500          87,500
  Accrued liabilities.......................................     7,597,886       5,804,723
  Accrued compensation......................................     4,201,751       3,969,980
  Advance mold payments from customers......................     3,661,046         509,640
  Income taxes payable......................................     2,459,567       2,106,655
  Current maturities of long-term debt......................     1,320,583       2,909,054
  Long-term debt in default.................................    27,421,760              --
                                                              ------------    ------------
          Total current liabilities.........................    98,519,754      60,726,736
Long-term debt due after one year...........................     2,020,845      21,837,306
Deferred income taxes.......................................       841,000         774,019
Minority interests..........................................       421,532         682,420
Stockholders' equity
  Common stock ($.10 par value; 100,000 shares authorized,
     600 shares and 700 shares issued and outstanding in
     1996 and 1995, respectively)...........................            60              70
  Additional paid in capital................................        94,072         109,751
  Retained earnings.........................................    17,290,116      23,561,845
  Currency translation adjustments..........................       (62,183)        (36,652)
                                                              ------------    ------------
          Total stockholders' equity........................    17,322,065      23,635,014
                                                              ------------    ------------
                                                              $119,125,196    $107,655,495
                                                              ============    ============

                            See accompanying notes.

                             LDM TECHNOLOGIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                         YEAR ENDED
                                                       -----------------------------------------------
                                                       SEPTEMBER 29,    SEPTEMBER 24,    SEPTEMBER 25,
                                                           1996             1995             1994
                                                       -------------    -------------    -------------
Net sales
  Product sales....................................    $192,470,660     $214,289,121     $154,261,899
  Mold sales.......................................      25,288,234        6,702,224       23,334,700
                                                       ------------     ------------     ------------
                                                        217,758,894      220,991,345      177,596,599
Cost of sales
  Product cost of sales............................     160,093,701      176,057,556      129,342,527
  Mold cost of sales...............................      22,802,654        6,350,269       22,349,088
                                                       ------------     ------------     ------------
                                                        182,896,355      182,407,825      151,691,615
                                                       ------------     ------------     ------------
Gross margin.......................................      34,862,539       38,583,520       25,904,984
Selling, general and administrative expenses.......      26,418,453       23,514,930       17,136,576
                                                       ------------     ------------     ------------
Operating profit...................................       8,444,086       15,068,590        8,768,408
Other expenses
  Interest.........................................       3,279,904        3,177,826        2,144,093
  Other, net.......................................          56,108          353,313           65,200
                                                       ------------     ------------     ------------
                                                          3,336,012        3,531,139        2,209,293
                                                       ------------     ------------     ------------
Income from continuing operations before income
  taxes, minority interest and extraordinary
  item.............................................       5,108,074       11,537,451        6,559,115
Provision for income taxes.........................       4,013,745        5,058,205        3,802,730
                                                       ------------     ------------     ------------
Income from continuing operations before minority
  interest and extraordinary item..................       1,094,329        6,479,246        2,756,385
Minority interest (income) loss....................          79,078         (231,735)        (186,725)
                                                       ------------     ------------     ------------
Income from continuing operations before
  extraordinary item...............................       1,173,407        6,247,511        2,569,660
Income (loss) from discontinued operations, net of
  income taxes and minority interest...............         (57,610)          86,546          182,283
                                                       ------------     ------------     ------------
Income before extraordinary item...................       1,115,797        6,334,057        2,751,943
Extraordinary item, gain on debt refinancing, no
  income tax effect................................         753,510               --               --
                                                       ------------     ------------     ------------
Net income.........................................    $  1,869,307     $  6,334,057     $  2,751,943
                                                       ============     ============     ============

                            See accompanying notes.

                             LDM TECHNOLOGIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                        COMMON STOCK      ADDITIONAL                    CURRENCY
                                      ----------------     PAID-IN       RETAINED      TRANSLATION
                                      SHARES    AMOUNT     CAPITAL       EARNINGS      ADJUSTMENTS       TOTAL
                                      ------    ------    ----------    -----------    -----------    -----------
Balance at September 23, 1993.......    700      $ 70      $109,751     $14,475,845     $     --      $14,585,666
  Net income for 1994...............               --            --       2,751,943           --        2,751,943
  Currency translation adjustment...               --            --              --      (18,157)         (18,157)
                                       ----      ----      --------     -----------     --------      -----------
Balance at September 25, 1994.......    700        70       109,751      17,227,788      (18,157)      17,319,452
  Net income for 1995...............               --            --       6,334,057           --        6,334,057
  Currency translation adjustment...               --            --              --      (18,495)         (18,495)
                                       ----      ----      --------     -----------     --------      -----------
Balance at September 24, 1995.......    700        70       109,751      23,561,845      (36,652)      23,635,014
  Redemption of a stockholder's
    interest (Note 1)...............   (100)      (10)      (15,679)     (8,141,036)                   (8,156,725)
  Net income for 1996...............                                      1,869,307                     1,869,307
  Currency translation adjustment...                                                     (25,531)         (25,531)
                                       ----      ----      --------     -----------     --------      -----------
Balance at September 29, 1996.......    600      $ 60      $ 94,072     $17,290,116     $(62,183)     $17,322,065
                                       ====      ====      ========     ===========     ========      ===========

                            See accompanying notes.

                             LDM TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED
                                                              ---------------------------------------------
                                                              SEPTEMBER 29,   SEPTEMBER 24,   SEPTEMBER 25,
                                                                  1996            1995            1994
                                                              -------------   -------------   -------------
OPERATING ACTIVITIES
Net income..................................................  $  1,869,307    $  6,334,057    $  2,751,943
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     8,005,518       6,777,781       6,593,367
  Extraordinary gain on retirement of debt..................      (753,510)             --              --
  (Gain) loss on sale of property and equipment.............       102,853         (39,318)          9,365
  Deferred income taxes.....................................       382,981        (612,211)        (83,469)
  Other.....................................................      (505,206)        526,540         536,988
  Changes in assets and liabilities, net of the 1996 effect
    of the distribution of IMCA:
    Accounts and notes receivable...........................    (7,379,182)     (1,916,290)    (10,115,257)
    Refundable income taxes.................................      (364,725)             --              --
    Inventory and mold costs................................      (974,530)     (1,258,995)     (1,745,129)
    Prepaid expenses........................................       (78,461)         59,861        (119,597)
    Other assets............................................         6,997        (224,050)        213,307
    Accounts payable and accrued liabilities................    12,247,032       5,253,495       7,618,345
    Income taxes payable....................................       352,912        (112,952)      2,140,743
                                                              ------------    ------------    ------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES.............    12,911,986      14,787,918       7,800,606
INVESTING ACTIVITIES
Purchase of Canadian operations, net of cash acquired.......            --              --     (17,428,500)
Additions to property, plant and equipment..................   (20,286,378)    (15,149,972)    (11,594,156)
Proceeds from disposal of property and equipment............       284,310         100,600          15,300
Cash and cash equivalents restricted for construction of new
  corporate facility........................................     6,685,534      (7,343,552)             --
Other.......................................................     1,246,889      (1,222,779)     (1,541,907)
                                                              ------------    ------------    ------------
      NET CASH USED FOR INVESTING ACTIVITIES................   (12,069,645)    (23,615,703)    (30,549,263)
FINANCING ACTIVITIES
Redemption of stockholder's interest, including cash owned
  by IMCA of $212,968.......................................    (4,712,968)             --              --
Proceeds from issuance of long-term debt....................    19,993,597       9,000,000      15,864,603
Borrowings on line of credit:
  Proceeds..................................................    18,303,021      20,900,074      20,048,970
  Repayments................................................   (17,470,245)    (17,068,237)     (8,547,116)
Payments on notes payable and long-term debt................   (16,134,416)     (3,529,752)     (3,877,002)
Other.......................................................       162,683        (312,315)        (83,363)
                                                              ------------    ------------    ------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES.............       141,672       8,989,770      23,406,092
                                                              ------------    ------------    ------------
Net increase in cash........................................       984,013         161,985         657,435
Cash at beginning of year...................................     1,137,849         975,864         318,429
                                                              ------------    ------------    ------------
Cash at end of year.........................................  $  2,121,862    $  1,137,849    $    975,864
                                                              ============    ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid...............................................  $  2,502,411    $  2,931,301    $  1,351,126
                                                              ============    ============    ============
Income taxes paid...........................................  $  3,050,739    $  5,328,489    $  2,109,105
                                                              ============    ============    ============
Interest capitalized........................................  $    780,478    $    161,770    $         --
                                                              ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:

     On September 29, 1996 LDM Technologies, Inc. issued a note payable to a former shareholder in the amount of $3,000,000 as part of the consideration for the redemption of LDM Technologies, Inc. common stock owned by that shareholder. In connection with that transaction, the stock of IMCA was distributed to the former shareholder (Note 1).

                            See accompanying notes.

                             LDM TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 29, 1996

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION


     The consolidated financial statements include the accounts of LDM Technologies, Inc. (the "Company") and its majority owned operating subsidiaries, LDM Technologies Company ("LDM Canada"), LDM Technologies, S.de R.L. (LDM Mexico), and G.L. Industries of Indiana (d/b/a Como Products) ("Como"). All intercompany accounts and transactions have been eliminated in consolidation.


     On September 29, 1996, the Company entered into a series of transactions which resulted in a reorganization of its corporate structure and the redemption of a shareholder's interest in the Company. The reorganization was undertaken to redeem and retire the shareholder's stock and to allow the Company to qualify as a Small Business Corporation ("S Corporation") for tax purposes. The Company and its shareholders have not yet decided to file such election with the Internal Revenue Service.


     After the reorganization, LDM Canada and LDM Technologies S.de R.L., are approximately 98% and 99%, respectively, owned by the Company and Como continues to be 75% owned by the Company.



     The Company is currently in default with respect to certain of its bank borrowings as a result of covenant violations which have not been waived by the banks (see Notes 5 and 6). As a result, the banks may declare the borrowings to be due and payable. Other than the classification of the debt in default as current liabilities, no adjustments have been made in the financial statements to reflect the potential effects of the defaults. As discussed in Note 12, the Company is currently pursuing a replacement letter of credit with respect to its $8.8 million Multi-Option Adjustable Rate Notes and a refinancing of all other debt in default. The Company also intends to refinance the $3 million note payable to a former shareholder.


DISCONTINUED OPERATIONS

     Effective at the close of business on September 29, 1996, the Company contributed $4,000,000 in cash to the capital of its 83% owned subsidiary, Industrial Machining Corporation of Arkansas ("IMCA") and immediately exchanged its stock of IMCA plus $500,000 in cash and a two year 6.5% interest bearing promissory note in the amount of $3,000,000 for all of the LDM stock held by the shareholder. The acquired stock was immediately retired. No gain or loss was recognized on the distribution of IMCA, since its carrying value was deemed to approximate fair value. The purchase price was determined through an arms-length negotiation between the parties. IMCA's results of operation have been classified as discontinued operations in the accompanying statements of income. The net assets of IMCA, which are not included in the September 29, 1996 balance sheet, consisted of the following at the date of distribution:

Assets
  Cash......................................................  $4,212,968
  Accounts receivable.......................................   1,229,484
  Inventory.................................................     512,471
  Other current assets......................................      47,974
                                                              ----------
          Total current assets..............................   6,002,897
  Property, plant and equipment.............................     295,454
                                                              ----------
          Total assets......................................  $6,298,351
                                                              ==========
Liabilities and Equity
  Accrued expenses..........................................  $1,352,398
  Other liabilities.........................................     155,200
  Equity, including $134,025 of minority interest...........   4,790,753
                                                              ----------
          Total liabilities and equity......................  $6,298,351
                                                              ==========

                             LDM TECHNOLOGIES, INC.

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     IMCA had net sales of $4,737,007, $6,285,214, and $6,721,381 and net income
(loss) of ($69,410), $104,272, and $219,618, for the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994, respectively.

DESCRIPTION OF BUSINESS

     The Company's domestic automotive operations are conducted through divisions and, in Canada, through LDM Technologies Company ("LDM Canada"). Such operations principally consist of manufacturing of molded plastic interior and exterior components for sale principally to several North American automobile manufacturers and their suppliers. GL Industries of Indiana, Inc. (d/b/a Como Products) ("Como"), a 75% owned subsidiary of the Company, is a manufacturer of molded plastic products for end-use application primarily in the consumer appliance, office products, and commercial furniture markets.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

     The Company operates with a 52/53 week fiscal year ending on the last Sunday in September. The fiscal years ended September 29, 1996, September 24, 1995 and September 25, 1994 included 53, 52 and 52 weeks, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     At September 29, 1996 and September 24, 1995, approximately $658,000 and $7,344,000 were held by a trustee and have been restricted to expenditures for construction of a new corporate headquarters facility.

INVENTORIES

     Inventories are stated at the lower of cost or market using the first-in, first-out method. Inventories at September 29, 1996 and September 24, 1995 consist of the following:

                                                           1996           1995
                                                        -----------    -----------
Raw materials and supplies..........................    $ 7,713,312    $ 8,220,108
Work-in-process.....................................      1,368,032      1,615,383
Finished goods......................................      2,751,858      2,962,386
                                                        -----------    -----------
Total...............................................    $11,833,202    $12,797,877
                                                        ===========    ===========

MOLDS

     Molds used in Company operations are requisitioned by the Company's customers and are purchased from mold builders who design and construct the molds under Company supervision. Ownership of these molds remains with the Company until delivery and acceptance of the molds by the customers. At this time, title is passed to the customer and revenue is recognized.

                             LDM TECHNOLOGIES, INC.

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEPRECIATION

     Depreciation of property, plant and equipment is determined principally using the straight-line method based upon the following estimated useful lives:

                                                                ESTIMATED USEFUL
                                                                  LIFE (YEARS)
                                                                ----------------
Buildings and improvements..................................        10 - 20
Machinery and equipment.....................................         3 - 12
Transportation equipment....................................         3 - 10
Furniture and fixtures......................................         3 - 12

     Leasehold improvements are amortized using the straight-line method over the useful life of the improvement or the term of the lease, whichever is less.

     Effective September 26, 1994, the Company extended the estimated useful lives of certain machinery and equipment from five to ten years to conform to the Company's actual experience with such machinery and equipment. The extended useful lives are being used to depreciate the remaining September 26, 1994 undepreciated costs of such machinery and equipment at that date and the cost of acquisitions of such machinery and equipment after that date. In the fiscal year ended September 24, 1995, the effect of the change was to decrease depreciation expense by approximately $1,680,000 and increase net income by approximately $1,008,000, after a $672,000 provision for income taxes.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

          Short and long-term debt: The carrying amounts of the Company's borrowings under its short-term revolving credit agreements approximate their fair value. Substantially all of the Company's long-term debt carries variable interest rates and, accordingly, the carrying amount approximates fair value. Given that the duration of the remaining $3,000,000 of 6.5% non-variable rate long-term debt (due September 27, 1998) is two years or less and given the related party nature and subordination of certain borrowings, the Company does not believe it is practicable to estimate a fair value for these securities; however, the Company believes the carrying value does not differ materially from fair value.

IMPACT OF ACCOUNTING STANDARD TO BE ADOPTED IN THE FISCAL YEAR ENDING IN SEPTEMBER, 1997

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company's current policy is to measure an impairment loss for assets held for use based upon expected undiscounted future cash flows. The Company will adopt Statement 121 in the first quarter of the fiscal year ending in September, 1997 and, based on current circumstances, does not believe the effect of adoption will be material to the financial condition or results of operations of the Company.

                             LDM TECHNOLOGIES, INC.

2. ACQUISITION AND FOREIGN OPERATIONS

     LDM Canada was capitalized in November, 1993 with $1,350,000 of equity and approximately $2,000,000 of intercompany loans. In November, 1993, LDM Canada purchased the business and certain assets of a Canadian plastics manufacturer for cash of approximately $17,428,500, which was funded with corporate cash of $4,563,897 and $12,864,603 of bank loans.

     The summarized financial position of LDM Canada at September 29, 1996 and September 24, 1995 is as follows:

                                                       1996           1995
                                                    -----------    -----------
Current assets..................................    $13,056,390    $ 6,637,883
Property, plant and equipment...................     16,040,296     15,557,675
Intangible assets...............................        165,283        393,518
                                                    -----------    -----------
Total assets....................................    $29,261,969    $22,589,076
                                                    ===========    ===========
Current liabilities (exclusive of intercompany
  payables).....................................    $25,419,352    $ 9,832,802
Noncurrent liabilities..........................          2,407      8,615,617
Liabilities to LDM Technologies, Inc.:
  Subordinated debt.............................      3,908,825      2,547,116
  Current trade payables and interest...........        654,327         76,597
Stockholder's equity (deficit)..................       (722,942)     1,516,944
                                                    -----------    -----------
Total liabilities and stockholder's equity......    $29,261,969    $22,589,076
                                                    ===========    ===========

     Sales and net income of LDM Canada, included in the Company's consolidated financial statements are as follows:

                                              YEAR ENDED SEPTEMBER
                                     ---------------------------------------
                                        1996          1995          1994
                                     -----------   -----------   -----------
Sales..............................  $31,036,436   $33,777,902   $29,095,708
Gross profit (loss)................     (168,241)    4,008,490     3,937,619
Net income (loss)..................   (2,214,355)      165,263        38,334

3. EXTRAORDINARY ITEM


     During the year ended September 29, 1996, LDM Canada retired notes payable to Barclays Bank of Canada and Gentra Canada, resulting in a $753,510 extraordinary gain on extinguishment. (See Note 6). Because of the Canadian operating losses, there was no tax effect related to the gain.


4. PROPERTY, PLANT AND EQUIPMENT

     At September 29, 1996 and September 24, 1995 property, plant and equipment, at cost, consists of the following:

                                                           1996           1995
                                                       ------------   ------------
Land, buildings and improvements.....................  $ 27,657,829   $ 11,093,637
Machinery and equipment..............................    59,960,713     56,032,774
Transportation equipment.............................     1,947,778      1,976,714
Furniture and fixtures...............................     2,703,408      2,107,899
Construction in process..............................     3,515,676      7,254,579
                                                       ------------   ------------
Total................................................    95,785,404     78,465,603
Less accumulated depreciation........................   (36,829,448)   (31,965,860)
                                                       ------------   ------------
Net property, plant, and equipment...................  $ 58,955,956   $ 46,499,743
                                                       ============   ============

                             LDM TECHNOLOGIES, INC.

5. LINES OF CREDIT AND REVOLVING LOAN


     In December, 1995, LDM Technologies, Inc. refinanced its credit facilities. The new credit facilities include a revolving loan up to the maximum principal sum of $25,000,000, standby letters of credit up to $2,000,000 outstanding at any one time (provided that the outstanding principal balance of the revolving loan plus the outstanding balance of the letters of credit does not exceed $25,000,000) and a line of credit up to the principal sum of $15,000,000. The line of credit expired on November 30, 1996 and all outstanding borrowings on the revolving loan must be paid in full on March 31, 1997. Additionally, under the facilities, LDM Technologies, Inc. has two term loans of $6,920,000 and $2,061,111 at September 29, 1996 (see Note 6).


     The total outstanding principal of all of the above credit facilities in aggregate may not exceed the borrowing base which is defined as the sum of 85% of the eligible accounts receivable plus the lesser of 30% of eligible inventory or $2,000,000, plus the fixed asset borrowing base. The fixed asset borrowing base is calculated using a range of 70% to 85% of the appraised value of various fixed assets. In addition to the limitations imposed by the borrowing base, the maximum principal amount available under the revolving loan is reduced by a reserve amount determined by the bank. The amount of this reserve at September 29, 1996 is $4,519,429, which represents guarantees of debt by the Company for LDM Canada ($3,500,000) and Como ($1,000,000) and an outstanding letter of credit for worker's compensation in the amount of $19,429. Borrowings are collateralized by substantially all of the Company's otherwise unencumbered assets.

     All advances under the revolving loan and the line of credit bear interest at the prime commercial rate or the applicable Eurodollar Rate, as elected by LDM Technologies, Inc. Subsequent to September 29, 1996, the Eurodollar rate will no longer be available to the Company.

     The applicable interest rate on all loans within the new credit facility are subject to adjustment within a range of plus .5% to minus .5% based upon the leverage ratio of the Company which is the ratio of total liabilities to adjusted tangible net worth. This calculation is performed on a quarterly basis.

     At September 29, 1996, under the revolving loan LDM Technologies, Inc. had $8,000,000 outstanding bearing interest at the Eurodollar rate (7.4% at September 29, 1996) and $7,500,000 outstanding bearing interest at the bank's prime rate (8.25% at September 29, 1996). LDM Technologies, Inc. had no borrowings outstanding under the line of credit at September 29, 1996. Credit available under the revolving loan and the line of credit was $4,980,571 and $15,000,000, respectively at September 29, 1996.

     The line of credit, revolving note and long-term debt agreements contain covenants which, among other things, limit additional borrowings, investments (including investments in subsidiaries), commitments under new leases, loans or advances made by LDM Technologies, Inc. and capital expenditures and limit the payment of dividends to no more than 10% of the net income for the year to which the dividends pertain. The covenants also require the maintenance of adjusted tangible net worth of not less than $14,000,000 at September 29, 1996. Adjusted tangible net worth is defined as tangible net worth (stockholders' equity less intangibles, deferred costs and loans or advances to affiliates of LDM Technologies, Inc.) plus subordinated debt. Additionally, the covenants require the maintenance of a ratio of total liabilities to tangible net worth of not greater than 5.50:1. LDM Technologies, Inc. is in breach of the covenants related to advances to its subsidiaries, maintenance of adjusted tangible net worth and the ratio of total liabilities to tangible net worth. The Company has not obtained waivers for these defaults.

LDM CANADA:

     LDM Canada has a line of credit from the Bank of Nova Scotia for a maximum of $4,000,000 bearing interest at the bank's prime rate plus 1%. The line of credit is due on demand. At September 29, 1996, LDM Canada had drawn $3,634,290 on that line of credit.

                             LDM TECHNOLOGIES, INC.

5. LINES OF CREDIT AND REVOLVING LOAN (CONTINUED)

     As collateral for the Bank of Nova Scotia credit facilities, LDM Canada has provided the bank with a security interest in substantially all of the assets of LDM Canada. In addition, LDM Canada has a postponement agreement covering $3,500,000 of promissory notes due to LDM Technologies, Inc. and a guarantee from LDM Technologies, Inc. for $3,500,000 in favor of the Bank of Nova Scotia. See Note 6 for a discussion of defaults on the Bank of Nova Scotia debt.


COMO:

     Como has a line of credit with KeyBank which provides for borrowings up to the lesser of aggregate advances of $3,500,000 or 80% of eligible accounts receivable and 50% of eligible inventory. Borrowings outstanding under the line of credit were $1,620,976 at September 29, 1996. Interest accrues at the bank's prime rate (8.25% at September 29, 1996) plus 0.5%. Additional borrowings available at September 29, 1996 are $598,643. The line of credit expires on January 31, 1997.

     The long-term debt and line of credit are collateralized by substantially all the assets of Como and are guaranteed by LDM Technologies, Inc. The guarantee is limited to $1,000,000.

     Summary of line of credit and revolving debt at September 29, 1996:

Borrowings under lines of credit:
     LDM Canada - In Default................................    $ 3,634,290
     Como...................................................      1,620,976
                                                                -----------
                                                                  5,255,266
Borrowings under revolving debt:
     LDM Technologies, Inc. - In Default....................     15,500,000
     Como...................................................        180,000
                                                                -----------
                                                                $20,935,266
                                                                ===========

     Borrowings in default and not in default aggregate $19,134,290 and $1,800,976, respectively.

     The weighted average interest rates on all short-term borrowings as of September 29, 1996 and September 24, 1995 was 7.91% and 6.79%, respectively.

                             LDM TECHNOLOGIES, INC.

6. LONG-TERM DEBT

     Long-term debt at September 29, 1996 and September 24, 1995 consists of the following:

LDM TECHNOLOGIES, INC.:


                                                                  1996          1995
                                                              ------------   -----------
Multi-Option Adjustable Rate Notes, principal payable in
  various annual installments ranging from $200,000 to
  $780,000 commencing April 1, 1996; ending April 1, 2015,
  plus interest payable monthly at the higher of the 30 day
  commercial paper rate or 90 day commercial paper rate
  (5.49% at September 29, 1996). Borrowings are
  collateralized by funds held by trustee of $658,000 at
  September 29, 1996 and by the corporate headquarters
  facility which had a carrying value of approximately
  $15,941,000 at September 29, 1996, as well as a Huntington
  National Bank standby letter of credit in the amount of
  $9,168,000 for which a fee of 1 1/2% per annum is charged.
  The loan is presently in default (See Note 5). ...........  $  8,800,000   $ 9,000,000
Note payable to Huntington National Bank, payable in monthly installments of $120,000 through March 31, 1997, at which
  time the balance is due, plus monthly interest based on a)
  .25 over the bank's prime rate, b) the applicable
  Eurodollar Rate or c) the adjusted treasury rate, as
  elected by the Company. Borrowings are secured by
  substantially all of the otherwise unencumbered assets of
  the Company. The loan is presently in default (See Note
  5). ......................................................     6,920,000            --
Note payable to former shareholder, payable in monthly
  installments of $90,000 with a final payment of $930,000
  due on September 27, 1998, plus interest at 6.5%. The note
  is subordinate to all Huntington National Bank debt. .....     3,000,000            --
Note payable to Huntington National Bank, payable in monthly installments of $18,403, plus interest at a fixed rate of
  7.7% through March 31, 1997 at which time the balance is
  due. Borrowings are collateralized by a manufacturing
  facility and its assets with a net carrying value of
  $6,892,000. The loan is presently in default (See Note
  5)........................................................     2,061,111     2,281,944
Note payable to bank. ......................................            --     2,225,000
Mortgage note payable to bank. .............................            --       684,000
                                                              ------------   -----------
Total.......................................................    20,781,111    14,190,944
Current maturities of long-term debt........................    (1,080,000)     (824,236)
Long-term debt in default...................................   (17,781,111)           --
                                                              ------------   -----------
Long-term debt due after one year...........................  $  1,920,000   $13,366,708
                                                              ============   ===========

                             LDM TECHNOLOGIES, INC.

6. LONG-TERM DEBT (CONTINUED)
     LDM Technologies, Inc. has the option to convert the interest rate on the Multi-Option Adjustable Rate Notes to the Six Month, One Year, Three Year, Five Year, Seven Year, or the Fixed Interest Rates Modes.

LDM CANADA:

                                                                 1996          1995
                                                              -----------   -----------
Term loan payable to the Bank of Nova Scotia. The loan bears interest at LDM Canada's election of either LIBOR plus 2%
  or U.S. prime rate plus 1.5%, with monthly principal
  payments of $11,100 and a final payment of $1,345,100 due
  November 2000. The loan is for a five year term with an
  amortization of 15 years but is presently in default .....  $ 1,889,000   $        --
Term loan payable to the Bank of Nova Scotia. The loan bears interest at LDM Canada's election of either LIBOR plus 2%
  or U.S. prime rate plus 1.5% with monthly principal
  payments of $111,740. The loan is for a five year term
  with an amortization of five years but is presently in
  default ..................................................    5,586,973            --
Term loan payable to the Bank of Nova Scotia. The loan bears interest at the Bank's prime lending rate plus 1.5% with
  monthly principal payments of $23,449 Canadian and a final payment of $25,917 due November 2000. The loan is for a
  five year term with an amortization of five years but is
  presently in default .....................................    1,217,064            --
Term loan payable to the Bank of Nova Scotia. The loan bears interest at the Bank's prime lending rate plus 1.5% with
  monthly principal payments of $15,907 commencing September
  1996 and a final payment of $15,908 due August 2001. The
  loan is for a five year term with an amortization of five
  years but is presently in default ........................      947,612            --
Promissory notes payable to Barclays Bank of Canada (52.71%)
  and Gentra Canada Investments Inc. (47.29%) (as
  assignees) ...............................................           --     9,811,781
Other ......................................................        6,740         8,635
                                                              -----------   -----------
Total.......................................................    9,647,389     9,820,416
Current maturities of long-term debt........................       (4,333)   (1,454,818)
Long-term debt in default-Bank of Nova Scotia...............   (9,640,649)           --
                                                              -----------   -----------
Long-term debt due after one year...........................  $     2,407   $ 8,365,598
                                                              ===========   ===========


     Under the terms of its debt agreements, LDM Canada has agreed to various restrictive covenants relating to financial statement ratios including minimum working capital and tangible net worth requirements. LDM Canada is in breach of these covenants. The Bank of Nova Scotia has not waived the covenant requirements and accordingly, the debt due to the Bank of Nova Scotia has been classified in current liabilities. Due to the covenant violations, LDM Technologies, Inc. has agreed to postpone the repayment of its $3,500,000 loan to LDM Canada in favor of the Bank of Nova Scotia, and additionally has provided a guarantee of $3,500,000 to the Bank of Nova Scotia on the outstanding loans (See Note 5 also).

                             LDM TECHNOLOGIES, INC.

6. LONG-TERM DEBT (CONTINUED)
     During the year ended September 29, 1996, LDM Canada retired the notes payable to Barclays Bank of Canada and Gentra Canada, resulting in a $753,510 extraordinary gain on extinguishment. Because of the Canadian operating losses, there was no tax effect related to the gain.

COMO:

Note payable to KeyBank, due in monthly installments of
  $19,687 plus interest at the bank's prime rate (8.25% at
  September 29, 1996) plus 0.5% through February 1998.......  $    334,688   $   735,000
Current maturities of long-term debt........................      (236,250)     (630,000)
                                                              ------------   -----------
Long-term debt due after one year...........................  $     98,438   $   105,000
                                                              ============   ===========
Total
Aggregate long-term debt....................................  $ 30,763,188   $24,746,360
Aggregate current maturities of long-term debt..............    (1,320,583)   (2,909,054)
Aggregate long-term debt in default.........................   (27,421,760)           --
                                                              ------------   -----------
Aggregate long-term debt due after one year.................  $  2,020,845   $21,837,306
                                                              ============   ===========

     Annual maturities of long-term debt are as follows:

                        FISCAL YEAR
                        -----------
  1997......................................................    $28,742,343
  1998......................................................      2,020,845
                                                                -----------
  Total.....................................................    $30,763,188
                                                                ===========

7. SEGMENT DATA

     The Company currently operates in two principal industries; automotive components and consumer products. Machined parts operations for marine outboard engine manufacturers were discontinued in 1996. The Company's automotive components include the design and manufacture of plastic injection molded products for certain North American original equipment manufacturers of cars, minivans and sport utility vehicles. The Company's products include exterior and interior trim components. The Company's consumer

                             LDM TECHNOLOGIES, INC.

7. SEGMENT DATA (CONTINUED)
products segment manufacturers plastic molded products for the consumer appliance, office products and commercial furniture markets.


                                                                      YEAR ENDED
                                                     ---------------------------------------------
                                                     SEPTEMBER 26,   SEPTEMBER 24,   SEPTEMBER 25,
                                                         1996            1995            1994
                                                     -------------   -------------   -------------
Net sales
  Automotive
     U.S. operations -- LDM Technologies, Inc......   $161,060,037    $154,592,897    $115,863,730
     Canadian operations -- LDM Canada.............     36,970,296      34,709,953      30,656,226
                                                      ------------    ------------    ------------
                                                       198,030,933     189,302,850     146,519,956
  Consumer and other non automotive
     products-Como.................................     22,058,056      31,845,361      31,299,795
  Eliminations -- intersegment sales...............     (2,330,095)       (156,866)       (223,152)
                                                      ------------    ------------    ------------
Total revenue......................................   $217,758,894    $220,991,345    $177,596,599
                                                      ============    ============    ============
Operating profit (loss)
  Automotive
     U.S. operations -- LDM Technologies, Inc......   $  9,712,195    $ 10,254,006    $  4,467,327
     Canadian operations -- LDM Canada.............     (1,444,962)      2,300,345       2,023,717
                                                      ------------    ------------    ------------
                                                         8,267,233      12,554,351       6,491,044
  Consumer and other non automotive
     products-Como.................................        176,853       2,514,239       2,277,364
                                                      ------------    ------------    ------------
Total operating profit.............................      8,444,086      15,068,590       8,768,408
Corporate expenses, net............................         56,108         353,313          65,200
Interest expense...................................      3,279,904       3,177,826       2,144,093
                                                      ------------    ------------    ------------
Income from continuing operations before taxes,
  minority interest and extraordinary item.........   $  5,108,074    $ 11,537,451    $  6,559,115
                                                      ============    ============    ============
Identifiable assets
  Automotive
     U.S. operations -- LDM Technologies, Inc......   $ 78,824,004    $ 75,402,101    $ 55,997,414
     Canadian operations -- LDM Canada.............     29,019,086      22,418,557      18,764,488
     Mexican Operations -- LDM Mexico..............      3,142,342              --              --
                                                      ------------    ------------    ------------
                                                       110,985,432      97,820,658      74,761,902
  Consumer and other non automotive
     products-Como.................................      8,139,764       8,493,987       9,792,459
  Discontinued operation assets....................             --       1,340,850       1,917,915
  General corporate assets.........................             --              --         305,322
                                                      ------------    ------------    ------------
Total assets.......................................   $119,125,196    $107,655,495    $ 86,777,598
                                                      ============    ============    ============
Depreciation and amortization expense
  Automotive
     U.S. operations -- LDM Technologies, Inc......   $  5,274,032    $  4,583,521    $  4,647,074
     Canadian operations -- LDM Canada.............      2,019,437       1,423,101       1,261,973
                                                      ------------    ------------    ------------
                                                         7,293,469       6,006,622       5,909,047
  Consumer and other non automotive
     products-Como.................................        614,952         671,775         612,167
  Discontinued operations..........................         97,097          99,384          72,153
                                                      ------------    ------------    ------------
Total depreciation and amortization................   $  8,005,518    $  6,777,781    $  6,593,367
                                                      ============    ============    ============
Capital expenditures
  Automotive
     U.S. operations -- LDM Technologies, Inc......   $ 17,294,489    $ 12,248,949    $  9,338,835
     Canadian operations -- LDM Canada.............      2,502,058       2,219,873      18,396,282
                                                      ------------    ------------    ------------
                                                        19,796,547      14,468,822      27,735,117
  Consumer and other non automotive
     products-Como.................................        401,048         387,365       1,178,444
  Discontinued operations..........................         88,783         293,785         109,095
                                                      ------------    ------------    ------------
  Total capital expenditures.......................   $ 20,286,378    $ 15,149,972    $ 29,022,656
                                                      ============    ============    ============

                             LDM TECHNOLOGIES, INC.

7. SEGMENT DATA (CONTINUED)
     Operating profit is total revenue less operating expenses, excluding interest expense and general corporate expenses. Identifiable assets by industry include assets directly identified with those operations.

     During the years ended September 1996, 1995 and 1994, approximately 90%, 86% and 83% of consolidated sales were to customers in the automotive industry. Following is a summary of customers that accounted for more than 10% of consolidated net product sales:

                                                      YEAR ENDED
                                     ---------------------------------------------
                                     SEPTEMBER 29,   SEPTEMBER 24,   SEPTEMBER 25,
                                         1996            1995            1994
                                     -------------   -------------   -------------
Ford Motor Company.................   $71,519,000     $60,925,000     $23,672,000
General Motors Corporation.........    79,640,000      87,657,000      64,050,000
Volkswagen A.G. ...................    19,172,000      25,963,000      27,152,000

     As of September 29, 1996 receivables from Ford Motor Company, General Motors Corporation, and Volkswagen A.G. represented 41%, 35% and 2% of total accounts receivable, respectively, and at September 24, 1995 receivables from said customers were 23%, 48% and 7% of total accounts receivable, respectively.

8. RELATED PARTY TRANSACTIONS

     Como leases its general office and plant facilities, in addition to certain computer and manufacturing equipment, from corporations whose directors and stockholders include Como's minority stockholder. Lease rental payments made to these corporations for 1996, 1995, and 1994 were $487,000, $533,300 and
$513,621, respectively. Como also pays management fees to its minority stockholder based on a percentage of sales. Selling, general and administrative expenses include $120,799, $205,611 and $205,037 in 1996, 1995 and 1994,
respectively, for management fees to the minority stockholder.

     The Company leases certain corporate administrative facilities from its shareholders. Lease rental payments were $156,000 for each of its three years ended in September, 1996, 1995 and 1994. The Company also pays the repairs and maintenance, insurance and property taxes on these facilities.

     The Company formerly purchased tooling services from a related entity, which is owned by its stockholders. Such purchases totaled approximately $1,376,000 and $366,000 for the fiscal years ended in 1995 and 1994, respectively.

                             LDM TECHNOLOGIES, INC.

9. INCOME TAXES

     The Company's provision for income taxes for continuing operations for the years ended September 29, 1996, September 24, 1995 and September 25, 1994 is comprised of the following:

                                                                1996          1995          1994
                                                             ----------    ----------    ----------
Domestic
  Federal
     Current.............................................    $2,770,364    $4,515,416    $3,222,090
     Deferred............................................       612,181      (693,716)     (236,200)
                                                             ----------    ----------    ----------
                                                              3,382,545     3,821,700     2,985,890
State and local
     Current.............................................       840,400     1,138,960       639,268
     Deferred............................................        16,800       (14,400)        1,100
                                                             ----------    ----------    ----------
                                                                857,200     1,124,560       640,368
Foreign
     Current.............................................        20,000        16,120        24,841
     Deferred............................................      (246,000)       95,825       151,631
                                                             ----------    ----------    ----------
                                                               (226,000)      111,945       176,472
                                                             ----------    ----------    ----------
Total income tax provision...............................    $4,013,745    $5,058,205    $3,802,730
                                                             ==========    ==========    ==========

     Deferred income taxes are provided for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. At September 29, 1996 and September 24, 1995 deferred tax assets and liabilities are comprised of the following:

                                                                     1996            1995
                                                                  ----------      ----------
    DEFERRED TAX ASSETS:
    Canadian net operating loss carryovers......................  $2,528,000      $  957,335
    Accounts receivable.........................................      69,700          93,500
    Inventory...................................................     256,600         383,000
    Other accrued liabilities...................................     167,700         291,200
    Employee benefits...........................................     334,500         171,800
    Marketable equity securities................................          --         205,000
                                                                  ----------      ----------
      Total deferred tax assets.................................   3,356,500       2,101,835
    Less valuation allowances for Canadian loss carryovers......    (728,000)             --
                                                                  ----------      ----------
    Total net deferred tax asset................................   2,628,500       2,101,835
    DEFERRED TAX LIABILITIES:
    Property, plant and equipment...............................   2,641,000       1,731,354
                                                                  ----------      ----------
    Net deferred tax asset (liability)..........................  $  (12,500)     $  370,481
                                                                  ==========      ==========

     For Canadian income tax purposes, approximately $5,812,000 of net operating losses are available at September 29, 1996 for carryover against taxable income in future years. These carryovers expire $1,082,000 in 2002 and $4,730,000 in 2003. The net operating loss carryforwards include timing differences, principally tax depreciation in excess of financial statement depreciation of approximately $4,138,000 for which a $1,800,000 deferred tax liability has been recorded. For financial statement purposes, a valuation allowance of $728,000 has been established for the full amount of the Canadian carryovers less the timing differences, principally the excess of tax depreciation over financial statement depreciation at September 29, 1996.

                             LDM TECHNOLOGIES, INC.

9. INCOME TAXES (CONTINUED)
     A reconciliation of the Company's income tax expense at the federal statutory tax rate to the actual income tax expense follows:

                                                              YEAR ENDED
                                             SEPTEMBER 29,   SEPTEMBER 24,   SEPTEMBER 25,
                                                 1996            1995            1994
                                             -------------   -------------   -------------
Tax at federal statutory rate of 34%.......   $1,736,745      $3,922,733      $2,230,099
State and local taxes, net of federal tax
  effect...................................      565,762         742,210         422,643
Settlement of prior years' income tax
  liabilities..............................      581,574              --              --
Nondeductible expenses.....................      211,474         314,430       1,062,084
Effect of Canadian operations..............      857,000              --              --
Other, net.................................       61,190          78,832          87,904
                                              ----------      ----------      ----------
Provision for income taxes.................   $4,013,745      $5,058,205      $3,802,730
                                              ==========      ==========      ==========

10. RETIREMENT AND PROFIT SHARING PLANS

     The Company provides defined contribution retirement plans to substantially all employees of LDM Technologies, Inc. and Como. Costs under the plans amounted to $251,732, $256,482 and $194,748 in 1996, 1995 and 1994, respectively.

11. COMMITMENTS AND CONTINGENCIES

LEASES AND PURCHASE COMMITMENTS

     The Company leases certain of its facilities, furniture and fixtures, and equipment. Rental expense, including short-term cancelable leases, approximated $1,865,000, $2,000,000 and $1,305,000 for the years ended September 29, 1996,
September 24, 1995 and September 25, 1994, respectively. Future commitments under noncancelable operating leases for the Company are as follows:

                                           RELATED      UNRELATED
             FISCAL YEAR                   PARTIES       PARTIES        TOTAL
             -----------                  ----------    ----------    ----------
  1997................................    $  678,000    $1,293,000    $1,971,000
  1998................................       678,000       870,000     1,548,000
  1999................................       678,000       813,000     1,491,000
  2000................................       678,000       762,000     1,440,000
  2001................................       663,000       539,000     1,202,000
  Thereafter..........................       747,000       317,000     1,064,000
                                          ----------    ----------    ----------
  Total...............................    $4,122,000    $4,594,000    $8,716,000
                                          ==========    ==========    ==========

     At September 29, 1996, the Company has committed to purchase equipment aggregating approximately $1,615,000.

STOCK REDEMPTION AGREEMENT

     On April 22, 1996 the Company entered into a binding stock redemption agreement with its two current shareholders, who each own 300 shares of the Company's stock, providing for the following:

     - Upon the death of a shareholder, the Company is required to purchase and the shareholder's estate is required to sell all of the shareholder's stock at a price equal to $33,000,000. This amount is payable upon receipt of the proceeds of the life insurance policies owned by the Company on the shareholders

                             LDM TECHNOLOGIES, INC.

11. COMMITMENTS AND CONTINGENCIES (CONTINUED) life. Any shortfall between the insurance proceeds and the amount payable to the shareholder's estate will require funding by the Company, subject to restrictions in the Company's loan agreements.

     - The Company is required to purchase and maintain life insurance policies of $33,000,000 and $28,000,000 respectively on the life of the shareholders for as long as the Stock Redemption Agreement is in effect. The aggregate premium for these policies presently approximates $900,000 per year. Further, the Company is prohibited from assigning, pledging or borrowing against these life insurance policies without the consent of the insured shareholder.

     - The Agreement may be terminated by mutual agreement of all parties or by any shareholder after October 22, 1996 with respect to that shareholder's stock only.

CONTINGENCY

     The Company has been notified of violations and possible violations of certain permitted air emission levels for organic compounds at two of its plant locations. It is the Company's policy to accrue environmental expenses when it is both probable that a liability has been incurred and the amount can be reasonably estimated. The Company believes that, based on available information, the ultimate liability with respect to these issues will not materially exceed the recorded liability of $250,000; and that the ultimate resolution of these matters will not have a material impact on the Company's financial position, results of operations, or liquidity.

     The Company has received letters from a corporation and a group of corporations, which have entered into agreements with the United States Environmental Protection Agency to prepare remedial designs for curing two separate failed land fill sites. In each letter, the Company was identified as a potentially responsible party for its alleged waste disposal at such landfills. The Company has no reason to believe that any liability associated with these landfills will have a material impact on the Company's financial position or results of operations and, accordingly, no liability for such contingencies has been accrued in the accompanying financial statements.

12. SUBSEQUENT EVENTS

BUSINESS ACQUISITION AND ISSUANCE OF DEBT

     Acquisition

     On November 4, 1996, the Company signed a definitive agreement to acquire the business and certain net assets of Molmec, Inc. for approximately $55 million in cash, subject to certain adjustments and the assumption of certain liabilities, aggregating approximately $16.6 million as of September 29, 1996 (the "Acquisition"). The acquisition was consummated on January 22, 1997.

     The Acquisition will be accounted for using the purchase method. Accordingly, the assets acquired and the liabilities assumed will be recorded at fair values and the excess of the purchase price over the net assets acquired will be recorded as goodwill and amortized over 15 years.

     Issuance of Debt

     On January 22, 1997, the Company issued, in a private placement (the "Initial Offering"), $110 million aggregate principal amount of its 10 3/4% Senior Subordinated Notes due 2007, Series A (the "Notes"). The net proceeds of the Initial Offering, which amounted to approximately $105 million, were used to repay debt in default amounting to $37.8 million, to repay the $3 million note payable to a former shareholder, to fund the Acquisition and for general corporate purposes. In addition, the Company obtained a new senior credit facility which provides available borrowings of $45 million under revolving loans. The Company also obtained a replacement letter of credit with respect to its $8.8 million Multi-Option Adjustable Rate Notes.

                             LDM TECHNOLOGIES, INC.

12. SUBSEQUENT EVENTS (CONTINUED)

     The Company intends to register Exchange Notes, which will have substantially the same terms and conditions as the Notes, with the Securities and Exchange Commission and to exchange the Exchange Notes for the Notes. The Notes are, and the Exchange Notes will be, guaranteed by certain holding companies (LDM Holdings, L.L.C. and LDM Canada Limited Partnership) and LDM Canada, but will not be guaranteed by Como or LDM Mexico. Through the holding companies, the same two shareholders who own the Company indirectly owned a 2% interest in LDM Canada. In April, 1997 (unaudited), the shareholders contributed their ownership of the holding companies to the Company, thereby causing LDM Canada and the holding companies to become either direct or indirect wholly-owned subsidiaries of LDM Technologies, Inc. The holding companies have no investments or activities other than their ownership interests in LDM Canada. Financial information for LDM Canada is disclosed in Note 2. Financial information for Como and LDM Mexico is disclosed in Note 7.


     The following unaudited pro forma condensed consolidated results of operations of the Company, for the fiscal year ended September 29, 1996, gives effect to the Acquisition and the Offering as if such events had occurred on September 25, 1995. The following unaudited pro forma condensed consolidated balance sheet data at September 29, 1996 gives effect to the Acquisition and the Offering as if such events had occurred on that date. The unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations would actually have been had the transactions occurred on the dates indicated above or to project the Company's financial position or results of operations for any future date or period.

                                                                YEAR ENDED
                                                              SEPTEMBER 29,
                                                                   1996
                                                              --------------
                                                              (IN THOUSANDS)
Net sales...................................................     $306,406
Cost of sales...............................................      252,661
                                                                 --------
Gross margin................................................       53,745
Selling, general and administrative expenses................       40,422
Other expenses, principally interest........................       13,324
                                                                 --------
Loss from continuing operations before income taxes,
  minority interests and extraordinary item.................           (1)
Provision for income taxes..................................        1,970
                                                                 --------
Loss from continuing operations before minority interest and
  extraordinary item........................................       (1,971)
Minority interest...........................................           79
                                                                 --------
Loss from continuing operations before extraordinary item...     $ (1,892)
                                                                 ========

                             LDM TECHNOLOGIES, INC.

12. SUBSEQUENT EVENTS (CONTINUED)

                                                              SEPTEMBER 29,
                                                                   1996
                                                              --------------
                                                              (IN THOUSANDS)
Current assets..............................................     $ 83,897
Noncurrent assets...........................................      120,633
                                                                 --------
                                                                 $204,530
                                                                 ========
Current liabilities.........................................     $ 62,180
Noncurrent liabilities......................................      125,267
Stockholders' equity........................................       17,083
                                                                 --------
                                                                 $204,530
                                                                 ========

SUPPLEMENTAL GUARANTOR INFORMATION


     The $110 million 10 3/4% Senior Subordinated Notes due 2007, the Senior Credit Facility and the standby letter of credit with respect to the $8.8 million Multi-Option Adjustable Rate Notes are obligations of LDM Technologies, Inc. The obligations are guaranteed fully, unconditionally and jointly and severally by LDM Canada and certain holding companies as described above. The non-guarantor subsidiaries are Como, a 75% owned subsidiary and LDM Mexico, a 99% owned subsidiary.



     Supplemental consolidating financial information of LDM Technologies, Inc., LDM Canada (including the related holding company guarantors) and combined Como and LDM Mexico (the "non-guarantor subsidiaries") is presented below. LDM Mexico did not have any operations prior to 1996. Investments in subsidiaries are presented on the equity method of accounting. Separate financial statements of the guarantor are not provided because management has concluded that the segment information in Note 7 and the summarized financial information below provide sufficient information to allow investors to separately determine the nature of the assets held by and the operations of LDM Technologies, Inc., and the guarantor and non-guarantor subsidiaries.

                             LDM TECHNOLOGIES, INC.

12. SUBSEQUENT EVENTS (CONTINUED)
                          CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 29, 1996


                                                UNCONSOLIDATED
                                  ------------------------------------------
                                      LDM
                                  TECHNOLOGIES       LDM       NON-GUARANTOR   CONSOLIDATING
                                      INC.         CANADA      SUBSIDIARIES       ENTRIES      CONSOLIDATED
                                  ------------   -----------   -------------   -------------   ------------
ASSETS
Current assets
  Cash..........................  $     9,000    $    16,679    $ 2,096,183                    $  2,121,862
  Accounts receivable...........   25,469,229      9,405,208      1,912,005     $(1,305,042)     35,481,400
  Note receivable affiliates....    3,908,824                                    (3,908,824)
  Inventories...................    7,056,362      3,017,494      1,759,346                      11,833,202
  Mold costs....................    4,284,317        398,630      2,446,027                       7,128,974
  Prepaid expenses..............      165,040        218,380         71,007                         454,427
  Refundable income taxes.......      364,725                                                       364,725
  Deferred income taxes.........      623,500                       205,000                         828,500
                                  -----------    -----------    -----------     -----------    ------------
       Total current assets.....   41,880,997     13,056,391      8,489,568      (5,213,866)     58,213,090
  Cash and equivalents
     restricted to use..........      658,018                                                       658,018
  Net property, plant and
     equipment, at cost.........   40,440,309     16,040,296      2,475,351                      58,955,956
  Investment in subsidiaries....      520,185                                      (520,185)
  Other.........................      547,513        165,283        585,336                       1,298,132
                                  -----------    -----------    -----------     -----------    ------------
                                  $84,047,022    $29,261,970    $11,550,255     $(5,734,051)   $119,125,196
                                  ===========    ===========    ===========     ===========    ============
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities
  Lines of credit and revolving
     loan.......................                                $ 1,800,976                    $  1,800,976
  Lines of credit and revolving
     loan in default............  $15,500,000    $ 3,634,290                                     19,134,290
  Accounts payable..............   18,151,697     11,896,488      2,091,252     $(1,305,042)     30,834,395
  Demand note payable to
     shareholders...............       87,500                                                        87,500
  Accrued liabilities...........    4,604,242        844,726      2,148,918                       7,597,886
  Accrued compensation..........    4,201,751                                                     4,201,751
  Advance mold payments from
     customers..................                      44,752      3,616,294                       3,661,046
  Income taxes payable..........    2,451,124          8,443                                      2,459,567
  Note payable to affiliates....                   3,908,824                     (3,908,824)
  Current maturities of
     long-term debt.............    1,080,000          4,333        236,250                       1,320,583
  Long-term debt in default.....   17,781,111      9,640,649                                     27,421,760
                                  -----------    -----------    -----------     -----------    ------------
       Total current
          liabilities...........   63,857,425     29,982,505      9,893,690      (5,213,866)     98,519,754
Long term debt due after one
  year..........................    1,920,000          2,407         98,438                       2,020,845
Deferred income taxes...........      526,000                       315,000                         841,000
Minority interests..............      421,532                                                       421,532
Stockholders' equity
  Common stock..................           60      1,350,000          1,000      (1,351,000)             60
  Additional paid in capital....       94,072                       132,532        (132,532)         94,072
  Retained earnings.............   17,290,116     (2,010,759)     1,109,595         901,164      17,290,116
  Currency translation
     adjustments................      (62,183)       (62,183)                        62,183         (62,183)
                                  -----------    -----------    -----------     -----------    ------------
       Total stockholders'
          equity................   17,322,065       (722,942)     1,243,127        (520,185)     17,322,065
                                  -----------    -----------    -----------     -----------    ------------
                                  $84,047,022    $29,261,970    $11,550,255     $(5,734,051)   $119,125,196
                                  ===========    ===========    ===========     ===========    ============

                             LDM TECHNOLOGIES, INC.

12. SUBSEQUENT EVENTS (CONTINUED)
                          CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 24, 1995

                                                   UNCONSOLIDATED
                              --------------------------------------------------------
                                  LDM
                              TECHNOLOGIES        LDM                     DISCONTINUED   CONSOLIDATING
                                  INC.          CANADA          COMO       OPERATION        ENTRIES       CONSOLIDATED
                              ------------      ------          ----      ------------   -------------    ------------
ASSETS
Current assets
  Cash......................  $   810,929     $    54,940    $   35,638    $  236,342                     $  1,137,849
  Accounts receivable.......   21,346,593       3,687,655     3,725,643       748,071     $  (176,260)      29,331,702
  Inventories...............    8,475,013       2,120,033     1,859,258       343,573                       12,797,877
  Mold costs................    5,002,966         597,613       101,661                                      5,702,240
  Prepaid expenses..........      139,887         177,642        58,437                                        375,966
  Refundable income taxes...
  Deferred income taxes.....      824,500                       320,000                                      1,144,500
                              -----------     -----------    ----------    ----------     -----------     ------------
    Total current assets....   36,599,888       6,637,883     6,100,637     1,327,986        (176,260)      50,490,134
  Cash and equivalents
    restricted to use.......    7,343,552                                                                    7,343,552
  Net property, plant and
    equipment, at cost......   27,910,068      15,557,675     2,701,405       330,595                       46,499,743
  Investment in
    subsidiaries............    3,927,432                                                  (3,927,432)
  Other.....................    2,689,940         393,518       238,608                                      3,322,066
                              -----------     -----------    ----------    ----------     -----------     ------------
                              $78,470,880     $22,589,076    $9,040,650    $1,658,581     $(4,103,692)    $107,655,495
                              ===========     ===========    ==========    ==========     ===========     ============
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities
  Lines of credit and
    revolving loan..........  $17,200,000     $ 1,926,639    $  975,851                                   $ 20,102,490
  Lines of credit and
    revolving loan in
    default.................
  Accounts payable..........   16,645,597       4,887,432     3,238,322    $  641,603     $  (176,260)      25,236,694
  Demand note payable to
    shareholders............       87,500                                                                       87,500
  Accrued liabilities.......    2,361,884       1,348,370     1,994,429       100,040                        5,804,723
  Accrued compensation......    3,969,980                                                                    3,969,980
  Advance mold payments from
    customers...............                      283,534       226,106                                        509,640
  Income taxes payable......    2,038,657           8,605                      59,393                        2,106,655
  Current maturities of
    long-term debt..........      824,236       1,454,818       630,000                                      2,909,054
  Long-term debt in
    default.................
                              -----------     -----------    ----------    ----------     -----------     ------------
    Total current
      liabilities...........   43,127,854       9,909,398     7,064,708       801,036        (176,260)      60,726,736
Long-term debt due after one
  year......................   10,819,592      10,912,714       105,000                                     21,837,306
Deferred income taxes.......      206,000         250,019       318,000                                        774,019
Minority interests..........      682,420                                                                      682,420
Stockholders' equity........
  Common stock..............           70       1,350,000         1,000        28,000      (1,379,000)              70
  Additional paid in
    capital.................      109,751                       126,032                      (126,032)         109,751
  Retained earnings.........   23,561,845         203,597     1,425,910       829,545      (2,459,052)      23,561,845
  Currency translation
    adjustments.............      (36,652)        (36,652)                                     36,652          (36,652)
                              -----------     -----------    ----------    ----------     -----------     ------------
    Total stockholders'
      equity................   23,635,014       1,516,945     1,552,942       857,545      (3,927,432)      23,635,014
                              -----------     -----------    ----------    ----------     -----------     ------------
                              $78,470,880     $22,589,076    $9,040,650    $1,658,581     $(4,103,692)    $107,655,495
                              ===========     ===========    ==========    ==========     ===========     ============

                             LDM TECHNOLOGIES, INC.

12. SUBSEQUENT EVENTS (CONTINUED)
                     CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 29, 1996


                                                     UNCONSOLIDATED
                                       ------------------------------------------
                                           LDM
                                       TECHNOLOGIES       LDM       NON-GUARANTOR   CONSOLIDATING
                                           INC.         CANADA      SUBSIDIARIES       ENTRIES      CONSOLIDATED
                                       ------------     ------      -------------   -------------   ------------
Net sales
  Product sales......................  $142,228,576   $31,036,717    $21,535,462     $(2,330,095)   $192,470,660
  Mold sales.........................    18,832,061     5,933,579        522,594                      25,288,234
                                       ------------   -----------    -----------     -----------    ------------
                                        161,060,637    36,970,296     22,058,056      (2,330,095)    217,758,894
Cost of sales
  Product cost of sales..............   110,645,509    31,795,935     19,982,352      (2,330,095)    160,093,701
  Mold cost of sales.................    16,980,752     5,342,609        479,293                      22,802,654
                                       ------------   -----------    -----------     -----------    ------------
                                        127,626,261    37,138,544     20,461,645      (2,330,095)    182,896,355
                                       ------------   -----------    -----------     -----------    ------------
Gross margin.........................    33,434,376      (168,248)     1,596,411                      34,862,539
Selling, general and administrative
  expenses...........................    23,722,181     1,276,714      1,419,558                      26,418,453
                                       ------------   -----------    -----------     -----------    ------------
Operating profit (loss)..............     9,712,195    (1,444,962)       176,853                       8,444,086
Other expenses (income):
  Equity in net loss of
    subsidiaries.....................     2,530,671                                   (2,530,671)
  Interest...........................     1,833,929     1,218,107        227,868                       3,279,904
  Other, net.........................      (938,218)      531,026        463,300                          56,108
                                       ------------   -----------    -----------     -----------    ------------
                                          3,426,382     1,749,133        691,168      (2,530,671)      3,336,012
                                       ------------   -----------    -----------     -----------    ------------
Income (loss) from continuing
  operations before income taxes,
  minority interest and extraordinary
  item...............................     6,285,813    (3,194,095)      (514,315)      2,530,671       5,108,074
Provision for income taxes...........     4,437,974      (226,229)      (198,000)                      4,013,745
                                       ------------   -----------    -----------     -----------    ------------
Income (loss) from continuing
  operations before minority interest
  and extraordinary item.............     1,847,839    (2,967,866)      (316,315)      2,530,671       1,094,329
Minority interest loss...............        79,078                                                       79,078
                                       ------------   -----------    -----------     -----------    ------------
Income from continuing operations
  before extraordinary item..........     1,926,917    (2,967,866)      (316,315)      2,530,671       1,173,407
Loss from discontinued operations,
  net of income taxes and minority
  interest...........................       (57,610)                                                     (57,610)
                                       ------------   -----------    -----------     -----------    ------------
Income (loss) before extraordinary
  item...............................     1,869,307    (2,967,866)      (316,315)      2,530,671       1,115,797
Extraordinary item, no income tax
  effect.............................                     753,510                                        753,510
                                       ------------   -----------    -----------     -----------    ------------
  Net income (loss)..................  $  1,869,307   $(2,214,356)   $  (316,315)    $ 2,530,671    $  1,869,307
                                       ============   ===========    ===========     ===========    ============

                             LDM TECHNOLOGIES, INC.

12. SUBSEQUENT EVENTS (CONTINUED)
                     CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 24, 1995

                                              UNCONSOLIDATED
                                ------------------------------------------
                                    LDM
                                TECHNOLOGIES                                  CONSOLIDATING
                                    INC.        LDM CANADA        COMO           ENTRIES       CONSOLIDATED
                                ------------    ----------        ----        -------------    ------------
Net sales
  Product sales.............    $149,942,710    $33,777,902    $30,725,375     $  (156,866)    $214,289,121
  Mold sales................       4,650,187        932,051      1,119,986                        6,702,224
                                ------------    -----------    -----------     -----------     ------------
                                 154,592,897     34,709,953     31,845,361        (156,866)     220,991,345
Cost of sales
  Product cost of sales.....     119,669,153     29,884,687     26,660,582        (156,866)     176,057,556
  Mold cost of sales........       4,523,639        816,776      1,009,854                        6,350,269
                                ------------    -----------    -----------     -----------     ------------
                                 124,192,792     30,701,463     27,670,436        (156,866)     182,407,825
                                ------------    -----------    -----------     -----------     ------------
Gross margin................      30,400,105      4,008,490      4,174,925                       38,583,520
Selling, general and
  administrative expenses...      20,146,099      1,708,145      1,660,686                       23,514,930
                                ------------    -----------    -----------     -----------     ------------
Operating profit............      10,254,006      2,300,345      2,514,239                       15,068,590
Other expenses (income):
  Equity in net income of
     subsidiaries...........      (1,093,454)                                    1,093,454
  Interest..................       1,781,754      1,085,554        310,518                        3,177,826
  Other, net................      (1,206,305)       937,576        622,042                          353,313
                                ------------    -----------    -----------     -----------     ------------
                                    (518,005)     2,023,130        932,560       1,093,454        3,531,139
                                ------------    -----------    -----------     -----------     ------------
Income from continuing
  operations before income
  taxes and minority
  interest..................      10,772,011        277,215      1,581,679      (1,093,454)      11,537,451
Provision for income
  taxes.....................       4,292,765        111,952        653,488                        5,058,205
                                ------------    -----------    -----------     -----------     ------------
Income from continuing
  operations before minority
  interest..................       6,479,246        165,263        928,191      (1,093,454)       6,479,246
Minority interest income....        (231,735)                                                      (231,735)
                                ------------    -----------    -----------     -----------     ------------
Income from continuing
  operations................       6,247,511        165,263        928,191      (1,093,454)       6,247,511
Income from discontinued
  operations................          86,546                                                         86,546
                                ------------    -----------    -----------     -----------     ------------
Net income..................    $  6,334,057    $   165,263    $   928,191     $(1,093,454)    $  6,334,057
                                ============    ===========    ===========     ===========     ============

                             LDM TECHNOLOGIES, INC.

12. SUBSEQUENT EVENTS (CONTINUED)
                     CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 25, 1994

                                              UNCONSOLIDATED
                                ------------------------------------------
                                    LDM
                                TECHNOLOGIES        LDM                       CONSOLIDATING
                                    INC.          CANADA          COMO           ENTRIES       CONSOLIDATED
                                ------------      ------          ----        -------------    ------------
Net Sales
  Product sales.............    $ 94,766,215    $29,095,708    $30,623,128      $(223,152)     $154,261,899
  Mold sales................      21,097,515      1,560,518        676,667                       23,334,700
                                ------------    -----------    -----------      ---------      ------------
                                 115,863,730     30,656,226     31,299,795       (223,152)      177,596,599
Cost of sales
  Product cost of sales.....      77,954,513     25,216,816     26,394,350       (223,152)      129,342,527
  Mold cost of sales........      20,208,421      1,501,791        638,876                       22,349,088
                                ------------    -----------    -----------      ---------      ------------
                                  98,162,934     26,718,607     27,033,226       (223,152)      151,691,615
                                ------------    -----------    -----------      ---------      ------------
Gross margin................      17,700,796      3,937,619      4,266,569                       25,904,984
Selling, general and
  administrative expenses...      13,233,469      1,913,902      1,989,205                       17,136,576
                                ------------    -----------    -----------      ---------      ------------
Operating profit............       4,467,327      2,023,717      2,277,364                        8,768,408
Other expenses (income):
  Equity in net income of
     subsidiaries...........        (787,866)                                     787,866
  Interest..................         722,244      1,005,905        415,944                        2,144,093
  Other, net................      (1,344,693)       803,006        606,887                           65,200
                                ------------    -----------    -----------      ---------      ------------
                                  (1,410,315)     1,808,911      1,022,831        787,866         2,209,293
                                ------------    -----------    -----------      ---------      ------------
Income from continuing
  operations before income
  taxes and minority
  interest..................       5,877,642        214,806      1,254,533       (787,866)        6,559,115
Provision for income
  taxes.....................       3,121,257        176,472        505,001                        3,802,730
                                ------------    -----------    -----------      ---------      ------------
Income from continuing
  operations before minority
  interest..................       2,756,385         38,334        749,532       (787,866)        2,756,385
Minority interest income....        (186,725)                                                      (186,725)
                                ------------    -----------    -----------      ---------      ------------
Income from continuing
  operations................       2,569,660         38,334        749,532       (787,866)        2,569,660
Income from discontinued
  operations................         182,283                                                        182,283
                                ------------    -----------    -----------      ---------      ------------
Net income..................    $  2,751,943    $    38,334    $   749,532      $(787,866)     $  2,751,943
                                ============    ===========    ===========      =========      ============

                             LDM TECHNOLOGIES, INC.

12. SUBSEQUENT EVENTS (CONTINUED)
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED SEPTEMBER 29, 1996


                                                      UNCONSOLIDATED
                                        ------------------------------------------
                                            LDM
                                        TECHNOLOGIES      ARROW      NON-GUARANTOR   CONSOLIDATING
                                            INC.         CANADA      SUBSIDIARIES       ENTRIES      CONSOLIDATED
                                        ------------     ------      -------------   -------------   ------------
OPERATING ACTIVITIES
Net income (loss).....................  $  1,869,307   $(2,214,356)   $  (316,315)    $ 2,530,671    $  1,869,307
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
Equity in subsidiaries losses.........     2,530,671                                   (2,530,671)
Depreciation and amortization.........     5,371,129     2,019,437        614,952                       8,005,518
Extraordinary gain on retirement of
  debt................................      (753,510)                                                    (753,510)
(Gain) loss on sale of property and
  equipment...........................       105,703                       (2,850)                        102,853
Deferred income taxes.................       521,000      (250,019)       112,000                         382,981
Other.................................      (479,675)      (25,531)                                      (505,206)
Changes in assets and liabilities, net
  of the effect of the distribution of
  IMCA:
  Accounts and notes receivable.......    (3,475,267)   (5,717,553)     1,813,638                      (7,379,182)
  Refundable income taxes.............                                   (364,725)                       (364,725)
  Inventory and mold costs............     1,968,402      (698,478)    (2,244,454)                       (974,530)
  Prepaid expenses....................       (25,153)      (40,738)       (12,570)                        (78,461)
  Other assets........................      (221,238)      228,235                                          6,997
  Accounts payable and accrued
    liabilities.......................     3,582,795     6,266,630      2,397,607                      12,247,032
  Income taxes payable................       353,075          (163)                                       352,912
                                        ------------   -----------    -----------     -----------    ------------
    NET CASH PROVIDED (USED) BY
      OPERATING ACTIVITIES............    11,347,239      (432,536)     1,997,283                      12,911,986
INVESTING ACTIVITIES
Additions to property, plant &
  equipment...........................   (17,383,272)   (2,502,058)      (401,048)                    (20,286,378)
Proceeds from disposal of property and
  equipment...........................       269,310                       15,000                         284,310
Cash and cash equivalents restricted
  for construction of new corporate
  facility............................     6,685,534                                                    6,685,534
Other.................................     1,228,892                       17,997                       1,246,889
                                        ------------   -----------    -----------     -----------    ------------
    NET CASH USED FOR INVESTING
      ACTIVITIES......................    (9,199,536)   (2,502,058)      (368,051)                    (12,069,645)
FINANCING ACTIVITIES
Redemption of stockholder's interest,
  including cash owned by IMCA of
  $212,968............................    (4,712,968)                                                  (4,712,968)
Proceeds from issuance of long term
  debt................................    18,804,916     1,188,681                                     19,993,597
Borrowings on line of credit:
  Proceeds............................    12,099,999     4,387,482      1,815,540                      18,303,021
  Repayments..........................   (13,800,000)   (2,679,830)      (990,415)                    (17,470,245)
Payments on notes payable and
  long-term debt......................   (15,734,104)                    (400,312)                    (16,134,416)
Other.................................       156,183                        6,500                         162,683
                                        ------------   -----------    -----------     -----------    ------------
    NET CASH PROVIDED (USED) BY
      FINANCING ACTIVITIES............    (3,185,974)    2,896,333        431,313                         141,672
                                        ------------   -----------    -----------                    ------------
Net increase (decrease) in cash.......    (1,038,271)      (38,261)     2,060,545                         984,013
Cash of beginning of year.............     1,047,271        54,940         35,638                       1,137,849
                                        ------------   -----------    -----------     -----------    ------------
Cash at end of year...................  $      9,000   $    16,679    $ 2,096,183     $              $  2,121,862
                                        ============   ===========    ===========     ===========    ============

                             LDM TECHNOLOGIES, INC.

12. SUBSEQUENT EVENTS (CONTINUED)
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED SEPTEMBER 24, 1995

                                            UNCONSOLIDATED
                               -----------------------------------------
                                   LDM
                               TECHNOLOGIES      ARROW                     DISCONTINUED   CONSOLIDATING
                                   INC.         CANADA          COMO        OPERATION        ENTRIES      CONSOLIDATED
                               ------------     ------          ----       ------------   -------------   ------------
OPERATING ACTIVITIES
Net income...................  $  6,247,511   $   165,263   $    928,191    $  86,546      $(1,093,454)   $ 6,334,057
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
Equity in subsidiaries
  earnings...................    (1,093,454)                                                 1,093,454
Depreciation and
  amortization...............     4,583,521     1,423,101        671,775       99,384                       6,777,781
Gain on sale of property and
  equipment..................       (20,686)                     (18,632)                                     (39,318)
Deferred income taxes........      (516,211)                     (96,000)                                    (612,211)
Other........................       526,540                                                                   526,540
Changes in assets and
  liabilities:
  Accounts and notes
    receivable...............    (1,257,726)   (1,287,494)       213,997      414,933                      (1,916,290)
  Inventory and mold costs...      (863,449)   (1,276,853)       887,138       (5,831)                     (1,258,995)
  Prepaid expenses...........        60,338       (47,902)        46,380        1,045                          59,861
  Other assets...............                                   (224,050)                                    (224,050)
  Accounts payable and
    accrued liabilities......     2,538,443     3,432,094       (378,700)    (338,342)                      5,253,495
  Income taxes payable.......      (102,272)       64,394                     (75,074)                       (112,952)
                               ------------   -----------   ------------    ---------      -----------    -----------
      NET CASH PROVIDED BY
         OPERATING
         ACTIVITIES..........    10,102,555     2,472,603      2,030,099      182,661                      14,787,918
INVESTING ACTIVITIES
Additions to property, plant
  & equipment................   (12,248,949)   (2,219,873)      (387,365)    (293,785)                    (15,149,972)
Proceeds from disposal of
  property and equipment.....        80,000                       20,600                                      100,600
Cash and cash equivalents
  restricted for construction
  of new corporate
  facility...................    (7,343,552)                                                               (7,343,552)
Other........................      (605,460)     (617,319)                                                 (1,222,779)
                               ------------   -----------   ------------    ---------      -----------    -----------
      NET CASH USED FOR
         INVESTING
         ACTIVITIES..........   (20,117,961)   (2,837,192)      (366,765)    (293,785)                    (23,615,703)
FINANCING ACTIVITIES
Proceeds from issuance of
  long term debt.............     9,000,000                                                                 9,000,000
Borrowings on line of credit:
  Proceeds...................    18,270,000     1,932,151        697,923                                   20,900,074
  Repayments.................   (14,630,000)     (296,406)    (2,141,831)                                 (17,068,237)
Payments on notes payable and
  long-term debt.............    (1,764,650)   (1,315,102)      (450,000)                                  (3,529,752)
Other........................      (312,315)                                                                 (312,315)
                               ------------   -----------   ------------    ---------      -----------    -----------
      NET CASH PROVIDED
         (USED) BY FINANCING
         ACTIVITIES..........    10,563,035       320,643     (1,893,908)          --                       8,989,770
                               ------------   -----------   ------------    ---------      -----------    -----------
Net increase (decrease) in
  cash.......................       547,629       (43,946)      (230,574)    (111,124)                        161,985
Cash at beginning of year....       263,300        98,886        266,212      347,466                         975,864
                               ------------   -----------   ------------    ---------      -----------    -----------
Cash at end of year..........  $    810,929   $    54,940   $     35,638    $ 236,342      $              $ 1,137,849
                               ============   ===========   ============    =========      ===========    ===========

                             LDM TECHNOLOGIES, INC.

12. SUBSEQUENT EVENTS (CONTINUED)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED SEPTEMBER 25, 1994

                                                UNCONSOLIDATED
                                   -----------------------------------------
                                       LDM
                                   TECHNOLOGIES      ARROW                     DISCONTINUED   CONSOLIDATING
                                       INC.          CANADA         COMO        OPERATION        ENTRIES      CONSOLIDATED
                                   ------------      ------         ----       ------------   -------------   ------------
OPERATING ACTIVITIES
Net income.......................  $  2,569,660   $     38,334   $   749,532    $ 182,283       $(787,866)    $  2,751,943
Adjustments to reconcile net
  income to net cash provided by
  operating activities:..........
Equity in subsidiaries
  earnings.......................      (787,866)                                                  787,866
Depreciation and amortization....     4,647,074      1,261,973       612,167       72,153                        6,593,367
Loss on sale of property and
  equipment......................         2,954                        6,411                                         9,365
Deferred income taxes............      (240,676)       152,207         5,000                                       (83,469)
Other............................       536,988                                                                    536,988
Changes in assets and liabilities
  Accounts and notes
    receivable...................    (6,609,964)    (2,369,228)     (742,328)    (393,737)                     (10,115,257)
  Inventory and mold costs.......       108,028     (1,422,225)     (546,896)     115,964                       (1,745,129)
  Prepaid expenses...............       (22,173)      (128,068)       16,003       14,641                         (119,597)
  Other assets...................       206,832                        6,475                                       213,307
  Accounts payable and accrued
    liabilities..................     2,801,624      3,037,378     1,473,690      305,653                        7,618,345
  Income taxes payable...........     2,033,236         72,059                     35,448                        2,140,743
                                   ------------   ------------   -----------    ---------       ---------     ------------
    NET CASH PROVIDED BY
      OPERATING ACTIVITIES.......     5,245,717        642,430     1,580,054      332,405                        7,800,606
INVESTING ACTIVITIES
Purchase of Canadian operations,
  net of cash acquired...........                  (17,428,500)                                                (17,428,500)
Additions to property, plant &
  equipment......................    (9,338,835)      (967,782)   (1,178,444)    (109,095)                     (11,594,156)
Proceeds from disposal of
  property and equipment.........         5,300                       10,000                                        15,300
Other............................    (1,541,907)                                                                (1,541,907)
                                   ------------   ------------   -----------    ---------       ---------     ------------
    NET CASH USED FOR INVESTING
      ACTIVITIES.................   (10,875,442)   (18,396,282)   (1,168,444)    (109,095)                     (30,549,263)
FINANCING ACTIVITIES
Proceeds from issuance of long
  term debt......................     2,650,000     13,214,603                                                  15,864,603
Borrowings on line of credit:
  Proceeds.......................    12,079,212      6,167,112     1,802,646                                    20,048,970
  Repayments.....................    (7,225,000)            --    (1,322,166)                                   (8,547,116)
Payments on notes payable and
  long-term debt.................    (1,718,025)    (1,528,977)     (630,000)                                   (3,877,002)
Other............................       (83,363)                                                                   (83,363)
                                   ------------   ------------   -----------    ---------       ---------     ------------
    NET CASH PROVIDED (USED) BY
      FINANCING ACTIVITIES.......     5,702,824     17,852,738      (149,470)                                   23,406,092
                                   ------------   ------------   -----------    ---------       ---------     ------------
Net increase in cash.............        73,099         98,886       262,140      223,310                          657,435
Cash at beginning of year........       190,201             --         4,072      124,156                          318,429
                                   ------------   ------------   -----------    ---------       ---------     ------------
Cash at end of year..............  $    263,300   $     98,886   $   266,212    $ 347,466       $             $    975,864
                                   ============   ============   ===========    =========       =========     ============

                             LDM TECHNOLOGIES, INC.

                 CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 29,   SEPTEMBER 29,
                                                                  1996           1996
                                                              (UNAUDITED)       (NOTE)
                                                              ------------   -------------
ASSETS
Current assets
  Cash......................................................    $  1,820       $  2,122
  Accounts receivable.......................................      30,514         35,482
  Raw materials.............................................       7,870          7,713
  Work in process...........................................       1,943          1,368
  Finished goods............................................       3,422          2,752
  Mold costs................................................      13,965          7,129
  Deferred income taxes.....................................         751            829
  Other current assets......................................         767            454
                                                                --------       --------
       Total current assets.................................      61,052         57,849
Cash and equivalents restricted as to use...................         379            658
Net property, plant, and equipment..........................      62,378         58,956
Other.......................................................       3,189          1,298
                                                                --------       --------
     Totals.................................................    $126,998       $118,761
                                                                ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Lines of credit and revolving loan in default.............    $ 24,900       $ 20,935
  Long-term debt in default.................................      26,607         27,422
  Accounts payable..........................................      32,794         30,834
  Accrued liabilities.......................................       4,823          7,598
  Accrued compensation......................................       2,597          4,202
  Advance mold payments from customers......................      11,229          3,661
  Income taxes payable......................................       2,148          2,095
  Current maturities of long-term debt......................       1,080          1,320
                                                                --------       --------
          Total current liabilities.........................     106,178         98,067
Long-term debt due after one year...........................       1,867          2,109
Deferred income taxes.......................................         821            841
Minority interests..........................................         371            422
Stockholders' Equity
  Common stock (par value $.10, issued and outstanding 600
     shares;
     authorized 100,000 shares).............................
  Additional paid in capital................................          94             94
  Retained earnings.........................................      17,749         17,290
  Foreign currency translation adjustments..................         (82)           (62)
                                                                --------       --------
          Total stockholders' equity........................      17,761         17,322
                                                                --------       --------
     Totals                                                     $126,998       $118,761
                                                                ========       ========

Note: The balance sheet at September 29, 1996 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See notes to condensed consolidated financial statements and notes to audited consolidated financial statements contained herein.

                             LDM TECHNOLOGIES, INC.

              CONDENSED CONSOLIDATED INTERIM STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                      (UNAUDITED)
                                                              ---------------------------
                                                                  THREE MONTHS ENDED
                                                              ---------------------------
                                                              DECEMBER 29,   DECEMBER 24,
                                                                  1996           1995
                                                              ------------   ------------
Revenues:
  Net product sales.........................................    $51,059        $47,406
  Net tooling sales.........................................      1,206          5,741
                                                                -------        -------
                                                                 52,265         53,147
Cost of Sales
  Cost of product sales.....................................     43,525         39,732
  Cost of tooling sales.....................................        792          5,218
                                                                -------        -------
                                                                 44,317         44,950
                                                                -------        -------
Gross margin................................................      7,948          8,197
  Selling, general and administrative expenses..............      6,263          6,727
                                                                -------        -------
Operating profit............................................      1,685          1,470
Interest expense............................................     (1,124)          (899)
Other income (expense), net.................................        294           (107)
                                                                -------        -------
Income from continuing operations before income taxes,
  minority interest and extraordinary item..................        855            464
Provision for income taxes..................................        448            647
                                                                -------        -------
Income from continuing operations before minority interest
  and extraordinary item....................................        407           (183)
Minority interest loss......................................         51             12
                                                                -------        -------
Income (loss) from continuing operations before
  extraordinary item........................................        458           (171)
Income from discontinued operations, net of income taxes and
  minority interest.........................................         --             14
                                                                -------        -------
Income (loss) before extraordinary item.....................        458           (157)
Extraordinary gain on debt refinancing, no income tax
  effect....................................................          0            754
                                                                -------        -------
Net income..................................................    $   458        $   597
                                                                =======        =======

                            See accompanying notes.

                             LDM TECHNOLOGIES, INC.

            CONDENSED CONSOLIDATED STATEMENTS OF INTERIM CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                       (UNAUDITED)
                                                              -----------------------------
                                                              THREE MONTHS    THREE MONTHS
                                                                  ENDED           ENDED
                                                              DECEMBER 29,    DECEMBER 24,
                                                                  1996            1995
                                                              ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................     $   458         $   597
  Gain on refinancing of debt...............................                        (754)
  Other.....................................................           5             382
  Depreciation and amortization.............................       2,215           1,792
  Increase (decrease) in cash due to changes in:
     Accounts receivable....................................       4,969           1,742
     Inventory and mold costs...............................      (8,238)            699
     Other current assets...................................        (313)            177
     Accounts payable and accrued liabilities...............       5,128          (7,319)
     Income taxes payable...................................          53            (118)
     Other assets...........................................         215             199
                                                                 -------         -------
       NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES.....       4,492          (2,603)
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property, plant and equipment................      (5,300)         (3,349)
  Proceeds from disposals of property, plant and
     equipment..............................................           2
  Use of investments restricted to property, plant and
     equipment..............................................         279           1,425
  Deposits for purchase of Molmec...........................      (2,000)             --
                                                                 -------         -------
       NET CASH USED FOR INVESTING ACTIVITIES...............      (7,019)         (1,924)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term debt..............................                       9,407
  Costs associated with debt acquisition....................        (443)           (182)
  Payments on long-term debt................................        (683)         (2,229)
  Net proceeds (repayments) from line of credit
     borrowings.............................................       3,351          (2,565)
                                                                 -------         -------
       NET CASH PROVIDED BY FINANCING ACTIVITIES............       2,225           4,431
                                                                 -------         -------
Net cash change.............................................        (302)            (96)
Cash at beginning of period.................................       2,122           1,138
                                                                 -------         -------
Cash at end of period.......................................     $ 1,820         $ 1,042
                                                                 =======         =======

                             LDM TECHNOLOGIES, INC.

          NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month periods ended December 1996 are not necessarily indicative of the results that may be expected for the year ending September 28, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual financial statements included elsewhere herein.

2. IMPACT OF ACCOUNTING STANDARD TO BE ADOPTED IN THE FISCAL YEAR ENDING IN SEPTEMBER, 1997

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company's former policy was to measure an impairment loss for assets held for use based upon expected undiscounted future cash flows. The Company adopted Statement 121 in the first quarter of the fiscal year ending in September, 1997 and, based on current circumstances, no impairment losses were required to be recognized.

3. EXTRAORDINARY ITEM

     In November 1996, LDM Canada retired notes payable to Barclays Bank of Canada and Gentra Canada, resulting in a $753,510 extraordinary gain on extinguishment. Because of the Canadian operating losses, there was no tax effect related to the gain.

4. COMMITMENTS AND CONTINGENCIES

STOCK REDEMPTION AGREEMENT

     On April 22, 1996 the Company entered into a binding stock redemption agreement with its two current shareholders, who each own 300 shares of the Company's stock, providing for the following:

     - Upon the death of a shareholder, the Company is required to purchase and the shareholder's estate is required to sell all of the shareholder's stock at a price equal to $33,000,000. This amount is payable upon receipt of the proceeds of the life insurance policies owned by the Company on the shareholders life. Any shortfall between the insurance proceeds and the amount payable to the shareholder's estate will require funding by the Company, subject to restrictions in the Company's loan agreements.

     - The Company is required to purchase and maintain life insurance policies of $33,000,000 and $28,000,000 respectively on the life of the shareholders for as long as the Stock Redemption Agreement is in effect. During March, 1997, the Company purchased an additional $5,000,000 life insurance policy to fully fund the repurchase obligation for each of the shareholders. The aggregate premium for these policies presently approximates $1,050,000 per year. Further, the Company is prohibited from assigning, pledging or borrowing against these life insurance policies without the consent of the insured shareholder.

     - The Agreement may be terminated by mutual agreement of all parties or by any shareholder after October 22, 1996 with respect to that shareholder's stock only.

     The Company has been notified of violations and possible violations of certain permitted air emission levels for organic compounds at its Byesville and Circleville plant locations. It is the Company's policy to accrue environmental expenses when it is both probable that a liability has been incurred and the amount can be reasonably estimated. On March 27, 1997, the Company agreed in principle to a settlement related to its Byesville plant in the amount of $188,000. The Company had accrued approximately $150,000 as of September 29, 1996 for this settlement and will charge the remaining $38,000 to expense during the quarter ended March 30, 1997. The Company believes that, based on available information, the ultimate liability with respect to the remaining outstanding air emission issue will not exceed the March 30, 1997 recorded liability related to the Circleville plant of $100,000 and that the ultimate resolution of these matters will not have a material impact on the Company's financial position, results of operations, or liquidity.

     The Company has been named as a Defendant in a lawsuit in connection with a failed landfill in Byesville, Ohio. The lawsuit seeks contribution from the Company as a potentially responsible party for generating waste that was disposed of at the landfill. The Company has also received a letter from a group of corporations which have entered into an agreement with the United States Environmental Protection Agency to prepare a remedial design for curing a failed landfill site in Circleville, Ohio. The Company was identified as a potentially responsible party for alleged waste disposal at the Circleville landfill. The Company believes that, based on available information, the ultimate liability with respect to these issues will not materially exceed $50,000 and will charge that amount to expense in the quarter ended March 30, 1997. The Company does not believe that the ultimate resolution of these matters will have a material impact on the Company's financial position, results of operations, or liquidity.

5. SUBSEQUENT EVENT


     On April 25, 1997, the Company acquired certain assets of a U.S. manufacturer of automotive air vents for a purchase price of approximately $6.545 million, subject to certain price adjustments. Net sales for the entity were approximately $15.5 million for the twelve month period ended March 30, 1997 of which approximately $5.9 million were sales to the Company. The acquisition will allow the Company to vertically integrate and increase its instrument panel manufacturing capabilities.



6. SUPPLEMENTAL GUARANTOR INFORMATION



     The $110 million 10 3/4% Senior Subordinated Notes due 2007, the Senior Credit Facility and the standby letter of credit with respect to the $8.8 million Multi-Option Adjustable Rate Notes are obligations of LDM Technologies, Inc. The obligations are guaranteed fully, unconditionally and jointly and severally by LDM Canada and certain holding companies as described above. Non-guarantor subsidiaries consist of Como, a 75% owned subsidiary, and LDM Technologies, S. de R.L., a 99% owned subsidiary.



     Supplemental consolidating financial information of LDM Technologies, Inc., LDM Canada (including the related holding company guarantors) and non-guarantor subsidiaries is presented below.

                             LDM TECHNOLOGIES, INC.



    CONDENSED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 29, 1996 (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



                                           LDM
                                      TECHNOLOGIES,     LDM     NONGUARANTOR   CONSOLIDATING
                                          INC.        CANADA    SUBSIDIARIES      ENTRIES      CONSOLIDATED
                                      -------------   -------   ------------   -------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.........     $    10      $     4     $ 1,806         $              $  1,820
  Trade accounts receivable, less
     allowance for doubtful
     accounts.......................      23,252        6,675       2,131          (1,544)         30,514
  Raw materials.....................       4,852        1,835       1,183                           7,870
  Work in process...................       1,564          225         154                           1,943
  Finished goods....................       2,399          567         456                           3,422
  Mold costs........................       6,500        1,856       5,609                          13,965
  Deferred income taxes.............         546                      205                             751
  Other current assets..............         382          324          61                             767
                                         -------      -------     -------         -------        --------
     Total current assets...........      39,505       11,486      11,605          (1,544)         61,052
Cash and equivalents restricted to
  property, plant and equipment.....         379                                                      379
Property, plant, and equipment, less
  accumulated depreciation..........      42,119       17,717       2,542                          62,378
Notes receivable due from
  affiliates........................       5,138                                   (5,138)
Investment in subsidiaries..........         337                                     (337)
Other Assets........................       2,837          146         206                           3,189
                                         -------      -------     -------         -------        --------
     Totals.........................     $90,315      $29,349     $14,353         $(7,019)       $126,998
                                         =======      =======     =======         =======        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Lines of credit and revolving loan
     in default.....................     $19,186      $ 4,030     $ 1,684         $              $ 24,900
  Long-term debt in default.........      17,416        9,191                                      26,607
  Accounts payable..................      21,247       10,594       3,459          (2,506)         32,794
  Accrued liabilities...............       2,160        2,439         224                           4,823
  Accrued payroll and withholding
     taxes..........................       1,736          495         366                           2,597
  Advance mold payments from
     customers......................       3,112        1,281       6,842              (6)         11,229
  Income taxes payable..............       2,508                     (360)                          2,148
  Current portion of long-term
     debt...........................       1,080                      187            (187)          1,080
                                         -------      -------     -------         -------        --------
     Total current liabilities......      68,445       28,030      12,402          (2,699)        106,178
Long-term debt -- net of current
  portion...........................       1,740                      127                           1,867
Deferred income taxes...............         506                      315                             821
Notes payable due to affiliates.....                    3,714         263          (3,977)
Minority interest in subsidiaries...                                                  371             371
Stockholders' Equity:
  Common Stock (par value $.10,
     issued and outstanding 600
     shares; authorized 100,000
     shares)........................                    1,350           1          (1,351)
  Additional paid-in capital........          94                      133            (133)             94
  Retained earnings.................      19,592       (3,663)      1,112             708          17,749
  Foreign currency translation
     adjustment.....................         (62)         (82)                         62             (82)
                                         -------      -------     -------         -------        --------
     Total stockholders' equity.....      19,624       (2,395)      1,246            (714)         17,761
                                         -------      -------     -------         -------        --------
       Totals.......................     $90,315      $29,349     $14,353         $(7,019)       $126,998
                                         =======      =======     =======         =======        ========

                             LDM TECHNOLOGIES, INC.



   CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 29, 1996 (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



                                           LDM
                                      TECHNOLOGIES,     LDM     NONGUARANTOR   CONSOLIDATING
                                          INC.        CANADA    SUBSIDIARIES      ENTRIES      CONSOLIDATED
                                      -------------   -------   ------------   -------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.........     $     9      $    17     $ 2,096         $              $  2,122
  Trade accounts receivable, less
     allowance for doubtful
     accounts.......................      25,483        9,405       1,906          (1,312)         35,482
  Raw materials.....................       4,274        2,250       1,189                           7,713
  Work in process...................         950          279         139                           1,368
  Finished goods....................       1,833          488         431                           2,752
  Mold costs........................       4,277          399       2,453                           7,129
  Deferred income taxes.............         624                      205                             829
  Other current assets..............         165          218          71                             454
                                         -------      -------     -------         -------        --------
     Total current assets...........      37,615       13,056       8,490          (1,312)         57,849
Cash and equivalents restricted to
  property, plant and equipment.....         658                                                      658
Property, plant, and equipment, less
  accumulated depreciation..........      40,441       16,040       2,475                          58,956
Notes receivable due from
  affiliates........................       3,909                                   (3,909)
Investment in subsidiaries..........         514                                     (514)
Other assets........................         548          165         585                           1,298
                                         -------      -------     -------         -------        --------
     Totals.........................     $83,685      $29,261     $11,550         $(5,735)       $118,761
                                         =======      =======     =======         =======        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Lines of credit and revolving loan
     in default.....................     $15,500      $ 3,634     $ 1,801         $              $ 20,935
  Long-term debt in default.........      17,781        9,641                                      27,422
  Accounts payable..................      18,152       11,896       2,091          (1,305)         30,834
  Accrued liabilities...............       4,605          845       2,148                           7,598
  Accrued payroll and withholding
     taxes..........................       4,202                                                    4,202
  Advance mold payments from
     customers......................                       45       3,616                           3,661
  Income taxes payable..............       2,087            8                                       2,095
  Current portion of long-term
     debt...........................       1,168            4         148                           1,320
                                         -------      -------     -------         -------        --------
     Total current liabilities......      63,495       26,073       9,804          (1,305)         98,067
Long-term debt -- net of current
  portion...........................       1,920            2         187                           2,109
Deferred income taxes...............         526                      315                             841
Notes payable due to affiliates.....                    3,909                      (3,909)
Minority interest in subsidiaries...         422                                                      422
Stockholders' Equity
  Common Stock (par value $.10,
     issued and outstanding 600
     shares; authorized 100,000
     shares)........................                    1,350           1          (1,351)
  Additional paid-in capital........          94                      133            (133)             94
  Retained earnings.................      17,290       (2,011)      1,110             901          17,290
  Foreign currency translation
     adjustment.....................         (62)         (62)                         62             (62)
                                         -------      -------     -------         -------        --------
     Total stockholders' equity.....      17,322         (723)      1,244            (521)         17,322
                                         -------      -------     -------         -------        --------
       Totals.......................     $83,685      $29,261     $11,550         $(5,735)       $118,761
                                         =======      =======     =======         =======        ========

                             LDM TECHNOLOGIES, INC.


 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THREE MONTHS ENDED DECEMBER
                                    29, 1996


                                  (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



                                             LDM
                                        TECHNOLOGIES,      LDM      NONGUARANTOR    CONSOLIDATING
                                            INC.         CANADA     SUBSIDIARIES       ENTRIES       CONSOLIDATED
                                        -------------    -------    ------------    -------------    ------------
Revenues:
  Net product sales.................       $37,416       $ 8,158       $5,939          $ (454)         $51,059
  Net tooling sales.................           876           311           19                            1,206
                                           -------       -------       ------          ------          -------
                                            38,292         8,469        5,958            (454)          52,265
Cost of sales:
  Cost of product sales.............        28,957         9,279        5,743            (454)          43,525
  Cost of tooling sales.............           505           272           15                              792
                                           -------       -------       ------          ------          -------
                                            29,462         9,551        5,758            (454)          44,317
                                           -------       -------       ------          ------          -------
     Gross margin...................         8,830        (1,082)         200                            7,948
Selling, general and administrative
  expenses..........................         5,227           518          518                            6,263
                                           -------       -------       ------          ------          -------
     Operating profit (loss)........         3,603        (1,600)        (318)                           1,685
Interest expense....................          (808)         (312)         (62)             58           (1,124)
Other income (expense), net.........            86           259            7             (58)             294
Equity in net loss of
  subsidiaries......................        (1,264)                                     1,264
                                           -------       -------       ------          ------          -------
Income (loss) from continuing
  operations before income taxes and
  minority interest.................         1,617        (1,653)        (373)          1,264              855
Provision for income taxes..........         1,159          (579)        (132)                             448
                                           -------       -------       ------          ------          -------
Income (loss) from continuing
  operations before minority
  interest..........................           458        (1,074)        (241)          1,264              407
Minority interest...................                                       51                               51
                                           -------       -------       ------          ------          -------
Net income (loss)...................       $   458       $(1,074)      $ (190)         $1,264          $   458
                                           =======       =======       ======          ======          =======

                             LDM TECHNOLOGIES, INC.


 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THREE MONTHS ENDED DECEMBER
                                    24, 1995


                                  (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



                                              LDM
                                         TECHNOLOGIES,     LDM      NONGUARANTOR    CONSOLIDATING
                                             INC.         CANADA    SUBSIDIARIES       ENTRIES       CONSOLIDATED
                                         -------------    ------    ------------    -------------    ------------
Revenues:
  Net product sales..................       $34,140       $8,507       $5,372           $(613)         $47,406
  Net tooling sales..................         4,187        1,351          203                            5,741
                                            -------       ------       ------           -----          -------
                                             38,327        9,858        5,575            (613)          53,147
Cost of sales:
  Cost of product sales..............        28,062        7,244        4,918            (492)          39,732
  Cost of tooling sales..............         3,947        1,301          193            (223)           5,218
                                            -------       ------       ------           -----          -------
                                             32,009        8,545        5,111            (715)          44,950
                                            -------       ------       ------           -----          -------
     Gross margin....................         6,318        1,313          464             102            8,197
Selling, general and administrative
  expenses...........................         5,652          552          523                            6,727
                                            -------       ------       ------           -----          -------
     Operating profit................           666          761          (59)            102            1,470
Interest expense.....................          (575)        (258)         (62)             (4)            (899)
Other income (expense), net..........            (4)          (6)           1             (98)            (107)
Equity in net income of
  subsidiaries.......................           752                                      (752)
                                            -------       ------       ------           -----          -------
Income from continuing operations
  before income taxes, minority
  interest and extraordinary item....           839          497         (120)           (752)             464
Provision for income taxes...........           256          424          (33)                             647
                                            -------       ------       ------           -----          -------
Income from continuing operations
  before minority interest and
  extraordinary item.................           583           73          (87)           (752)            (183)
Minority interest....................                                      12                               12
                                            -------       ------       ------           -----          -------
Income (loss) from continuing
  operations before extraordinary
  item...............................           583           73          (75)           (752)            (171)
Loss from discontinued operations,
  net of income taxes and minority
  interest...........................            14                                                         14
                                            -------       ------       ------           -----          -------
Income (loss) before extraordinary
  item...............................           597           73          (75)           (752)            (157)
Extraordinary gain on debt
  refinancing, no income tax
  effect.............................                        754                                           754
                                            -------       ------       ------           -----          -------
Net income (loss)....................       $   597       $  827       $  (75)          $(752)         $   597
                                            =======       ======       ======           =====          =======

                             LDM TECHNOLOGIES, INC.



CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THREE MONTHS ENDED DECEMBER
                              29, 1996 (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



                                           LDM
                                      TECHNOLOGIES,     LDM     NONGUARANTOR   CONSOLIDATING
                                          INC.        CANADA    SUBSIDIARIES      ENTRIES      CONSOLIDATED
                                      -------------   -------   ------------   -------------   ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income (loss)...................     $   458      $(1,074)    $  (190)        $ 1,264        $   458
Other...............................           5                                                       5
Equity in subsidiaries earnings.....       1,264                                   (1,264)
Depreciation and amortization.......       1,487          534         194                          2,215
Increase (decrease) in cash due to
  changes in:
  Accounts receivable...............       2,393        2,536          40                          4,969
  Inventory and mold costs..........      (2,755)      (1,067)     (4,416)                        (8,238)
  Other current assets..............        (217)        (106)         10                           (313)
  Accounts payable and accrued
     liabilities....................      (1,137)       2,003       4,262                          5,128
  Income taxes payable..............       1,000         (587)       (360)                            53
  Other assets......................        (315)                     530                            215
                                         -------      -------     -------         -------        -------
     NET CASH PROVIDED BY OPERATING
       ACTIVITIES...................       2,183        2,239          70                          4,492
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Additions to property, plant, and
  equipment.........................      (2,886)      (2,192)       (222)                        (5,300)
Proceeds from disposals of property,
  plant, and equipment..............           2                                                       2
Use of Investments restricted to
  property, plant, and equipment....         279                                                     279
Deposits for purchase of Molmec.....      (2,000)                                                 (2,000)
                                         -------      -------     -------         -------        -------
     NET CASH USED FOR INVESTING
       ACTIVITIES...................      (4,605)      (2,192)       (222)                        (7,019)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Costs associated with debt
  acquisition.......................        (443)                                                   (443)
Payments on long-term debt..........        (683)                                                   (683)
Net proceeds from line of credit
  borrowings........................       3,549          (60)       (138)                         3,351
                                         -------      -------     -------         -------        -------
     NET CASH PROVIDED BY FINANCING
       ACTIVITIES...................       2,423          (60)       (138)                         2,225
Net cash change.....................           1          (13)       (290)                          (302)
Cash at beginning of period.........           9           17       2,096                          2,122
                                         -------      -------     -------         -------        -------
Cash at end of period...............     $    10      $     4     $ 1,806         $              $ 1,820
                                         =======      =======     =======         =======        =======

                             LDM TECHNOLOGIES, INC.



CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THREE MONTHS ENDED DECEMBER
                              24, 1995 (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



                                           LDM
                                      TECHNOLOGIES,     LDM     NONGUARANTOR   CONSOLIDATING
                                          INC.        CANADA    SUBSIDIARIES      ENTRIES      CONSOLIDATED
                                      -------------   -------   ------------   -------------   ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income (loss)...................     $   597      $   827     $   (75)         $(752)        $   597
Gain on refinancing of debt.........                     (754)                                      (754)
Other...............................         (42)         424                                        382
Equity in subsidiaries earnings.....        (752)                                    752
Depreciation and amortization.......       1,133          458         201                          1,792
Increase (decrease) in cash due to
  changes in:
  Accounts receivable...............      (3,156)       2,592       2,306                          1,742
  Inventory and mold costs..........         416          404        (121)                           699
  Other current assets..............         (23)         177          23                            177
  Accounts payable and accrued
     liabilities....................      (1,291)      (3,525)     (2,503)                        (7,319)
  Income taxes payable..............         (79)          (9)        (30)                          (118)
  Other assets......................         (65)          40         224                            199
                                         -------      -------     -------          -----         -------
     NET CASH PROVIDED BY OPERATING
       ACTIVITIES...................      (3,262)         634          25                         (2,603)
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Additions to property, plant, and
  equipment.........................      (2,379)        (567)       (403)                        (3,349)
Proceeds from disposals of property,
  plant, and equipment..............
Use of investments restricted to
  property, plant and equipment.....       1,425                                                   1,425
                                         -------      -------     -------          -----         -------
     NET CASH USED FOR INVESTING
       ACTIVITIES...................        (954)        (567)       (403)                        (1,924)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Proceeds from long-term debt........       7,779        1,628                                      9,407
Costs associated with debt
  acquisition.......................        (182)                                                   (182)
Payments on long-term debt..........      (2,229)                                                 (2,229)
Net proceeds from line of credit
  borrowings........................      (1,352)      (1,676)        463                         (2,565)
                                         -------      -------     -------          -----         -------
     NET CASH PROVIDED BY FINANCING
       ACTIVITIES...................       4,016          (48)        463                          4,431
Net cash change.....................        (200)          19          85                            (96)
Cash at beginning of period.........         811           55         272                          1,138
                                         -------      -------     -------          -----         -------
Cash at end of period...............     $   611      $    74     $   357          $             $ 1,042
                                         =======      =======     =======          =====         =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders,
Molmec, Inc.:

     We have audited the accompanying balance sheets of MOLMEC, INC. (a Michigan corporation) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Molmec, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As explained in Note 1 to the financial statements, effective January 1, 1995 and 1996, the Company changed its method of accounting for inventories.

Detroit, Michigan,
March 27, 1997                                               Arthur Andersen LLP

                                  MOLMEC, INC.

                                 BALANCE SHEET
                        AS OF DECEMBER 31, 1996 AND 1995

                                                                   1996           1995
                                                                -----------    -----------
ASSETS
Current assets:
  Cash......................................................    $   602,171    $        --
  Accounts receivable --
    Trade (less allowance for doubtful accounts of $43,055
     and $38,000 in 1996 and 1995, respectively)............      9,840,074     10,780,921
    Other...................................................         88,131        246,852
  Inventories --
    Raw materials and component parts.......................      1,406,676      2,093,473
    Work-in-process and finished goods......................      1,002,077      1,747,876
  Prepaid tooling...........................................        161,283        937,344
  Prepaid expenses and other................................        597,064        214,693
                                                                -----------    -----------
         Total current assets...............................     13,697,476     16,021,159
                                                                -----------    -----------
Property, plant and equipment, at cost:
  Land......................................................        758,875        688,893
  Buildings and improvements................................      9,976,812      9,642,887
  Machinery and equipment...................................     25,048,880     24,344,638
  Furniture and fixtures....................................      1,804,178      1,588,291
                                                                -----------    -----------
                                                                 37,588,745     36,264,709
  Less -- Accumulated depreciation and amortization.........     22,614,878     20,297,927
                                                                -----------    -----------
         Net property, plant and equipment..................     14,973,867     15,966,782
                                                                -----------    -----------
Other assets:
  Cash surrender value of officers' life insurance (face
    amount of $7,237,500 and $7,200,000 in 1996 and 1995,
    respectively)...........................................        342,280        349,780
  Other, net................................................        121,309        247,259
                                                                -----------    -----------
         Total other assets.................................        463,589        597,039
                                                                -----------    -----------
         Total assets.......................................    $29,134,932    $32,584,980
                                                                ===========    ===========
LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities:
  Current portion of long-term debt --
    Real estate.............................................    $   294,424    $   296,123
    Equipment and other.....................................      1,299,545      1,298,877
  Borrowings under line of credit...........................      1,043,617      5,824,571
  Accounts payable..........................................      5,516,231      8,820,920
  Accounts payable -- related parties.......................             --        406,907
  Accrued workers' compensation.............................         98,590        150,085
  Accrued liabilities.......................................        545,703        776,156
                                                                -----------    -----------
         Total current liabilities..........................      8,798,110     17,573,639
                                                                -----------    -----------
Long-term liabilities, less current portions above:
    Real estate debt........................................      1,356,515      1,667,343
    Equipment and other debt................................      6,557,150      9,277,462
    Accrued workers' compensation...........................        281,740        290,234
    Other long-term liabilities.............................        102,000        100,000
                                                                -----------    -----------
         Total long-term liabilities........................      8,297,405     11,335,039
                                                                -----------    -----------
Stockholders' investment:
  Common stock, $1 par value, 1,500,000 shares authorized,
    110,699 and 100,736 shares issued and outstanding in
    1996 and 1995, respectively.............................        110,699        100,736
  Paid-in capital...........................................        874,276        209,239
  Retained earnings.........................................     11,214,985      3,526,870
                                                                -----------    -----------
                                                                 12,199,960      3,836,845
Less -- Notes receivable from sale of stock.................        160,543        160,543
                                                                -----------    -----------
         Total stockholders' investment.....................     12,039,417      3,676,302
                                                                -----------    -----------
         Total liabilities and stockholder's investment.....    $29,134,932    $32,584,980
                                                                ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

                                  MOLMEC, INC.

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                             1996           1995           1994
                                                          -----------    -----------    -----------
Net sales:
  Molding.............................................    $80,339,492    $72,661,670    $73,411,584
  Tooling.............................................      7,773,994     10,205,694      6,551,600
                                                          -----------    -----------    -----------
                                                           88,113,486     82,867,364     79,963,184
                                                          -----------    -----------    -----------
Cost of sales:
  Material............................................     19,057,152     18,253,264     19,673,951
  Component costs.....................................     14,831,994     13,763,173     15,198,306
  Direct labor........................................      5,418,926      6,080,403      7,246,749
  Manufacturing and subcontracting expenses...........     19,426,028     24,732,300     23,052,407
  Tooling.............................................      7,283,963     10,071,876      6,164,889
                                                          -----------    -----------    -----------
                                                           66,018,063     72,901,016     71,336,302
                                                          -----------    -----------    -----------
     Gross profit.....................................     22,095,423      9,966,348      8,626,882
Selling and administrative expenses...................     11,863,047      9,285,017      9,184,737
Stock plan compensation expense.......................      1,200,000             --             --
                                                          -----------    -----------    -----------
     Operating income (loss)..........................      9,032,376        681,331       (557,855)
                                                          -----------    -----------    -----------
Other income (expense):
  Gain on sale of joint venture.......................             --             --      1,146,933
  Interest expense, net...............................     (1,194,710)    (1,545,772)      (714,638)
  Equity income from joint venture....................             --             --        119,113
                                                          -----------    -----------    -----------
     Total other income (expense).....................     (1,194,710)    (1,545,772)       551,408
                                                          -----------    -----------    -----------
Net income (loss) before cumulative effect of change
  in accounting principle.............................      7,837,666       (864,441)        (6,447)
Cumulative effect of change in accounting principle...       (149,551)            --             --
                                                          -----------    -----------    -----------
Net income (loss).....................................    $ 7,688,115    $  (864,441)   $    (6,447)
                                                          ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                                  MOLMEC, INC.

                     STATEMENTS OF STOCKHOLDERS' INVESTMENT
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                       COMMON     PAID-IN     RETAINED       NOTES
                                       STOCK      CAPITAL     EARNINGS     RECEIVABLE      TOTAL
                                      --------   ---------   -----------   ----------   -----------
Balance December 31, 1993...........  $151,808   $ 443,997   $ 8,851,428   $ (91,664)   $ 9,355,569
  Distributions to stockholders.....        --          --    (1,000,000)         --     (1,000,000)
  Redemption of stock...............   (49,664)   (118,790)   (3,453,670)         --     (3,622,124)
  Net loss                                  --          --        (6,447)         --         (6,447)
                                      --------   ---------   -----------   ---------    -----------
Balance December 31, 1994...........   102,144     325,207     4,391,311     (91,664)     4,726,998
  Redemption of stock...............    (2,918)   (183,337)           --          --       (186,255)
  Sale of common stock..............     1,510      67,369            --     (68,879)            --
  Net loss                                  --          --      (864,441)         --       (864,441)
                                      --------   ---------   -----------   ---------    -----------
Balance December 31, 1995              100,736     209,239     3,526,870    (160,543)     3,676,302
  Sale of stock.....................     9,963     665,037            --          --        675,000
  Net income........................        --          --     7,688,115          --      7,688,115
                                      --------   ---------   -----------   ---------    -----------
Balance December 31, 1996...........  $110,699   $ 874,276   $11,214,985   $(160,543)   $12,039,417
                                      ========   =========   ===========   =========    ===========

        The accompanying notes are an integral part of these statements.

                                  MOLMEC, INC.

                            STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                                 1996          1995          1994
                                                              -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ 7,688,115   $  (864,441)  $    (6,447)
Adjustments to reconcile net income (loss) to net cash
  provided by
  (used in) operations --
  Cumulative effect of change in accounting principle.......      149,551            --            --
  LIFO provision (credit)...................................     (347,154)      165,169       (21,483)
  Depreciation and amortization.............................    2,418,838     2,423,793     2,016,439
  Distribution of stock to employees (Note 7)...............      675,000            --            --
  Gain on sale of joint venture.............................           --            --    (1,146,933)
  Equity income from joint venture..........................           --            --      (119,113)
  (Gain) loss on sale of property, plant and equipment......      (86,222)      (18,343)        2,319
  Source (use) of cash resulting from change in assets and
    liabilities --
    Accounts receivable, net................................    1,099,568     1,587,324    (1,931,274)
    Inventories.............................................    1,630,199       234,563    (1,310,963)
    Prepaid expenses........................................      393,690       655,607    (1,298,242)
    Other assets............................................      125,950         2,868        13,901
    Accounts payable........................................   (3,711,596)   (1,898,800)    3,317,392
    Accrued liabilities and other...........................     (288,442)      (53,985)     (402,180)
                                                              -----------   -----------   -----------
      NET CASH PROVIDED BY (USED IN) OPERATIONS                 9,747,497     2,233,755      (886,584)
                                                              -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment..................   (1,355,941)   (5,046,825)   (4,235,743)
Proceeds from sale of property, plant and equipment.........       16,240        39,300         8,425
(Increase) decrease in restricted cash and cash
  equivalents...............................................           --     2,471,124    (2,471,124)
Decrease in cash surrender value of officers' life
  insurance, net............................................        7,500         2,548        18,053
Proceeds from sale of joint venture.........................           --            --     3,760,134
Deposits on machinery and equipment.........................           --            --    (1,885,884)
                                                              -----------   -----------   -----------
      NET CASH USED IN INVESTING ACTIVITIES.................   (1,332,201)   (2,533,853)   (4,806,139)
                                                              -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under line of credit
  agreement.................................................   (4,780,954)     (536,050)    2,537,025
Redemption of common stock..................................           --      (107,255)   (3,622,124)
Distributions to stockholders                                          --            --    (1,000,000)
Proceeds from long-term debt................................       77,270     1,956,065     8,612,683
Repayment of long-term debt.................................   (3,109,441)   (1,012,662)     (834,861)
                                                              -----------   -----------   -----------
      NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES...   (7,813,125)      300,098     5,692,723
                                                              -----------   -----------   -----------
Change in cash and cash equivalents.........................      602,171            --            --
Cash and cash equivalents, beginning of year                           --            --            --
                                                              -----------   -----------   -----------
Cash and cash equivalents, end of year......................  $   602,171   $        --   $        --
                                                              ===========   ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION --
  Cash paid for interest....................................  $ 1,239,000   $ 1,553,000   $   677,000
                                                              ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITY --
Issuance of 1,510 shares of common stock in exchange for a
  note receivable...........................................  $        --   $    68,879   $        --
                                                              ===========   ===========   ===========
Retirement of 1,459 shares of common stock in exchange for a
  note payable..............................................  $        --   $    79,000   $        --
                                                              ===========   ===========   ===========
Purchases of property, plant and equipment funded by
  deposits on machinery and equipment.......................  $        --   $ 1,885,884   $        --
                                                              ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                                  MOLMEC, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS OF THE COMPANY

     Molmec, Inc. (the Company) is engaged in the manufacturing and assembly of plastic parts primarily for the domestic automotive industry. The Company grants credit on standard industry terms.

     For the years ended December 31, 1996, 1995 and 1994 sales to two customers represented 68%, 72% and 66%, respectively, of net sales.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. Automotive manufacturers comprise a significant portion of the Company's customer base. Trade receivables from the Company's two largest customers represented approximately 57% and 66% of the Company's total trade receivables as of December 31, 1996 and 1995, respectively.

     The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

INVENTORIES

     At December 31, 1994, the Company valued certain raw material inventory and the raw material content of finished goods inventory at the lower of cost, using the last-in, first-out (LIFO) method of accounting, or market. The remaining inventory was valued using the first-in, first-out (FIFO) method. During 1995, the Company changed its method of accounting for the remaining inventory to the LIFO method of accounting to conform with the raw materials inventory. The effect of the change in 1995 was to increase the net loss by $165,000. The cumulative effect of this accounting change can not be reasonably determined.

     Effective January 1, 1996 the Company changed its LIFO method to more accurately reflect LIFO costs. The cumulative effect of this accounting change on periods prior to January 1, 1996 resulted in a $149,551 decrease in net income in 1996. The effect of this change on the results of operations in 1996 was to decrease net income before cumulative effect of change in accounting principles by approximately $304,000.

     Under the LIFO method, quantity increments are valued at the most recent purchase price and base quantities are valued in base year dollars. Had the FIFO method been used for all inventories, inventories would have been increased by $670,770 and $868,373 at December 31, 1996 and 1995, respectively.

INVESTMENT IN JOINT VENTURE

     During 1994, the Company sold its 50% share in a joint venture. This investment was accounted for on the equity method. The joint venture was in a similar line of business to that of the Company. As a result of the sale, the Company recorded a gain on the sale, net of related reorganization expenses, which has been reflected in the accompanying 1994 statement of operations.

                                  MOLMEC, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEPRECIATION AND AMORTIZATION

     Depreciable property, stated at cost, is depreciated over the estimated useful lives of the assets, using principally accelerated methods as follows:

Buildings and improvements...............................    15 to 39 years
Machinery and equipment..................................    3 to  7 years
Furniture and fixtures...................................    3 to  7 years
Computers and software...................................    3 years

     Amortizable assets are amortized over a 15 year period.

HARTLAND PLANT CONSTRUCTION

     During 1994, the Company began construction of a new plant located in Hartland, Michigan. The Company financed the construction through the issuance of $5,000,000 in Demand Limited Obligation Revenue Bonds. The proceeds from the bonds were restricted in their use to costs related to the construction of the Hartland plant.

     As of December 31, 1994, the unused proceeds from the bond issuance amounted to $2,471,124. During 1995, construction on the plant was completed using the balance of the restricted cash. The Company began depreciating all related assets over their estimated useful lives. No depreciation expense was taken on these assets for the year ended December 31, 1994, as they had not yet been placed into service.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1995 and 1994 financial statements to conform with the 1996 presentation.

2. LINE OF CREDIT

     The Company has a line of credit with a bank. The Company may borrow up to $11,000,000 with interest at 1 1/4% above the prime rate (8.75% and 9.75% at December 31, 1996 and 1995, respectively). Borrowings under this line of credit are secured by trade accounts receivable and totaled $1,043,617 and $5,824,571 at December 31, 1996 and 1995, respectively.

                                  MOLMEC, INC.

3. LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                                   1996          1995
                                                                ----------    -----------
Demand Limited Obligation Revenue Bonds, interest at a
  variable rate (4% at December 31, 1996 and 1995,
  respectively), payable in annual installments ranging from
  $160,000 to $630,000 plus interest beginning December 1996 through 2009, collateralized by a letter of credit and a
  first security interest in substantially all assets of the
  Company...................................................    $4,415,000    $ 5,000,000
Term loan, interest at 9.93%, payable in monthly
  installments of $41,667 plus interest through November
  2001, collateralized by all assets of the Company.........     2,458,333      2,958,333
Mortgage note, interest at 8.5%, payable in monthly
  installments of $10,417 plus interest through July 1998
  and $12,500 from August 1998 through July 1999,
  collateralized by real estate.............................     1,123,348      1,248,333
Term loan, interest at 8.5%, payable in monthly installments of $25,000 plus interest through February 2000,
  collateralized by trade accounts receivable, inventories,
  real estate, machinery and equipment and furniture and
  fixtures..................................................       925,000      1,225,000
Term loan, interest at 9%, payable in monthly installments
  of $3,036 through August 2002, collateralized by
  equipment.................................................       206,429        242,858
Capital lease obligation, interest at 8.6%, payable in
  monthly installments of $4,725 through July 2000,
  collateralized by equipment...............................       170,927        156,673
Notes payable, other........................................       208,597        208,608
Subordinated notes payable to shareholders, interest at 18%, collateralized by a real estate mortgage and a second
  security interest in all property of the Company..........            --      1,500,000
                                                                ----------    -----------
                                                                 9,507,634     12,539,805
Less -- Current portion.....................................     1,593,969      1,595,000
                                                                ----------    -----------
                                                                $7,913,665    $10,944,805
                                                                ==========    ===========

     The following is a summary of future principal payments at December 31, 1996:

                         YEAR ENDED                               AMOUNT
                         ----------                               ------
  1997......................................................    $1,593,969
  1998......................................................     1,611,607
  1999......................................................     2,348,212
  2000......................................................     1,195,875
  2001......................................................     1,126,836
  Thereafter................................................     1,631,135
                                                                ----------
                                                                $9,507,634
                                                                ==========

     The term loan agreements and line of credit (see Note 2) above contain various restrictive covenants which, among other restrictions, require certain levels of stockholders' investment, net income, debt to equity and working capital. As of December 31, 1996, the Company was in compliance with all debt covenants.

     The fair value of long-term debt has been estimated using the expected future cash flows discounted at market interest rates. The carrying amount of long-term debt approximates fair value.

                                  MOLMEC, INC.

4. WORKERS' COMPENSATION INSURANCE

     The Company has a self-insurance program to provide statutory workers' compensation coverage. Reinsurance coverage is carried for risks in excess of $300,000 per occurrence and $1,590,833 in aggregate for the two year period ending July 1, 1998. The Company incurred workers' compensation expense of approximately $395,000, $363,000 and $502,000 during the years ended December 31, 1996, 1995 and 1994, respectively.

5. INCOME TAXES

     The Company has elected to be treated as a Small Business Corporation under Subchapter S of the Internal Revenue Code. Therefore, taxable income of the Company is included in the taxable income of the individual stockholders, and no provision for Federal income taxes has been included in the statement of operations.

6. STOCK REPURCHASE AGREEMENTS

     Under the provisions of agreements between the Company and its stockholders, the Company has agreed, among other things, to purchase at an agreed value the shares held by any stockholder in the event of his death or termination of employment. The agreements are partially funded by both term and whole life insurance policies on the lives of the stockholders.

7. EMPLOYEE CASH AND STOCK BONUS PLAN

     Effective April 11, 1995, the Board of Directors approved a Cash and Stock Bonus Plan (Stock Plan). The Stock Plan provided for a fixed percentage of pre-tax operating income to be set aside and distributed in the form of cash and common stock to certain key employees of the Company, as determined by the Board of Directors. Stock awards vested upon three years employment from the date of grant. The Stock Plan also provided for additional rewards upon sale or merger of the Company. The Company did not issue any awards during 1995.

     On June 18, 1996, as part of a settlement with key employees to terminate the Stock Plan, the Company granted to certain key employees 9,963 shares of common stock, valued at $675,000, plus an additional cash payment of approximately $525,000. The Stock Plan was terminated on June 18, 1996.

     Effective January 1, 1996, the Board of Directors approved a Key Employee Cash Bonus Plan (Cash Plan). The Cash Plan provides for a fixed percentage of pre-tax operating income to be set aside and paid in cash to certain key employees of the Company, as determined annually by the Board of Directors. The Company paid approximately $903,000 under this plan during 1996.

8. TRANSACTIONS WITH RELATED PARTIES

     The Company purchases certain tooling from an affiliated entity. These purchases totaled approximately $1,691,000, $2,650,000, and $2,059,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company leases a manufacturing facility from an affiliated entity. The lease requires monthly payments of $13,500 through August 1997.

9. ENVIRONMENTAL RESERVE

     During 1993, the Company became aware of the need to perform some environmental clean-up at one of its plants. The Company is in the process of identifying the required clean-up costs and performing the necessary clean-up. The Company has a reserve of $102,000 and $100,000 as of December 31, 1996 and 1995, respectively, which reflects the Company's best estimate of the remaining clean-up cost. The Company will

                                  MOLMEC, INC.

9. ENVIRONMENTAL RESERVE (CONTINUED)
continue to review the adequacy of the reserve on a periodic basis and make such adjustments to its reserve as may then be appropriate.

10. REDEMPTION OF STOCK

     During 1994, the Company repurchased the outstanding shares of stock of one of it stockholders. A total of 49,664 shares of stock were redeemed for approximately $3,600,000. This transaction was financed through a term loan from a bank.

11. BENEFIT PLAN

     Effective January 1, 1989, the Company adopted the Molmec, Inc. MI Choice Retirement and Savings 401k Plan and Trust (the Plan).

     All full-time employees of the Company are eligible to participate in the Plan once they have completed one year of credited service and have attained age eighteen.

     The Plan is a defined contribution plan, qualified as a profit sharing plan under Section 401(k) of the Internal Revenue Code. The Plan allows eligible employees to contribute up to 15% of their compensation not to exceed certain limits set forth by the Internal Revenue Service. The Plan provides that the Company may make an annual matching contribution of up to $1,000 per participant. Effective January 1, 1996, the Company amended the Plan to limit the annual matching contribution to years in which the Company generates net income.

     Contributions made by the Company amounted to approximately $80,000 and $75,000 for the years ended December 31, 1995 and 1994, respectively. As of December 31, 1996, the Company has accrued contributions for the year then ended of approximately $80,000.

12. SUBSEQUENT EVENT

     Subsequent to December 31, 1996, the Company sold substantially all of its assets and transferred substantially all of its liabilities to the purchaser.

             ======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS OFFERING MEMORANDUM, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS OFFERING MEMORANDUM NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    1
Risk Factors...............................   11
Use of Proceeds............................   17
Capitalization.............................   17
The Exchange Offer.........................   18
Unaudited Pro Forma Consolidated Financial
  Information..............................   25
Notes to Unaudited Pro Forma Condensed
  Consolidated Financial Information.......   26
Unaudited Pro Forma Consolidated Interim
  Financial Information....................   27
Notes to Unaudited Pro Forma Condensed
  Consolidated Interim Financial
  Information..............................   29
Selected Financial Data -- LDM.............   30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations -- LDM........................   32
Selected Financial Data -- Molmec..........   38
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations -- Molmec.....................   39
Business...................................   41
Management.................................   52
Beneficial Ownership of Capital Stock......   54
Certain Transactions.......................   54
Description of New Notes...................   56
Description of Senior Debt.................   81
Certain U.S. Federal Income Tax
  Considerations Relating to the Exchange
  Offer....................................   84
Old Notes; Registration Rights.............   86
Book Entry; Delivery and Form..............   87
Plan of Distribution.......................   89
Legal Matters..............................   90
Experts....................................   90
Index to Financial Statements..............  F-1


    UNTIL JUNE 8, 1997, (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ======================================================
             ======================================================

                                  $110,000,000

                                    LDM LOGO
                             LDM TECHNOLOGIES, INC.

                          10 3/4% SENIOR SUBORDINATED
                            NOTES DUE 2007, SERIES B

                                  ------------

                                   PROSPECTUS

                                  ------------
                           OFFER TO EXCHANGE 10 3/4%
                           SENIOR SUBORDINATED NOTES
                         DUE 2007, SERIES A FOR 10 3/4%
                           SENIOR SUBORDINATED NOTES
                               DUE 2007, SERIES B

                                 APRIL 29, 1997


             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA") govern the indemnification of officers, directors and other persons. In this regard, the MBCA provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the Company or its shareholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful). Such indemnification may be made against (a) expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by, or in the right of, the Company) arising by reason of the fact that they were serving as a director, officer, employee or agent of the Company (or some other entity at the Company's request), and (b) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or suit by, or in the right of, the Company, unless the director or officer is found liable to the Company and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification. The MBCA requires indemnification for expenses to the extent that a director or office is successful in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (a) and
(b) above be made only on a determination by a majority vote of a quorum of the Board of Directors comprised of members who were not parties to or threatened to be made parties to such action. In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct set forth in the MBCA, and (ii) a written undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he or she is entitled to indemnification and a determination that the facts then known to those making the advance would not preclude indemnification. The Company's Articles of Incorporation do not provide indemnification rights.

     The Company's Bylaws contain indemnification provisions which provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer or employee of the Company or is, or while serving as such a director, officer or employee was, serving at the request of the Company as a director, officer, employee or agent of another corporation, against all liability and reasonable expenses (including attorney's fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

EXHIBIT                                                                 SEQUENTIAL
NUMBER                      DESCRIPTION OF EXHIBITS                      PAGE NO.
-------                     -----------------------                     ----------
 3.1      Articles of Incorporation of LDM Technologies, Inc. (the
          "Company"), as amended
 3.2      Articles of Organization of LDM Holdings, L.L.C. ("LDM
          Holdings")
 3.3      Certificate of Limited Partnership of LDM Canada Limited
          Partnership ("LDM Partnership"), as amended
 3.4      Articles of Incorporation of Arrow Molded Plastics of
          Canada, Inc., Certificate of Incorporation of 3001422 Nova
          Scotia Company, and Certificates of Status, of Registration,
          and of Amalgamation for LDM Technologies Company ("LDM
          Canada")
 3.5      By-laws of the Company
 3.6      Operating Agreement of LDM Holdings
 3.7      Amended and Restated Limited Partnership Agreement of LDM
          Partnership
 3.8      Articles of Association of LDM Canada
 4.1      Indenture dated as of January 15, 1997 by and among the
          Company, LDM Holdings, LDM Partnership, LDM Canada and IBJ
          Schroder Bank & Trust Company, as Trustee
 4.2      Form of 10 3/4% Senior Subordinated Note Due 2007, Series B
 4.3      Form of Guarantee
 5        Opinion of Dickinson, Wright, Moon, Van Dusen and Freeman
10.1      Purchase Agreement dated November 4, 1996, as amended on
          November 27, 1996, December 23, 1996 and January 21, 1997
          between the Company and Molmec, Inc.
10.2      Loan and Security Agreement dated as of January 22, 1997 by and between the Company, as Borrower, and BankAmerica
          Business Credit, Inc. ("BankAmerica"), as Agent for the
          Lenders
10.3      Pledge and Security Agreements dated as of January 22, 1997 between the Company, LDM Holdings, LDM Partnership, and LDM
          Holding Canada, Inc., as Pledgors, in favor of BankAmerica, as Agent for the Lenders
10.4      Intellectual Property Security Agreement dated as of January
          22, 1997 made by the Company in favor of BankAmerica, as
          Agent for Lenders
10.5      Registration Rights Agreement dated as of January 22, 1997 between the Company, LDM Holdings, LDM Partnership, LDM
          Canada and Smith Barney, Inc.
10.6      Interim Stock Redemption Agreement dated April 22, 1996
          between the Company and Richard J. Nash, Michael Polselli, and Joe Balous
10.7      Stockholder Consent Agreement dated June 10, 1996 between
          the Company, GL Industries of Indiana, Inc., Lawrence M.
          Luke, and Lawrence M. Luke as Trustee of Revocable Living
          Trust Dated March 22, 1996
10.8      Agreement for Exchange of Stock dated July 25, 1996, as
          amended on September 27, 1996 between the Company and
          Michael Polselli
10.9      Promissory Note dated September 28, 1996 between the Company and Michael Polselli
10.10     Debt Subordination Agreement dated September 28, 1996
          between The Huntington National Bank and Michael Polselli
10.11     Production and Non-Competition Agreement dated October 31,
          1996 between the Company and DDM Plastics, Inc.
10.12     Stock Purchase Agreement dated as of December 31, 1996 among
          Geiger technic, Inc., the Company and others

EXHIBIT                                                                 SEQUENTIAL
NUMBER                      DESCRIPTION OF EXHIBITS                      PAGE NO.
-------                     -----------------------                     ----------
10.13     Lease Agreement dated January 7, 1986, as amended on
          September 8, 1986 and December 1, 1994 between Arrow Moulded
          Plastics, Inc., as lessee, and C.J. Edwards Company, Inc., as lessor
10.14     First Amended and Restated Lease Agreement dated April 28,
          1993 between G.L. Industries of Indiana, Inc., as lessee,
          and CPC Associates, Inc., lessor
10.15     Lease Agreement dated August 14, 1984, as amended on August
          13, 1994 and June 1, 1996 between the Company, as lessee,
          and M.O.L. Investments, as assigned by Molmec, Inc. to the
          Company on January 21, 1997
10.16     Lease Agreement dated September 1, 1996 between the Company, as lessee, and Richard J. Nash, Susanna Nash, and Joe Balous as Trustee of the Joe Balous Revocable Living Trust, as
          lessors
10.17     Loan Agreement dated as of December 1, 1994 between Molmec,
          Inc. and the Michigan Strategic Fund
10.18     Amended and Restated Credit Facility and Security Agreement,
          Accounts Receivable, Inventory and Equipment dated March 1,
          1996 between G.L. Industries of Indiana, Inc. and KeyBank
          National Association
10.19     Employment Agreement dated as of January 21, 1997 between
          the Company and Barry A. Kempa
10.20     Sales Representation Agreement dated January 1, 1995 between
          MTH Sales and Arrow Molded Plastics, Inc.
10.21     Sales Representation Agreement dated November 1, 1993
          between Nivco Sales and Arrow Molded Plastics, Inc.
12        Statement of Ratio of Earnings to Fixed Charges
12.1      Pro Forma Computation of Ratio of Earnings to Fixed Charges*
21        Subsidiaries and Affiliates of the Company*
23.1      Consent of Dickinson, Wright, Moon, Van Dusen & Freeman
          (included in Exhibit 5)
23.2      Consent of Ernst & Young LLP for the Company*
23.3      Consent of Arthur Andersen LLP for Molmec*
25        Statement of Eligibility and Qualification, Form T-1, of IBJ
          Schroder Bank & Trust Company
99.1      Form of Letter of Transmittal
99.2      Form of Notice of Guaranteed Delivery


-------------------------
* Filed herewith.

     The Registrant hereby agrees to furnish to the Securities and Exchange Commission, upon request, copies of the following Indentures relating to the issuance of revenue bonds, which Indentures define the rights of holders of long-term debt of the Registrant:

          Trust Indenture dated as of December 1, 1994 between the Michigan Strategic Fund and Society Bank Michigan

          Trust Indenture dated as of April 1, 1995 between Arrow N.A., Inc. and The Huntington National Bank

     (b) Financial Statement Schedules

     None.

     All financial statement schedules have been omitted since the required information is not present, is not present in amounts sufficient to require submission of the schedule or because the required information is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b) 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on the 28th day of April, 1997.


                                          LDM TECHNOLOGIES, INC.

                                          By: /s/ RICHARD J. NASH
                                            ------------------------------------
                                            Richard J. Nash
                                            President and
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities indicated on April 28, 1997.


                   SIGNATURE                                                TITLE
                   ---------                                                -----

              /s/ RICHARD J. NASH                     Director, President and Chief Executive Officer
------------------------------------------------      (principal executive officer)
                Richard J. Nash

                 /s/ JOE BALOUS                       Chairman of the Board and Secretary
------------------------------------------------
                   Joe Balous

              /s/ GARY E. BORUSHKO                    Chief Financial Officer (principal financial
------------------------------------------------      officer)
                Gary E. Borushko

              /s/ JOSEPH E. BLAKE                     Director of Finance (principal accounting officer)
------------------------------------------------
                Joseph E. Blake

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on the 28th day of April, 1997.


                                          LDM HOLDINGS, L.L.C.

                                          By: LDM TECHNOLOGIES, INC.
                                            Its: Member

                                            By: /s/ RICHARD J. NASH
                                              ----------------------------------
                                              Richard J. Nash
                                              President and
                                              Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities indicated on April 28, 1997.


                   SIGNATURES                                               TITLE
                   ----------                                               -----

              /s/ RICHARD J. NASH                     Director, President and Chief Executive Officer
------------------------------------------------      (principal executive officer)
                Richard J. Nash

              /s/ GARY E. BORUSHKO                    Principal Financial and Accounting Officer
------------------------------------------------
                Gary E. Borushko

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on the 28th day of April, 1997.


                                          LDM CANADA LIMITED PARTNERSHIP

                                          By: LDM Holdings, L.L.C.
                                            ------------------------------------
                                            Its: general partner

                                          By: LDM Technologies, Inc.
                                            ------------------------------------
                                            Its: Member

                                          By: /s/ RICHARD J. NASH
                                            ------------------------------------
                                            Richard J. Nash
                                            President and
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities indicated on April 28, 1997.


                   SIGNATURES                                               TITLE
                   ----------                                               -----

              /s/ GARY E. BORUSHKO                    Principal Financial and Accounting Officer
------------------------------------------------
                Gary E. Borushko

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on the 28th day of April, 1997.


                                          LDM TECHNOLOGIES COMPANY

                                          By: /s/ RICHARD J. NASH
                                            ------------------------------------
                                            Richard J. Nash
                                            President and
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities indicated on April 28, 1997.


                   SIGNATURES                                               TITLE
                   ----------                                               -----

              /s/ RICHARD J. NASH                     Director, President and Chief Executive Officer
------------------------------------------------      (principal executive officer)
                Richard J. Nash

                 /s/ JOE BALOUS                       Chairman of the Board and Secretary
------------------------------------------------
                   Joe Balous

              /s/ GARY E. BORUSHKO                    Chief Financial Officer
------------------------------------------------      (principal financial and accounting officer)
                Gary E. Borushko

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
12.1      Pro Forma Computation of Ratio of Earnings to Fixed Charges
21        Subsidiaries and Affiliates of the Company
23.2      Consent of Ernst & Young LLP for the Company
23.3      Consent of Arthur Andersen LLP for Molmec